    As filed with the Securities and Exchange Commission on December 15, 1998
                                                    Registration No. 333-_______
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                         UNITED SECURITY BANCORPORATION
             (Exact name of registrant as specified in its charter)

   WASHINGTON                     6022                           91-1259511
(State or other             (Primary standard                 (I.R.S. employer
jurisdiction of                industrial                    identification no.)
incorporation or             classification
 organization)                code number)

   9506 NORTH NEWPORT HIGHWAY, SPOKANE, WASHINGTON 99218-1200 (509) 467-6949
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                RICHARD C. EMERY
                      President and Chief Executive Officer
                           9506 North Newport Highway
                         Spokane, Washington 99218-1200
                                 (509) 467-6949

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   -----------

                          Copies of communications to:

   STEPHEN M. KLEIN, ESQ.                             GLEN P. GARRISON, ESQ.
 WILLIAM E. BARTHOLDT, ESQ.                           LUCAS D. SCHENCK, ESQ.
      Graham & Dunn PC                                Keller Rohrback, L.L.P.
1420 Fifth Avenue, 33rd Floor                               Suite 3200
  Seattle, Washington 98101                             1201 Third Avenue,
                                                  Seattle, Washington 98101-3052

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
                      The date of mailing of the enclosed
               Prospectus/Joint Proxy Statement to stockholders of
                         United Security Bancorporation
                       and Bancwest Financial Corporation.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================
Title of Each                                Proposed Maximum    Proposed Maximum          Amount of
Class of Securities        Amount Being      Offering Price      Aggregate                 Registration
Being Registered           Registered(1)     Per Share(2)(3)     Offering Price(3)         Fee
=========================================================================================================
Common Stock,
   No Par Value            1,900,000         $6.73               $12,785,346.58            $3,554.33
=========================================================================================================

(1) Represents the estimated maximum number of shares of United Security Bancorporation's common stock, no par value ("USBN common stock"), issuable in exchange for the 365,541 shares of Bancwest Financial Corporation's common stock, no par value ("BFC common stock"), that are outstanding and the 24,613 shares of BFC common stock subject to outstanding options, under the terms of the Agreement and Plan of Merger described in this Registration Statement.

(2) Represents the maximum price per share of USBN common stock issuable in exchange for BFC common stock, based on the Merger exchange ratio.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended ("1933 Act"), on the basis of the per share book value of the BFC common stock at December 1, 1998.

                                    ---------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE 1933 ACT, OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                          [USBN LETTER TO STOCKHOLDERS]



TO OUR STOCKHOLDERS:

         You are cordially invited to attend a special meeting of the stockholders of United Security Bancorporation ("USBN") to be held on January ___, 1999, at [a.m./p.m.] local time at ______________, Spokane, Washington.

         The boards of USBN and of Bancwest Financial Corporation ("BFC") have agreed that USBN will acquire The Bank of the West (the "Bank"), which is a subsidiary of BFC, in a Merger transaction. The Bank will become a subsidiary of USBN, but will continue to operate under its current name and management and in its current locations. Following the Merger, BFC stockholders will become stockholders of USBN.

         The Merger Agreement is described in the accompanying Prospectus/Joint Proxy Statement and a copy is attached to that document. If the Merger is completed, each BFC stockholder will receive 4.7038 shares of USBN common stock for each share of BFC common stock, plus an additional amount, as applicable, based on BFC's net earnings between January 1, 1999 and the date of the Merger. Your board of directors has received an opinion from Pacific Crest Securities, Inc. to the effect that, subject to the factors and assumptions described in the opinion, the consideration to be paid to BFC stockholders in the Merger is fair, from a financial point of view, to USBN's stockholders.

         YOUR VOTE IS VERY IMPORTANT. THE MERGER CANNOT BE COMPLETED UNLESS THE STOCKHOLDERS OF BOTH USBN AND BFC APPROVE IT.

         Whether or not you plan to attend the special stockholders' meeting, please take the time to vote by completing and mailing the enclosed proxy to us. If you decide to attend the special stockholders' meeting, you may vote in person even though you have already submitted a proxy.

         We urge you to review the enclosed Prospectus/Joint Proxy Statement and to consider your vote carefully. If you have any questions regarding this material in advance of the special stockholders' meeting, please call Richard Emery at (509) 467-6949.

         On behalf of your Board of Directors, we recommend that you vote FOR approval of the Merger Agreement.

         Yours truly,                      Yours truly,



         William C. "Bud" Dashiell         Richard C. Emery
         Chairman                          President and Chief Executive Officer



         PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM

                         UNITED SECURITY BANCORPORATION

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD JANUARY ____, 1999


TO THE STOCKHOLDERS OF UNITED SECURITY BANCORPORATION:

         NOTICE IS HEREBY GIVEN that pursuant to call of its Board of Directors, a Special Meeting of Stockholders of United Security Bancorporation ("USBN"), a Washington corporation, will be held on January ___, 1999, at ______ [a.m./p.m.] local time, at ________________, Spokane, Washington. The Special Meeting is for the following purposes:

         1. MERGER AGREEMENT. To consider and vote upon a proposal to approve the Agreement and Plan of Merger ("Merger Agreement"), dated as of November 10, 1998 among USBN, Bancwest Financial Corporation ("BFC") and Bank of the West, a Washington state bank and subsidiary of BFC ("the Bank"), under the terms of which BFC will be merged with and into USBN, and the Bank will become a subsidiary of USBN, as more fully described in the accompanying Prospectus/Joint Proxy Statement. The Merger Agreement is attached as APPENDIX A to the Prospectus/Joint Proxy Statement.

         2. OTHER MATTERS. To act upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

         Only holders of record of USBN common stock, no par value per share, at 5:00 p.m. on December 21, 1998 (the record date for the Special Meeting), are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements of the meeting. The affirmative vote of the holders of two-thirds or more of the outstanding shares of USBN common stock is required for approval of the Merger Agreement. As of _________________, 1998, there were __________ shares of USBN common stock outstanding.

         All USBN stockholders are cordially invited to attend the Special Meeting personally. Whether or not you are able to do so, it is important that you complete, sign, date, and promptly return the accompanying proxy in the enclosed postage-paid envelope in order to vote your shares of USBN common stock. Stockholders may revoke proxies previously submitted by completing a later-dated proxy, by written revocation delivered to USBN's Secretary at or prior to the Special Meeting, or by appearing and voting at the Special Meeting in person. Attendance at the Special Meeting will not of itself revoke a previously submitted proxy.

                                       By Order of the Board of Directors,



                                       Jackie Barnard
                                       Secretary
Spokane, Washington
December ___, 1998



YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN, AND WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF USBN COMMON STOCK. IN ORDER TO ENSURE THAT THE REQUISITE VOTES ARE OBTAINED AND A QUORUM IS ATTAINED, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM.

                             BFC STOCKHOLDER LETTER



TO OUR STOCKHOLDERS:

         You are cordially invited to attend a special meeting of stockholders ("Special Meeting") of Bancwest Financial Corporation ("BFC"), to be held at _____________________________________, Walla Walla, Washington, on January ___,
1999, at _______ o'clock ___.m., local time.

         The Notice of Special Meeting of Stockholders and Prospectus/Joint Proxy Statement that appear on the following pages describe the formal business to be transacted at the meeting. At the meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of November 10, 1998 (the "Merger Agreement") by and among United Security Bancorporation ("USBN"), BFC and Bank of the West (the "Bank"). The Merger Agreement provides that BFC will be merged with USBN and thereafter the Bank will operate as a wholly owned subsidiary of USBN.

         Upon consummation of the Merger, each share of BFC common stock will be converted into the right to receive 4.7038 shares of USBN common stock, adjusted upwards, if applicable, to account for the Bank's net income between January 1, 1999, and the date the Merger occurs. The last reported sale price of USBN common stock on the Nasdaq National Market (symbol: "USBN") on ________________, 1998 was $_______ per share. You are urged to review carefully the enclosed Prospectus/Joint Proxy Statement, which contains a more complete description of the terms of the Merger.

         At the Special Meeting, you will also be asked to confirm the present composition of the BFC board of directors and adopt the acts of such board as the acts of the BFC board ("Director Confirmation").

         The board of directors of BFC determined that the Merger Agreement is in the best interest of the stockholders of BFC and unanimously approved the Merger Agreement. THE BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE DIRECTOR OF CONFIRMATION. Approval of the Merger Agreement requires the affirmative vote of two-thirds of the outstanding shares of BFC common stock. Approval of the Director Confirmation requires the affirmative vote of a majority of the votes cast at the Special Meeting.

         It is very important that your shares be represented at the meeting, regardless of whether you plan to attend in person. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box, will have the same effect as a vote against approval of the Merger Agreement or the Director Confirmation. To assure that your shares are represented in voting on these very important matters, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD in the enclosed postage-prepaid envelope whether or not you plan to attend the meeting. If you are a stockholder of record and do attend, you may, if you wish, revoke your proxy and vote your shares in person at the meeting.

         On behalf of the Board of Directors, I urge you to vote FOR approval of the Merger Agreement and the Director Confirmation.

                                       Sincerely,



                                       Wes Colley
                                       Chairman of the Board

                         BANCWEST FINANCIAL CORPORATION
                               30 WEST MAIN STREET
                          WALLA WALLA, WASHINGTON 99362

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF BANCWEST FINANCIAL CORPORATION:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Bancwest Financial Corporation ("BFC") will be held at _____________________, Walla Walla, Washington, on __________ January ___, 1999, at ______ __.m., for the following purposes:

         1. Agreement and Plan of Merger. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of November 10, 1998 ("Merger Agreement") by and among Bancwest Financial Corporation ("BFC"), Bank of the West (the "Bank") and United Security Bancorporation ("USBN"), a copy of which is set forth in APPENDIX A to the accompanying Prospectus/Joint Proxy Statement, pursuant to which BFC would merge into USBN and the Bank will become a wholly owned subsidiary of USBN, all on and subject to the terms and conditions contained therein.

         2. Director Confirmation. To consider the vote upon a proposal to confirm the present composition of the BFC board of directors, and to adopt the acts of such board as the acts of the BFC board of directors (the "Director Confirmation").

         3. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

         Only those stockholders of record at the close of business on _______________, 1998 shall be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The affirmative vote of the holders of two-thirds of the outstanding shares of BFC common stock is required for approval of the Merger Agreement. The affirmative vote of the holders of a majority of the votes cast at the BFC Special Meeting is required for approval of the Director Confirmation.

         BFC stockholders have the right to dissent from the merger and obtain payment of the fair value of their shares of BFC common stock under the applicable provisions of Washington law. In order to perfect dissenters' rights, BFC stockholders must send a notice to BFC before the Special Meeting on January ___, 1999 and must not vote in favor of the merger by proxy or otherwise. A copy of the applicable Washington statutory provisions regarding dissenters' rights is set forth in APPENDIX E to the accompanying Prospectus/Joint Proxy Statement and a summary of such provisions is set forth under "THE MERGER -- Dissenters' Rights" beginning on page ___. Further information regarding voting rights and the business to be transacted at the meeting is given in the accompanying Prospectus/Joint Proxy Statement.

         The Board of Directors of BFC unanimously recommends that stockholders vote "FOR" approval of the Merger Agreement and the Director Confirmation.

                                       Sincerely,



                                       Mark Graves
                                       Secretary

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY FORM USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

                              JOINT PROXY STATEMENT
                       UNITED SECURITY BANCORPORATION AND
                         BANCWEST FINANCIAL CORPORATION

                                   PROSPECTUS
                         UNITED SECURITY BANCORPORATION

          The boards of directors of United Security Bancorporation ("USBN") and Bancwest Financial Corporation ("BFC") have agreed that BFC will merge with and into USBN. When the merger occurs, the separate existence of BFC will cease and Bank of the West ("the Bank"), which is now a subsidiary of BFC, will become a subsidiary of USBN. The Bank will remain a separate entity and will operate in its current localities.

         In the Merger, BFC stockholders will receive shares of USBN common stock in exchange for their shares of BFC common stock. If the Merger is completed, BFC stockholders will receive 4.7038 shares of USBN common stock for each share of BFC common stock that they own, adjusted upwards, if applicable, based on the Bank's net income between January 1, 1999 and the date that the Merger occurs. See "THE MERGER - Basic Terms of the Merger".

         USBN common stock trades on the Nasdaq National Market under the symbol "USBN". The reported sales price for USBN common stock was $_______ on December ___, 1998, the most recent date for which it was practicable to obtain information prior to the printing of this Prospectus/Joint Proxy Statement. BFC common stock does not trade on any market, thus no current market price is available.

         THE MERGER CANNOT BE COMPLETED UNLESS BOTH THE USBN AND THE BFC STOCKHOLDERS APPROVE IT. USBN has scheduled a special stockholders meeting, to vote on the Merger, for January ___, 1999. See "USBN SPECIAL STOCKHOLDER MEETING". BFC has scheduled a special stockholders meeting, to vote on the Merger, for January ___, 1999. See "BFC SPECIAL STOCKHOLDER MEETING". At the BFC Special Stockholder Meeting, BFC stockholders will also vote on the Director Confirmation. See "DIRECTOR CONFIRMATION."

         This document also serves as the prospectus of USBN, filed as a part of a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "SEC"). The Registration Statement registers the shares of USBN common stock that will be issued to BFC stockholders in the Merger. This Prospectus/Joint Proxy Statement provides you with detailed information about the Merger, and we urge you to read it carefully. In addition, you may obtain additional information about USBN from documents that it has filed with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION".

                           ---------------------------

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS/JOINT PROXY STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

         THE SHARES OF USBN COMMON STOCK TO BE ISSUED IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY A BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

         THIS PROSPECTUS/JOINT PROXY STATEMENT DOES NOT COVER ANY RESALE OF THE SECURITIES TO BE RECEIVED BY BFC STOCKHOLDERS IN THE MERGER, AND NO PERSON IS AUTHORIZED TO MAKE USE OF THIS PROSPECTUS/JOINT PROXY STATEMENT IN CONNECTION WITH ANY SUCH RESALE.

                           ---------------------------

      This Prospectus/Joint Proxy Statement is dated December ___, 1998, and is first being mailed to USBN stockholders on December ___, 1998, and to BFC stockholders on December __, 1998.

                              [INSIDE FRONT COVER]

         THIS PROSPECTUS/JOINT PROXY STATEMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT USBN THAT IS NOT INCLUDED OR DELIVERED WITH THIS DOCUMENT. SUCH INFORMATION IS AVAILABLE WITHOUT CHARGE TO USBN AND BFC STOCKHOLDERS UPON WRITTEN OR ORAL REQUEST. CONTACT USBN AT 9506 NORTH NEWPORT HIGHWAY, SPOKANE, WASHINGTON 99218-1200, ATTN: JACKIE BARNARD. USBN'S TELEPHONE NUMBER IS (509) 467-6949.

         TO OBTAIN TIMELY DELIVERY OF REQUESTED DOCUMENTS PRIOR TO THE SPECIAL STOCKHOLDERS MEETINGS, YOU MUST REQUEST THEM NO LATER THAN JANUARY _, 1999 IN THE CASE OF THE USBN MEETING, AND JANUARY _, 1999 IN THE CASE OF THE BFC MEETING, WHICH IS FIVE BUSINESS DAYS PRIOR TO THE DATES OF SUCH MEETINGS.

         Also see "WHERE YOU CAN FIND MORE INFORMATION" and "INFORMATION INCORPORATED BY REFERENCE".

                                TABLE OF CONTENTS

                                                                                                    PAGE
                                                                                                   ----
SUMMARY..............................................................................................1

         THE DEAL AT A GLANCE........................................................................1

         INITIAL QUESTIONS AND ANSWERS ABOUT THE MERGER..............................................1

         ADDITIONAL IMPORTANT INFORMATION ABOUT THE MERGER...........................................3

                  USBN Special Stockholders Meeting..................................................3
                  BFC Special Stockholders Meeting...................................................3
                  Opinion of USBN Financial Advisor..................................................3
                  Opinion of BFC Financial Advisor...................................................4
                  Conditions to the Merger...........................................................4
                  Stock Option Agreement.............................................................4
                  Amendment or Termination of the Merger Agreement...................................5
                  Ownership of USBN After the Merger.................................................5
                  USBN and BFC Directors and Officers After the Merger...............................5
                  Accounting Treatment of the Merger.................................................5
                  Dissenters' Rights of Appraisal....................................................5
                  Interests of Certain Persons in the Merger.........................................6
                  Comparison of Stockholders' Rights.................................................6
                  Trading Markets....................................................................6

         BFC DIRECTOR CONFIRMATION...................................................................6


STOCK PRICE AND DIVIDEND INFORMATION.................................................................7

                  USBN     ..........................................................................7
                  BFC      ..........................................................................7
                  Recent Stock Price Data............................................................8

EQUIVALENT PER COMMON SHARE DATA.....................................................................9


SELECTED HISTORICAL FINANCIAL DATA..................................................................11


USBN SPECIAL STOCKHOLDER MEETING....................................................................14

                  Date, Time and Place..............................................................14
                  Purpose...........................................................................14
                  Record Date; Shares Outstanding and Entitled to Vote..............................14
                  Vote Required.....................................................................14
                  Voting, Solicitation, and Revocation of Proxies...................................14

BFC SPECIAL STOCKHOLDER MEETING.....................................................................15

                  Date, Time and Place..............................................................15
                  Purpose...........................................................................15
                  Record Date; Shares Outstanding and Entitled to Vote..............................15
                  Vote Required.....................................................................15
                  Voting, Solicitation, and Revocation of Proxies...................................16

                                                                                                    PAGE
                                                                                                   ----
BACKGROUND OF AND REASONS FOR THE MERGER............................................................16

                  Background of the Merger..........................................................16
                  USBN'S Reasons for the Merger.....................................................17
                  Recommendation of USBN Board of Directors.........................................18
                  Opinion of USBN's Financial Advisor...............................................18
                  BFC's Reasons for the Merger......................................................19
                  Recommendation of BFC Board of Directors..........................................20
                  Opinion of BFC's Financial Advisors...............................................20

THE MERGER..........................................................................................23

                  Basic Terms of the Merger.........................................................23
                  Cash for Fractional Shares........................................................24
                  Exchange of BFC Stock Certificates................................................24
                  Conditions to Consummation of the Merger; Regulatory Approvals....................25
                  BFC Stock Option Agreement........................................................26
                  Amendment or Termination of the Merger Agreement: Termination Fees................26
                  Conduct of Business Pending the Merger............................................27
                  Directors and Executive Officers After the Merger.................................28
                  Employee Benefit Plans............................................................28
                  Interests of Certain Persons in the Merger........................................28
                  Federal Income Tax Treatment of the Merger........................................29
                  Accounting Treatment of Merger....................................................30
                  Dissenters' Rights of Appraisal...................................................30
                  Resale of USBN Common Stock.......................................................32
                  No Solicitation...................................................................32
                  Expenses..........................................................................32

DIRECTOR CONFIRMATION...............................................................................33


PRO FORMA CONDENSED COMBINED UNAUDITED FINANCIAL STATEMENTS.........................................34


BUSINESSES OF THE PARTIES TO THE MERGER.............................................................42

                  Information Concerning USBN.......................................................42
                  Information Concerning BFC........................................................43
                  Security Ownership of Certain Beneficial Owners and Management of BFC.............46

BFC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........47

                  Financial Conditions and Results of Operations for the Nine Months Ended
                           September 30, 1998 and 1997..............................................47
                  Financial Conditions and Results of Operations for the Years Ended
                           December 31, 1997 and 1996...............................................47
                  Loan Quality, Liquidity and Capital...............................................48
                  Quantitative and Qualitative Disclosure About Market Risk.........................49

SUPERVISION AND REGULATION..........................................................................51


DESCRIPTION OF USBN CAPITAL STOCK...................................................................55


COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF USBN AND BFC COMMON STOCK................................56

                                                                                                    PAGE
                                                                                                   ----
CERTAIN LEGAL MATTERS...............................................................................59

EXPERTS.............................................................................................59

WHERE YOU CAN FIND MORE INFORMATION.................................................................60

INFORMATION INCORPORATED BY REFERENCE...............................................................60

OTHER MATTERS.......................................................................................61

         APPENDIX A - Agreement and Plan of Merger

         APPENDIX B - Opinion of USBN Financial Advisor

         APPENDIX C - Opinion of BFC Financial Advisor

         APPENDIX D - Stock Option Agreement between USBN and BFC

         APPENDIX E - Dissenters' Rights of Appraisal - RCW 23B.13.010

                                     SUMMARY

         This Summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire document and the documents we have referred you to. See "WHERE YOU CAN FIND MORE INFORMATION."

                              THE DEAL AT A GLANCE

THE PARTIES       -        United Security Bancorporation ("USBN"), a multi-bank
                           holding company based in Spokane, Washington;
                           Bancwest Financial Corporation ("BFC"), a bank holding company based in Walla Walla, Washington; and the Bank of the West (the "Bank"), a Washington state bank and the subsidiary of BFC.

TRANSACTION       -        A merger between USBN and BFC.

EFFECT            -        BFC will cease to exist; its current subsidiary, the
                           Bank, will become a subsidiary of USBN.

                  -        BFC stockholders will become USBN stockholders.

CONSIDERATION     -        BFC stockholders will receive 4.7038 shares of USBN
                           stock for each share of BFC common stock; possibly more, to the extent of BFC's 1999 net income between January 1, 1999 and the closing.

CONDITIONS        -        There are a number of conditions that must be
                           satisfied before the Merger can occur, INCLUDING
                           APPROVAL BY USBN AND BFC STOCKHOLDERS AND REGULATORY
                           AUTHORITIES.

                 INITIAL QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       Who are the parties to the Merger?

A: USBN. USBN is a multi-bank holding company headquartered in Spokane, Washington. USBN owns four banks:

         -        United Security Bank, a Washington state-chartered bank;

         -        Home Security Bank, a Washington state-chartered bank;

         -        Bank of Pullman, an Idaho state-chartered bank; and

         -        Grant National Bank, a national bank

         USBN also owns USB Insurance (Washington) (an insurance agency), USB Leasing (Washington) (a leasing company), and USB Mortgage (Washington) (a mortgage company). USBN's principal executive offices are located at 9506 North Newport Highway, Spokane, Washington 99218-1200 and its telephone number is (509) 467-6949.

         USBN conducts its banking business through 27 branches located in communities throughout Eastern Washington, including Spokane and a branch in Moscow, Idaho. At September 30, 1998, USBN had total consolidated assets of approximately $404.7 million, net loans of approximately $282.2 million and deposits of approximately $354.8 million. See "BUSINESSES OF THE PARTIES TO THE MERGER - Information Concerning USBN."

         Additional information concerning USBN is included in the USBN documents incorporated by reference in this Prospectus/Joint Proxy Statement. See "INFORMATION INCORPORATED BY REFERENCE."

         BFC. BFC is a bank holding company headquartered in Walla Walla, Washington. The Bank is the sole subsidiary of BFC. The Bank has its headquarters and two branch locations in Walla Walla, and has full service branches in the communities of Waitsburg and Dayton, east of Walla Walla in Southeastern Washington. At September 30, 1998, BFC had consolidated assets of approximately $104.1 million, net loans of approximately $70.3 million and deposits of approximately $90.2 million. See "BUSINESSES OF THE PARTIES TO THE MERGER - Information Concerning BFC."

Q.       What is the effect of the Merger?

A. If the Merger occurs, BFC will merge with and into USBN, and its separate existence will cease. The Bank, which is currently a subsidiary of BFC, will become a subsidiary of USBN. The Bank will continue its current operations, under its current name. Unless they dissent from the Merger, BFC stockholders will receive shares of USBN common stock in exchange for the shares of BFC that they now own, and will become USBN stockholders. See "THE MERGER - Basic Terms of the Merger."

Q:       Why are the companies proposing to enter into the Merger?

A: Because USBN and BFC believe that the Merger will provide both companies with substantial benefits, and will allow the Bank to better serve its customers. Because of USBN's financial and technology resources, the Bank will be able to offer additional products and services, while maintaining continuity of services to its current customers. USBN common stock is more actively traded than BFC common stock, and BFC stockholders can be expected to benefit from the increased liquidity in owning USBN common stock. For a more complete discussion of the reasons that the board of directors of USBN and BFC approved the Merger, see "BACKGROUND OF AND REASONS FOR THE MERGER".

         THE BOARD OF DIRECTORS OF USBN RECOMMENDS THAT USBN STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSED MERGER, AND THE BOARD OF DIRECTORS OF BFC RECOMMENDS THAT BFC STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSED MERGER.

Q:       What will BFC stockholders receive in the Merger?

A: BFC stockholders will receive 4.7038 shares of USBN common stock for each share of BFC common stock. The number of USBN shares per BFC share will be adjusted upwards, based upon BFC's net income between January 1, 1999 and the Merger effective date. The manner in which this adjustment would operate, and an example of such an adjustment, are set forth at "THE MERGER - Basic Terms of the Merger."

Q:       What do I need to do now?

A: Just read this Prospectus/Joint Proxy Statement and mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares can be represented at the USBN or BFC special stockholders meeting. The USBN special meeting will take place on January ____, 1999 at ______ [a.m./p.m.]. The BFC special meeting will take place on January ____, 1999 at _______ [a.m./p.m.] See "USBN SPECIAL MEETING" or "BFC SPECIAL MEETING," as appropriate.

Q:       Can I change my vote after I have mailed my signed proxy card?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to USBN or BFC, as the case may be. Third, you can attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. See "USBN SPECIAL MEETING - Voting, Solicitation and Revocation of Proxies" or "BFC SPECIAL MEETING - Voting Solicitation and Revocation Proxies."

Q:       Should BFC stockholders send their stock certificates in now?

A: No. After the Merger is completed, USBN will send BFC stockholders written instructions for exchanging their stock certificates. See "THE MERGER - Exchange of Stock Certificates."

Q:       When do you expect the Merger to be completed?

A: USBN and BFC are working towards completing the Merger as quickly as possible. In addition to USBN and BFC stockholder approval, certain regulatory approvals must be obtained, and there are other conditions to completing the Merger. USBN and BFC expect the Merger to be completed as early as January 31, 1999.
         See "THE MERGER - Basic Terms of the Merger."

Q:       What are the tax consequences of the Merger?

A: The Merger generally will be tax-free to you for federal income tax purposes. To review the tax consequences to stockholders in greater detail, see "THE MERGER - Certain Federal Income Tax Consequences of the Merger."

                ADDITIONAL IMPORTANT INFORMATION ABOUT THE MERGER

USBN SPECIAL STOCKHOLDERS MEETING

         A special meeting of USBN's stockholders will be held on January _____, 1999 at __ p.m. at ________________, Spokane, Washington. At the meeting, USBN stockholders will be asked to approve the Merger and the Merger Agreement. The Merger must be approved by the owners of two-thirds (2/3) of all of the USBN common stock outstanding on December 21, 1998, which is the record date for the USBN special meeting. See "USBN SPECIAL STOCKHOLDERS MEETING".

BFC SPECIAL STOCKHOLDERS MEETING

         A special meeting of BFC's stockholders will be held on January _____, 1999 at __ p.m. at _________, Walla Walla, Washington. At the meeting, BFC stockholders will be asked to approve the Merger and the Merger Agreement. The Merger must be approved by the owners of two-thirds (2/3) of all of the BFC common stock outstanding on ______, 199__, which is the record date for the BFC special meeting. See "BFC SPECIAL STOCKHOLDERS MEETING".

OPINION OF USBN FINANCIAL ADVISOR

         USBN asked its financial advisor, Pacific Crest Securities ("PCS"), for advice on the fairness of the amount that it is offering to BFC stockholders in the Merger. PCS performed a number of analyses in which it compared the companies' historical financial performances, compared the financial terms of the Merger with other similar transactions, and analyzed other matters. PCS delivered an opinion to USBN that the Merger is fair, from a financial point of view, to USBN's stockholders. PCS's opinion is described at "BACKGROUND OF AND REASONS FOR THE MERGER - Opinion of USBN Financial Advisor", and a copy of the opinion is attached at APPENDIX B.

OPINION OF BFC FINANCIAL ADVISOR

         BFC asked its financial advisor, Columbia Financial Advisors, Inc. ("CFA") for advice on the fairness of the amount that is being received by BFC stockholders in the Merger. CFA performed a number of analyses in which it compared the companies' historical financial performances, compared the financial terms of the Merger with other similar transactions, and analyzed other matters. CFA delivered an opinion to BFC that the Merger is fair, from a financial point of view, to BFC's stockholders. CFA's opinion is described at "BACKGROUND AND REASONS FOR THE MERGER - Opinion of BFC Financial Advisor", and a copy of CFA's opinion is attached as APPENDIX C.

CONDITIONS TO THE MERGER

         To complete the Merger, USBN and BFC must satisfy a number of conditions in addition to approval by the USBN and BFC stockholders. Such conditions include:

         o        no law or injunction may effectively prohibit the Merger;

         o USBN and BFC must receive all necessary approvals of governmental authorities; and

         o USBN and BFC must receive a legal opinion that the Merger will be treated as a tax-free reorganization under the Internal Revenue Code.

         Additionally, USBN may terminate the Merger Agreement if (a) the total amount of cash it would be required to pay for fractional shares and to BFC stockholders who dissent from the Merger exceeds 10% of the total Merger purchase price, or (b) if USBN determines that the Merger will not be treated for accounting purposes as a "pooling of interests".

         Certain conditions to the Merger may be waived by the company entitled to assert the condition. For a more complete discussion of the conditions to the completion of the Merger, see " THE MERGER - Conditions to the Merger".

STOCK OPTION AGREEMENT

         As an inducement to USBN to enter into the Merger Agreement, BFC has granted USBN an option to purchase authorized but unissued shares of BFC on the occurrence of certain events. The option, if exercised, would allow USBN to acquire a number of shares equal to 19.9% of the outstanding shares of BFC common stock, at $45.00 per share. See "THE MERGER - BFC Stock Option". A copy of the Stock Option Agreement is attached to this Prospectus/Joint Proxy Statement as APPENDIX D.

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

         The Merger Agreement may be amended at any time prior to the closing, if both the USBN and BFC boards of directors approve. However, if any amendment would reduce or change the form of consideration that BFC stockholders will receive, the BFC stockholders will have to approve that change.

         The Merger Agreement may be terminated, and the Merger abandoned, at any time (even after approval by USBN's and BFC's stockholders) if both the USBN and BFC boards of directors agree to do so. Also, in certain circumstances either one of USBN's or BFC's board of directors may terminate the Merger Agreement, without the other board's consent. This would be the case, for example, if the Merger has not occurred by June 30, 1999. In certain circumstances involving the termination of the Merger, either USBN or BFC may be required to pay the other party a termination fee of $500,000. See "THE MERGER - Amendment or Termination of the Merger Agreement."

OWNERSHIP OF USBN AFTER THE MERGER

         Assuming that no BFC stockholders exercise their dissenters' rights, and without taking into account any possible upward adjustment based on BFC's 1999 net income, the former stockholders of BFC will own approximately ___% of the outstanding USBN stock after the Merger.

USBN AND BFC DIRECTORS AND OFFICERS AFTER THE MERGER

         After the Merger, the management and board of directors of the Bank will remain unchanged, except that two additional persons, to be designated by USBN, will join the Bank's board of directors. They will serve until the next annual stockholders' meeting of the Bank.

         After the Merger, three current directors of BFC will join the USBN board of directors. See "THE MERGER - Directors and Executive Officers After the Merger."

ACCOUNTING TREATMENT OF THE MERGER

         We expect the Merger to qualify as a "pooling of interests," which means that, for accounting and financial reporting purposes, USBN and BFC will be treated as if they had always been one company. See "THE MERGER - Accounting Treatment of the Merger."

DISSENTERS' RIGHTS OF APPRAISAL

         BFC stockholders are entitled to dissent from the Merger if they follow certain procedures, and if the Merger occurs. If such persons properly dissent, they will have the right to obtain payment of the fair value of their BFC common stock in cash, as provided by Washington law. USBN stockholders are not entitled to dissenters' rights.

         If a BFC stockholder fails to follow exactly the procedures specified in the applicable Washington law, he or she will lose his or her rights to dissent. If you wish to dissent, you should carefully read "THE MERGER - Dissenters' Rights of Appraisal" and the copy of the applicable Washington statute, which is attached as APPENDIX E.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of BFC's management may be deemed to have interests in the Merger in addition to their interests as stockholders of BFC generally. See "THE MERGER - Interests of Certain Persons in the Merger."

COMPARISON OF STOCKHOLDERS' RIGHTS

         BFC stockholders' rights are governed by BFC's Articles of Incorporation and Bylaws. After the Merger such persons will be USBN stockholders, and their rights will be governed by USBN's Articles of Incorporation and Bylaws. See "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF USBN AND BFC COMMON STOCK" for a discussion of the major differences in the rights of the stockholders of the two companies.

TRADING MARKETS

         USBN's common stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "USBN." USBN's common stock is registered as a class with the SEC under the Securities Exchange Act of 1934, as amended ("1934 Act"). See "STOCK PRICE AND DIVIDEND INFORMATION." Accordingly, USBN is required to file periodic reports with the SEC and to make information about USBN available to its stockholders and the public. See "WHERE YOU CAN FIND MORE INFORMATION."

         BFC is not subject to the information and reporting requirements of the 1934 Act. BFC's common stock is not actively traded, and is not listed on any market system. See "STOCK PRICE AND DIVIDEND INFORMATION."

                            BFC DIRECTOR CONFIRMATION

         At the BFC special stockholders meeting, BFC stockholders will also vote on a proposal to confirm the composition of the membership of the BFC board of directors. BFC directors have historically been elected on a "staggered" basis. This means the board is divided into three classes, with each class being elected on a rotating basis for a term of three years. BFC's Articles of Incorporation do not specifically provide for a staggered board of directors. In order to remedy the discrepancy and to eliminate possible ambiguity regarding the composition of the BFC board, BFC stockholders will vote on a proposal to confirm the present composition of the board of directors and the actions taken by the board. See "DIRECTOR CONFIRMATION."

         Approval of the proposal to confirm the BFC board and its actions taken as a board of directors requires the affirmative vote of a majority of the votes cast at the BFC special stockholders meeting. See "BFC SPECIAL STOCKHOLDERS MEETING."

                      STOCK PRICE AND DIVIDEND INFORMATION

USBN

         The USBN common stock is listed on Nasdaq under the symbol "USBN." The respective high and low sale prices of the USBN common stock for the periods indicated are shown below. The prices below do not include retail mark-ups, mark-downs or commissions, and may not represent actual transactions. The per share information has been adjusted retroactively for all stock dividends and split-ups previously issued. As of November 30, 1998, there were approximately 1,250 holders of record of the USBN common stock.

                                    YEAR ENDING DECEMBER 31, 1998                      YEAR ENDED DECEMBER 31, 1997
                           -------------------------------------------       --------------------------------------------
                                                             Cash                                              Cash
                                                             Dividends                                         Dividends
                           Market Price                      Declared        Market Price                      Declared
                           ------------                      ---------       ------------                      ----------
                                High              Low                             High              Low
                               ------           ------                           -----            ------
1st Quarter                    $22.94           $17.16             $0            $13.86           $11.57             $0
2nd Quarter                     23.00            20.00              0             13.18            11.59              0
3rd Quarter                     21.63            16.00              0             16.94            12.62              0
4th Quarter (1)                 18.50            14.00              0             19.09            16.14              0

(1)  Through November 30, 1998.


BFC

         No broker makes a market in BFC common stock, and trading has not otherwise been extensive. The trades that have occurred cannot be characterized as amounting to an established public trading market. BFC common stock is traded by individuals on a personal basis and not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to management. Due to the limited information available, the following data may not accurately reflect the actual market value of BFC common stock. The following data includes trades between individual investors, as reported to BFC as its own transfer agent.



                                                                   Stock Prices
                                           NO. OF             ------------------------
CALENDAR YEAR QUARTER                      SHARES TRADED       HIGH             LOW
---------------------                      -------------      ------           -------
First Quarter 1997                                  76        $42.00           $38.00
Second Quarter 1997                                 32        $43.75           $43.75
Third Quarter 1997                                   0            --               --
Fourth Quarter 1997                                330        $43.75           $42.00
First Quarter 1998                                 238        $50.00           $44.00
Second Quarter 1998                                  0            --               --
Third Quarter 1998                                   0            --               --
Fourth Quarter 1998 (through 11/30/98)               0            --               --

         BFC did not declare dividends on its common stock in 1998 or 1997.

RECENT STOCK PRICE DATA

         The following table sets forth the closing price per share of USBN common stock, as reported on Nasdaq, and of BFC common stock, in addition to the equivalent per share price for BFC common stock, on November 10, 1998 (the last full trading day prior to the public announcement of the execution of the Merger Agreement) and on December __, 1998, the most recent date for which it is practicable to obtain market price data prior to the printing of this Prospectus/Joint Proxy Statement. Holders of BFC common stock are urged to obtain current market quotations for shares of USBN common stock.


CLOSING PRICE PER SHARE:                   November 10, 1998       December __, 1998
------------------------                   -----------------       -----------------
         USBN Common Stock                      $16.56                     $
         BFC Common Stock(1)                    $50.00                     $
         BFC Equivalent Pro Forma(2)            $77.83                     $

-------------------

(1) There are no publicly available quotations of BFC common stock, and the market prices per share as of such dates (quoted above), represent the purchase prices known to BFC's management to have been paid for the BFC common stock in the last transaction prior to such dates.

(2) Giving effect to the Merger and computed by multiplying the closing price per share of USBN common stock by an assumed exchange ratio of 4.7 shares of USBN common stock for one share of BFC common stock. The assumed exchange ration of 4.7 does not take into account any possible upward adjustment based on BFC's 1999 net income. See "THE MERGER - Basic Terms of the Merger."

                        EQUIVALENT PER COMMON SHARE DATA

         The following table presents unaudited selected per common share data for USBN on a historical and pro forma combined basis and for BFC, on a historical and pro forma equivalent basis, after giving effect to the Merger on a pooling of interests basis. For a description of the pooling of interests method of accounting with respect to the Merger see "THE MERGER -- Accounting Treatment of the Merger." The pro forma combined financial data are not necessarily indicative of actual or future operating results or the financial position that would have occurred had the Merger become effective prior to the period indicated or will occur upon consummation of the Merger. This data should be read in conjunction with the financial statements and other financial data with respect to USBN and BFC included elsewhere in this Prospectus/Joint Proxy Statement or incorporated herein by reference. The data is not necessarily indicative of the results of future operations of the combined entity or the actual results that could have occurred had the Merger become effective prior to the periods indicated. The table assumes an exchange ratio of 4.7 shares of USBN common stock for one share of BFC common stock; the actual exchange ratio cannot be determined at this time and will not be calculable until shortly before the Merger. See "THE MERGER -- Basic Terms of the Merger."

                                                                   PRO FORMA    PRO FORMA
                                              USBN        BFC       COMBINED    EQUIVALENT
                                             ------     ------     ---------    ----------
                                             (2)(3)                  (2)(4)       (2)(4)
BOOK VALUE (1) AS OF:
   September 30, 1998                        $ 9.01     $32.18      $ 8.24       $38.73
   December 31, 1997                         $ 8.07      27.30      $ 7.25       $34.08
BASIC EARNINGS PER SHARE (5):
   Nine months ended September 30, 1998      $ 0.94     $ 4.57      $  .92       $ 4.32
   Nine months ended September 30, 1997      $ 0.88     $ 4.69      $  .99       $ 4.65
   Year Ended December 31, 1997              $ 1.17     $ 5.46      $ 1.23       $ 5.78
   Year Ended December 31, 1996              $  .77     $ 5.61      $  .99       $ 4.65
   Year Ended December 31, 1995              $ 1.04     $ 4.18      $ 1.06       $ 4.98
DILUTED EARNINGS PER SHARE (5):
   Nine months ended September 30, 1998      $ 0.92     $ 4.50      $ 0.91       $ 4.28
   Nine months ended September 30, 1997      $ 0.88     $ 4.59      $ 0.98       $ 4.61
   Year Ended December 31, 1997              $ 1.16     $ 5.33      $ 1.22       $ 5.73
   Year Ended December 31, 1996              $  .76     $ 5.48      $  .98       $ 4.61
   Year Ended December 31, 1995              $ 1.04     $ 4.07      $ 1.06       $ 4.98
CASH DIVIDENDS DECLARED PER SHARE:
   Nine months ended September 30, 1998      $    0     $    0      $    0       $    0
   Nine months ended September 30, 1997      $    0     $    0      $    0       $    0
   Year Ended December 31, 1997              $    0     $    0      $    0       $    0
   Year Ended December 31, 1996              $    0     $ 8.24      $  .44       $ 2.07
   Year Ended December 31, 1995              $    0     $    0      $    0       $    0

---------------

(1) Book value per share is calculated by dividing the total actual historical and pro forma equity as of the date indicated by the actual historical and pro forma number of shares outstanding as of the same date.

(2) Effective July 20, 1998, USBN acquired Grant National Bank ("GNB"). The pooling of interests method of accounting was used for the transaction. Accordingly, all prior period USBN financial information has been restated to reflect the acquisition of GNB. Effective October 1, 1997, USBN acquired Bank of Pullman. The purchase method of accounting was used for the transaction. Accordingly, prior period financial statements for USBN have not been restated to reflect combined accounts of Bank of Pullman.

       The pro forma combined and equivalent amounts include the accounts of Bank of Pullman since October 1, 1997.

(3) In 1997, USBN received a recovery from its insurance provider related to a theft by a former employee. After income taxes the recovery improved basic earnings per share $.12 per share. In 1996, USBN discovered the theft which reduced basic earnings per share $.13 per share. Without the impact of the recovery and loss, annual basic earnings per share would have been $1.05 for 1997 and $.90 for 1996. In 1995, USBN received a death benefit from its insurance policy related to the death of a key employee. Without the impact of the death benefit, annual basic earnings per share would have been $.84 for 1995. See USBN's 1997 Annual Report on Form 10-K for further discussion of these matters.

(4) The pro forma combined book value per share of USBN common stock is based upon the historical total combined stockholders' equity for USBN and BFC divided by the total pro forma common shares of the combined entities assuming conversion of the outstanding BFC common stock at an assumed ratio (made for purpose of this calculation only) of 4.7. The assumed exchange ratio is based upon total consideration of $33.3 million and 1,850,000 shares of USBN common stock issued to BFC stockholders, who hold 393,300 shares, including options, of BFC common stock. This assumption is made solely for the purpose of calculating the pro forma data and is not intended to be a representation or approximation of the actual exchange ratio. USBN had 4,533,284 shares of common stock outstanding as of September 30, 1998. The pro forma equivalent amounts represent the pro forma combined amounts multiplied by the assumed exchange ratio of 4.7.

(5) Basic and diluted earnings per share is calculated by dividing the total actual historical and pro forma net income for the periods ended by the actual historical and pro forma weighted average number of shares of common stock and common stock equivalents for the period indicated. The pro forma equivalent net income per share of BFC common stock represents the pro forma combined net income per share multiplied by the assumed exchange ratio described in note (4) above. Earnings per share is retroactively adjusted for stock dividends and split ups.

                       SELECTED HISTORICAL FINANCIAL DATA

         The tables on the following pages set forth, for the respective periods specified, selected unaudited pro forma combined financial data giving effect to the Merger on a "pooling of interests" basis, and selected unaudited historical financial data for each of USBN and BFC. The pro forma combined financial data are presented as though the Merger had been consummated at the beginning of the period set forth; however, such data is not necessarily indicative of actual or future operating results or the financial position that would have occurred or will occur on the consummation of the Merger. The data has been derived in part from, and should be read in conjunction with, the consolidated financial statements and notes thereto and other financial information with respect to USBN and BFC set forth elsewhere in this Prospectus/Joint Proxy Statement or incorporated into this Prospectus/Joint Proxy Statement by reference, and such data are qualified in their entirety by reference thereto.

         All adjustments that the respective managements of USBN and BFC believe to be necessary for a fair presentation of the data have been included. The September 30, 1997 and 1998 ratios have been annualized where necessary. Dollar amounts are in thousands, except per share data.

PRO FORMA USBN & BFC

                                           AT OR FOR THE
                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,                       AT OR FOR THE YEAR ENDED DECEMBER 31,
                                     ------------------------    ------------------------------------------------------------------
                                        1998          1997          1997          1996          1995          1994          1993
Net interest income                  $   19,444    $   15,473    $   21,697    $   18,947    $   15,409    $   12,854    $   10,553
Provision for loan losses                   424           605         1,055         1,021           379           765           519
Noninterest income                        4,042         3,772         4,832         3,986         4,622         3,006         3,003
Noninterest expense                      14,462        10,370        14,905        13,956        12,151        10,262         9,357
Income before income tax expense          8,600         8,270        10,569         7,956         7,501         4,833         3,679
Income tax expense                        2,705         2,614         3,346         2,539         2,004         1,526         1,126
Net income                                5,895         5,656         7,223         5,417         5,497         3,307         2,553
Basic earnings per common share      $     0.92    $     0.99    $     1.23    $     0.99    $     1.06    $     0.74    $     0.60
Diluted earnings per common share    $     0.91    $     0.98    $     1.22    $     0.98    $     1.06    $     0.74    $     0.60
Return on average assets                   1.61%         2.03%         1.82%         1.63%         1.97%         1.39%         1.17%
Return on average equity                  16.03%        18.47%        17.17%        13.52%        18.78%        17.53%        16.97%
Assets                               $  508,751    $  414,823    $  486,778    $  353,256    $  296,406    $  258,488    $  215,152
Securities                               76,680        78,332       102,964        47,519        49,758        51,235        46,866
Loans                                   356,254       281,645       317,852       256,287       211,321       181,866       140,110
Allowance for loan losses                 3,670         2,712         3,869         2,906         2,154         2,000         1,412
Allowance for loan losses to loans         1.03%         0.96%         1.22%         1.13%         1.02%         1.10%         1.01%
percentage
Deposits                                445,001       358,134       425,094       305,368       256,699       229,375       195,413
Borrowings                                5,851         8,517        11,284         3,242           767         6,120         1,658
Stockholders' equity                     52,570        44,141        46,196        38,507        35,778        21,127        16,296
Equity to assets ratio                    10.33%        10.64%         9.49%        10.90%        12.07%         8.17%         7.57%
Book value per common share          $     8.24    $     6.93    $     7.25    $     6.05    $     5.63    $     4.53    $     3.86
Number of common shares outstanding   6,383,284     6,370,882     6,370,882     6,368,682     6,349,661     4,665,946     4,226,904
Weighted average shares outstanding   6,374,262     6,369,794     6,370,068     6,360,918     5,759,609     4,467,159     4,226,904

                     USBN SELECTED HISTORICAL FINANCIAL DATA

                                            AT OR FOR THE
                                          NINE MONTHS ENDED
                                            SEPTEMBER 30,                      AT OR FOR THE YEAR ENDED DECEMBER 31,
                                      ------------------------    -----------------------------------------------------------------
                                         1998          1997          1997          1996          1995          1994         1993
Net interest income                   $   15,353    $   11,649    $   16,565    $   14,114    $   11,347    $    9,129   $    7,179
Provision for loan losses                    324           548           752         1,021           317           585          191
Noninterest income                         3,303         3,172         3,957         3,206         3,970         2,398        2,339
Noninterest expense                       12,081         8,311        12,014        11,189         9,433         7,557        7,032
Income before income tax expense           6,251         5,962         7,756         5,110         5,567         3,385        2,294
Income tax expense                         2,015         1,966         2,464         1,656         1,489         1,143          746
Net income                                 4,236         3,996         5,292         3,454         4,078         2,242        1,548
Basic earnings per common share       $     0.94    $     0.88    $     1.17    $     0.77    $     1.04    $     0.86   $     0.65
Diluted earnings per common share     $     0.92    $     0.88    $     1.16    $     0.76    $     1.04    $     0.86   $     0.65
Return on average assets                    1.46%         1.94%         1.77%         1.43%         2.03%         1.33%        0.95%
Return on average equity                   14.67%        16.34%        15.83%        11.74%        18.66%        17.68%       15.51%
Assets                                $  404,667    $  313,956    $  384,269    $  259,744    $  214,563    $  185,524   $  150,759
Securities                                50,056        49,913        73,583        20,495        27,527        29,263       28,870
Loans                                    285,044       214,826       250,580       196,032       157,651       136,193      102,339
Allowance for loan losses                  2,805         2,133         2,865         2,295         1,594         1,432        1,002
Allowance for loan losses to loans          0.98%         0.99%         1.14%         1.17%         1.01%         1.05%        0.98%
percentage
Deposits                                 354,829       271,623       337,804       222,998       183,941       164,680      136,906
Borrowings                                 5,174         4,372         6,989         3,242           767         5,145        1,658
Stockholders' equity                      40,849        34,954        36,485        31,012        27,568        14,494       10,780
Equity to assets ratio                     10.09%        11.13%         9.49%        11.94%        12.85%         7.81%        7.15%
Book value per common share           $     9.01    $     7.73    $     8.07    $     6.86    $     6.13    $     5.15   $     4.54
Number of common shares outstanding    4,533,284     4,520,882     4,520,882     4,518,682     4,499,661     2,815,946    2,376,904
Weighted average shares outstanding    4,524,262     4,519,794     4,520,068     4,510,918     3,909,609     2,617,159    2,376,904

                     BFC SELECTED HISTORICAL FINANCIAL DATA

                                                 AT OR FOR THE
                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30,               AT OR FOR THE YEAR ENDED DECEMBER 31,
                                             --------------------    --------------------------------------------------------
($ in thousands, except per share amounts)     1998        1997        1997        1996        1995        1994        1993
Net interest income                          $  4,091    $  3,824    $  5,132    $  4,833    $  4,062    $  3,725    $  3,374
Provision for loan losses                         100          57         303          62         180         328
Noninterest income                                739         600         875         780         652         608         664
Noninterest expense                             2,381       2,059       2,891       2,767       2,718       2,705       2,325
Income before income tax expense                2,349       2,308       2,813       2,846       1,934       1,448       1,385
Income tax expense                                690         648         882         883         515         383         380
Net income                                      1,659       1,660       1,931       1,963       1,419       1,065       1,005
Basic earnings per common share              $   5.46    $   4.69    $   4.57    $   5.61    $   4.18    $   3.19    $   3.03
Diluted earnings per common share                                    $   5.33    $   4.59    $   4.50    $   5.48    $   4.07
Return on average assets                         2.20%       2.32%       2.00%       2.18%       1.82%       1.55%       1.67%
Return on average equity                        20.75%      26.56%      22.22%      20.87%      19.17%      17.21%      19.81%
Assets                                       $104,084    $100,867    $102,509    $ 93,512    $ 81,843    $ 72,964    $ 64,393
Securities                                     26,624      28,419      29,381      27,024      22,231      21,972      17,996
Loans                                          71,210      66,819      67,272      60,255      53,670      45,673      37,771
Allowance for loan losses                         865         579       1,004         611         560         568         410
Allowance for loan losses to loans               1.21%       0.87%       1.49%       1.01%       1.04%       1.24%       1.09%
percentage
Deposits                                       90,172      86,511      87,290      82,370      72,758      64,695      58,507
Borrowings                                        677       4,145       4,295           0           0         975           0
Stockholders' equity                           11,721       9,187       9,711       7,495       8,210       6,633       5,516
Equity to assets ratio                          11.26%       9.11%       9.47%       8.02%      10.03%       9.09%       8.57%
Book value per common share                  $  32.18    $  25.83    $  27.30    $  21.43    $  24.17    $  19.80    $  16.82
Number of common shares outstanding           364,281     355,684     355,684     349,723     339,700     335,018     327,940
Weighted average shares outstanding           363,280     353,616     353,974     349,423     339,572     333,856     331,683

                        USBN SPECIAL STOCKHOLDER MEETING

DATE, TIME AND PLACE

         The USBN special meeting will be held on January ___, 1999 at _________ __.m., local time, at _____________________________, Spokane, Washington.

PURPOSE

         The purposes of the USBN special meeting are as follows: (i) to consider and vote upon approval of the Merger Agreement and (ii) to act upon other matters, if any, that may properly come before the USBN special meeting.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

         The USBN board of directors has fixed 5:00 p.m. on December 21, 1998 as the USBN record date for determining the holders of shares of USBN common stock entitled to notice of and to vote at the USBN special meeting. At the close of business on the USBN record date, there were ________ shares of USBN common stock issued and outstanding held by approximately _____ holders of record. Holders of record of USBN common stock on the USBN record date are entitled to one vote per share.

VOTE REQUIRED

         The affirmative vote of two-thirds of all shares of USBN common stock outstanding on the USBN record date is required to approve the Merger Agreement. The presence of a majority of the outstanding shares of USBN common stock in person or by proxy is necessary to constitute a quorum of stockholders for the USBN special meeting. For this purpose, abstentions and broker non-votes (i.e. proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the broker or nominees do not have discretionary power to vote) are counted in determining the shares present at a meeting. For voting purposes, however, only shares affirmatively voted for the approval of the Merger Agreement, and neither abstentions nor broker non-votes, will be counted as favorable votes in determining whether the Merger Agreement is approved by the holders of USBN common stock. As a consequence, abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement.

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

         If the enclosed proxy is duly executed and received in time for the USBN special meeting, it will be voted in accordance with the instructions given. If no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR the approval of the Merger Agreement and in the proxy's discretion on any other matter coming before the meeting, unless otherwise directed by the proxy. Any proxy given by a stockholder may be revoked before its exercise by written notice to the Secretary of USBN, or by a subsequently dated proxy, or in open meeting before the stockholder vote is taken. The shares represented by properly executed, unrevoked proxies, will be voted in accordance with the instructions in the proxy.

         The proxy for the USBN special meeting is being solicited on behalf of the USBN board of directors. USBN will bear the cost of solicitation of proxies from its stockholders. In addition to using the mails, proxies may be solicited by personal interview, telephone, and wire. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of the proxies. Officers and other employees of USBN may solicit proxies personally. USBN does not expect to pay any compensation for the solicitation of proxies, but will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

                         BFC SPECIAL STOCKHOLDER MEETING

DATE, TIME AND PLACE

         The BFC special meeting will be held on January ___, 1999 at ______ __.m., local time, at _____________________________, Walla Walla, Washington.

PURPOSE

         The purposes of the BFC special meeting are as follows: (i) to consider and vote upon approval of the Merger Agreement, (ii) to consider and vote upon approval of the Director Confirmation, and (iii) to act upon other matters, if any, that may properly come before the BFC special meeting. At the time of the BFC special meeting, the precise number of shares of USBN common stock to be received for each share of BFC common stock will not be known, as the exchange ratio may be adjusted (but only upwards) prior to the Merger effective date See "THE MERGER -- Basic Terms of the Merger."

         With respect to the BFC stockholder vote on the Director Confirmation, see "DIRECTOR CONFIRMATION."

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

         The BFC board of directors has fixed 5:00 p.m. on _____________, 199__ as the BFC record date for determining the holders of shares of BFC common stock entitled to notice of and to vote at the BFC special meeting. At the close of business on the BFC record date, there were _________ shares of BFC common stock issued and outstanding held by approximately ______ holders of record. Holders of record of BFC common stock on the BFC record date are entitled to one vote per share and are also entitled to exercise dissenters' rights under Appraisal Laws if certain procedures are followed. See "THE MERGER -- Dissenters' Rights of Appraisal" and APPENDIX E.

VOTE REQUIRED

         The affirmative vote of two-thirds of all shares of BFC common stock outstanding on the BFC record date is required to approve the Merger Agreement. The affirmative vote of a majority of all votes cast at the BFC Special Stockholder Meeting is required to approve the Director Confirmation. The presence of a majority of the outstanding shares of BFC common stock in person or by proxy is necessary to constitute a quorum of stockholders for the BFC special meeting. For this purpose, abstentions and broker non-votes (i.e. proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the broker or nominees do not have discretionary power to vote) are counted in determining the shares present at a meeting. For voting purposes, however, only shares affirmatively voted for the approval of the Merger Agreement, and neither abstentions nor broker non-votes, will be counted as favorable votes in determining whether the Merger Agreement is approved by the holders of BFC common stock. As a consequence, abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement.

         As of the BFC record date, directors and executive officers of BFC, and their affiliates, owned and were entitled to vote _______ shares at the BFC special meeting, representing approximately _____% of the outstanding shares of BFC common stock. See "MANAGEMENT OF BFC -- Security Ownership of Management and Certain Beneficial Owners." Each director of BFC has agreed to vote all shares of BFC common stock held or controlled by him or her (a total of ________ shares or approximately ____% of the shares outstanding), in favor of approval of the Merger.

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

         If the enclosed proxy is duly executed and received in time for the BFC special meeting, it will be voted in accordance with the instructions given. If no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR the approval of the Merger Agreement and the Director Confirmation and in the proxy's discretion on any other matter coming before the meeting, unless otherwise directed by the proxy. Any proxy given by a stockholder may be revoked before its exercise by written notice to the Secretary of BFC, or by a subsequently dated proxy, or in open meeting before the stockholder vote is taken. The shares represented by properly executed, unrevoked proxies, will be voted in accordance with the instructions in the proxy.

         The proxy for the BFC special meeting is being solicited on behalf of the BFC board of directors. BFC will bear the cost of solicitation of proxies from its stockholders. In addition to using the mails, proxies may be solicited by personal interview, telephone, and wire. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of the proxies. Officers and other employees of BFC may solicit proxies personally. BFC does not expect to pay any compensation for the solicitation of proxies, but will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining Proxies from their principals.

                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

         In June, 1998, BFC received an unsolicited, non-binding indication of interest to acquire BFC and its subsidiary, the Bank. The board of directors of BFC considered the proposal and determined that if a firm offer was received within the parameters proposed by the indication of interest, it would be in the best interests of BFC stockholders to consider such a proposal.

         Following this meeting, Wes E. Colley, President and Chief Executive Officer of BFC, was authorized to formally engage Columbia Financial Advisors, Inc. ("CFA"), to contact the original inquiror and several other regional banks (including USBN) which were most likely to be interested in, and financially and otherwise capable of, engaging in a business combination transaction with BFC. CFA contacted such companies and several expressed interest in considering a strategic business combination transaction with BFC (the "Interested Parties"). Each of the Interested Parties received a package of financial information on BFC and was required to sign a Confidentiality Agreement.

         USBN received its financial packet from CFA on August 17, 1998. After a review of the information provided, a presentation was made to the USBN board of directors by management on September 22, recommending making a proposal to BFC. The USBN board of directors acted upon that recommendation and a formal offer was tendered on September 30 to CFA.

         As offers were received from Interested Parties, they were analyzed by the BFC board and senior management of BFC, together with CFA. On October 6, 1998, at a special meeting, the BFC board decided to proceed with discussions with two of the Interested Parties. Management of USBN and BFC subsequently met to discuss USBN's original indication of interest. Revised indications of interest were provided by USBN and by the other Interested Party selected by BFC. These revised indications of interests were reviewed at a special meeting of the Board held on October 13, 1998. After considering the two offers carefully, the board elected to accept the USBN offer, subject to clarification of some of the terms. The parties and their respective legal and financial advisors then discussed the terms of the proposed transaction and began the process of scheduling and conducting due diligence and drafting and negotiating definitive agreements reflecting the terms of the proposed transaction.

USBN'S REASONS FOR THE MERGER

         At a special meeting on November 10, 1998 the USBN board of directors determined that the Merger Agreement is fair to and in the best interests of USBN and its stockholders. In reaching that conclusion, USBN determined that the Merger would advance USBN's strategic plan of growing its franchise through internal and external opportunities. The USBN board of directors determined that the Merger would allow it to increase its market share and presence in the Eastern Washington market and continue its philosophy of expanding its banking franchise through acquisitions. The USBN board of directors believes that the Merger will also immediately have a positive impact on USBN's financial condition and statement of operations. In addition, USBN believes that the Merger will enhance USBN's prospects for growth in the Inland Northwest market, as well as serve as a platform for possible continued acquisition opportunities in the Inland Northwest.

         USBN believes that the Merger will combine financially sound institutions with complementary businesses and strategies, thereby creating a stronger combined organization with greater size, flexibility, efficiency, and profitability. In addition, USBN believes that USBN and the Bank each bring certain strengths that will augment that others' operations. The USBN board of directors believes that (i) each institution is currently well managed, (ii) USBN and the Bank have compatible management philosophies and strategic objectives, (iii) the combined entity will be able to realize the benefits of complimentary strengths at both organizations, (iv) the Merger will allow for an increased presence in the key Eastern Washington market of Walla Walla and Columbia Counties; and (v) the string capitalization of the combined entity will allow it to take advantage of possible future acquisition opportunities. The USBN board also believes that the Merger will further allow it to compete effectively in the rapidly changing market place of banking and financial services and to take advantage of opportunities for growth and diversification in Eastern Washington.

         In reaching its determination to approve the Merger Agreement and recommend the approval of the Merger to USBN stockholders, the USBN board of directors considered a variety of factors, although it did not assign any relative or specific weights to the factors considered. The factors considered included the following:

         - The financial condition, results of operation, and business operations and prospects of BFC and the Bank;

         - The current banking industry environment, including the rapid consolidation and the need to effectively and proactively position USBN competitively;

         - The USBN board's belief that the acquisition of BFC will expand USBN's franchise family of community banks and would be a logical extension for USBN into other communities in the Inland Northwest market;

         - The USBN board's evaluation of the financial terms of the Merger and its effect on the stockholders of USBN and the USBN board's belief, supported by the advice of USBN's investment advisor, that such terms are fair to USBN and its stockholders;

         - The prospect that the Merger will allow for revenue enhancement and operating synergies, as well as various cross-selling opportunities;

         - The USBN board's belief that the Merger will be accretive to USBN's earnings and book value per share;

         - The USBN board's belief that the merger will diversify USBN's loan portfolio and deposit mix by geography and product types;

         - The USBN board's judgment that BFC and the Bank are well-managed institutions and will be superior merger partners as a result of the similarities of the institutions in culture and commitment to the Eastern Washington market;

         - The USBN board's belief that the Merger will advance USBN's external growth strategy of acquiring profitable, well-managed institutions and further promote USBN as a consolidator of regionally-based banks;

         - the USBN board's belief that the Merger will increase USBN's market capitalization and the liquidity of it shares;

         - Evaluation of the Merger and its effect on USBN, and the USBN board's belief that the financial terms are fair to USBN and its stockholders, based in part on the financial presentations of PCS regarding the Merger, and the expression of PCS's opinion as to the fairness to USBN of the consideration to be delivered by USBN in the Merger; and

         - The USBN board's belief, after consultation with its legal counsel, that the required regulatory approvals could be obtained to consummate the Merger.

         The foregoing discussion of the information and factors considered by the USBN board of directors is not intended to be exhaustive but is believed to encompass all material factors considered by the USBN board of directors. On the basis of the foregoing factors, the USBN board of directors concluded that the terms of the Merger are fair to and in the best interests of USBN and its stockholders.

RECOMMENDATION OF USBN BOARD OF DIRECTORS

         FOR THE REASONS SET FORTH ABOVE, THE USBN BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF USBN AND USBN STOCKHOLDERS AND RECOMMENDS THAT USBN STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

OPINION OF USBN'S FINANCIAL ADVISOR

         Pacific Crest Securities ("PCS") of Portland, Oregon, was retained by USBN to advise the board of directors as to the fairness of the consideration, from a financial perspective, to be paid to BFC stockholders as set forth in the Merger Agreement between USBN and BFC. PCS will receive a fee for its services, a portion of which is contingent upon delivery of the opinion and inclusion in materials to stockholders of USBN. PCS was not asked to, and did not, recommend the exchange ratio formula between BFC and USBN's respective common stocks. The exchange ratio formula was determined by USBN and BFC after arm's-length negotiations.

         PCS is an investment banking firm that performs financial advisory services. As part of its investment banking business, PCS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions and other transactions. Neither PCS nor any of its affiliates has a material financial interest in USBN or BFC.

         Under the Merger Agreement, BFC stockholders and option holders are to receive 1,850,000 shares of USBN stock. Additional shares will be issued to compensate BFC for any net income earned from January 1, 1999 until the Closing of the Merger. For purposes of this analysis, the additional USBN shares earned from the net income provision were ignored due to the assumption that the amount will be immaterial.

         PCS reviewed certain publicly available business and financial information relating to USBN and BFC. PCS reviewed certain other estimated information, including financial forecasts and local market analyses, provided by USBN, BFC and outside parties. In addition, PCS also conducted interviews with officers of USBN and BFC as to the business and prospects of BFC. PCS also compared certain financial data from USBN and BFC to those of similar publicly held banks or bank holding companies. Additionally, PCS considered the financial terms of certain other business combinations in the commercial banking industry that have recently been effected. PCS also considered certain estimated combined financial information of USBN and BFC. PCS did not independently verify the accuracy and/or the completeness of the financial and other information reviewed in rendering its opinion. PCS did not, and was not requested to, solicit third party indications of interest in acquiring any or all of the assets of BFC.

         Based upon the transaction terms and a USBN stock price as of the date of PCS's opinion of $16.88, USBN will pay to BFC stockholders consideration equating to approximately 2.6 times BFC's book value at September 30, 1998 and
14.4 times earnings for the trailing 12 month period ended September 30, 1998. Based upon the review conducted by PCS, the pricing for BFC in the Merger is the range of multiples seen in recent bank acquisitions. PCS also utilized several analyses to determine the fairness of the future economic benefits of BFC's tangible and intangible net assets to USBN stockholders, relative to the consideration paid. PCS's conclusion was that the terms of the Merger pursuant to the Merger Agreement are fair, from a financial viewpoint, to the stockholders of USBN.

         THE FULL TEXT OF THE PCS OPINION, UPDATED TO DECEMBER _, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON ITS REVIEW, IS ATTACHED TO THIS PROSPECTUS/JOINT PROXY STATEMENT AS APPENDIX B. THE SUMMARY OF THE PCS OPINION IN THIS PROSPECTUS/JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. USBN STOCKHOLDERS ARE URGED TO READ THE ENTIRE PCS OPINION.

BFC'S REASONS FOR THE MERGER

         At a meeting of the BFC board of directors of BFC held on November 10, 1998, Wes Colley, a representative of CFA and a representative of Keller Rohrback, L.L.P., special legal counsel to BFC, updated the BFC board on the events that had taken place since the prior meeting and reviewed with the board the proposed Merger Agreement. CFA provided its opinion that the offer was fair from a financial perspective to the stockholders of BFC. Following the presentation, the board unanimously approved the Merger. Listed below are the material factors the BFC board considered in reaching their decision.

         - Confronted with changing stockholder demographics and desires, the BFC board determined that combining with a larger, publicly-traded company would result in improved liquidity for BFC stockholders.

         - Combining the management resources of USBN and BFC would result in a greater depth of management.

         - Because of USBN's size and resources, the Bank's customers will benefit from more products and services and the Bank's employees will also benefit from enhanced technology and training, which in turn would provide substantially improved career opportunities.

         - Continuing the Bank's local operations while accessing the financial, technological and human resource strength of USBN would greatly enhance BFC's ability to compete in an ever-changing marketplace.

         - The board considered the financial condition and operating results of USBN, and the fact that the transaction would be a tax-free reorganization to the BFC stockholders.

         - The presentation of CFA and the opinion of CFA rendered on November 10, 1998, that as of such date the exchange ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of BFC common stock.

         - The terms of the Merger Agreement, including: (i) a provision for a fixed exchange ratio of 4.7038 shares of USBN common stock for each share of BFC common stock plus additional shares based upon the net income realized by BFC from January 1, 1999, until closing, enabling BFC stockholders to benefit from any increase in the trading price of USBN common stock prior to the Merger, coupled with a provision permitting BFC to terminate the Merger if the Average Closing Price of USBN common stock is below $12.50, thereby limiting the risk to BFC stockholders to possible declines in USBN common stock; (ii) an attractive premium for the holders of BFC common stock.

         - Merging with USBN would be a better alternative than expanding independently through internal growth or through acquisition.

         The BFC board did not assign any specific or relative weight to any of the factors discussed above in their considerations.

         RECOMMENDATION OF BFC BOARD OF DIRECTORS

         FOR THE REASONS SET FORTH ABOVE, THE BFC BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF BFC AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF BFC VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF BFC'S FINANCIAL ADVISORS

         CFA has delivered a written opinion to the BFC board to the effect that, as of the date of this Prospectus/ Joint Proxy Statement, the consideration to be received by BFC common stockholders pursuant to the terms of the Merger Agreement is fair to such stockholders from a financial point of view. The exchange ratio of 4.7349 shares (based for the purposes of the following analysis, upon the price calculation described below and an assumed net income of $200,000 realized by BFC from January 1, 1999 until an assumed closing date of January 31, 1999), of USBN common stock for each share of BFC has been determined by BFC and USBN through negotiations. The CFA opinion is directed only to the fairness, from a financial point of view, of the consideration to be received and does not constitute a recommendation to any BFC stockholder as to how such stockholder should vote at the BFC special meeting. As of December ___, 1998, the price of USBN's common stock is $______ as reported in the Wall Street Journal, and the total purchase price is an estimated $_____ per share for all of the outstanding shares of BFC.

         BFC retained CFA as its exclusive financial advisor pursuant to an engagement letter dated July 20, 1998 in connection with the Merger. CFA is a regionally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The BFC board selected CFA to act as BFC's exclusive financial advisor based on CFA's experience in mergers and acquisitions and in securities valuation generally.

         On November 10, 1998, CFA issued its opinion to the BFC board that, in its opinion as investment bankers, the terms of the Merger as provided in the Merger Agreement are fair, from a financial view point, to BFC, the Bank and its stockholders. THE FULL TEXT OF THE CFA OPINION, UPDATED TO DECEMBER ____, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON ITS REVIEW, IS ATTACHED HERETO AS APPENDIX C. THE SUMMARY OF THE CFA OPINION IN THIS PROSPECTUS/JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. BFC STOCKHOLDERS ARE URGED TO READ THE ENTIRE CFA OPINION.

         In rendering its opinion to BFC, CFA reviewed, among other things, historical financial data of BFC, certain internal financial data and assumptions of BFC prepared for financial planning and budgeting purposes furnished by the management of BFC and, to the extent publicly available, the financial terms of certain change of control transactions involving Northwest community banks. CFA discussed the BFC's management and financial condition, current operating results, and business outlook for BFC. CFA also reviewed certain publicly available information concerning USBN and certain financial and securities data of USBN and companies deemed similar to USBN. CFA discussed with USBN's management the financial condition, current operating results, and business outlook for USBN and USBN's plans relating to BFC. In rendering its opinion, CFA relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of BFC or USBN nor was it furnished any such appraisals. BFC did not impose any limitation on the scope of the CFA investigation in arriving at its opinion. CFA analyzed the total Merger purchase price on a cash equivalent fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples, net present value analysis, and net asset value based on certain assumption of projected growth, earnings and dividends and a range of discount rates from 16% to 18%.

         NET ASSET VALUE is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes the liquidation on the date of appraisal with the recognition of the investment securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best evaluation approach when valuing a going concern because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing market prices and yields (which is often of limited accuracy due to the lack of readily available data), it still results in a liquidation value. In addition, since this approach fails to account for the values attributable to the going concern such as the interrelationship among BFC's assets and liabilities, customer relations, market presence, image and reputation, staff expertise and depth, little weight is given by CFA to the net asset value approach to valuation.

         MARKET VALUE is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The "hypothetical" market value for a small bank with a thin market for its common stock is normally determined by comparison to the average price to stockholders equity, price to earnings, and price to total assets, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity of the buyer. The market value in connection with the evaluation of control of a bank is determined by the previous sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data are available, the market value approach deserves greater weighting than the net asset value approach and similar weight as the investment value approach as discussed below.

         CFA maintains a comprehensive data base concerning prices paid for banking institutions in the Northwest, particularly Eastern Washington and Eastern Oregon banking institutions, during 1988 through 1998. This data base provides comparable pricing and financial performance data for banking institutions sold or acquired. Organized by different peer groups, these data present medians of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of BFC, CFA has considered the market approach and has evaluated price to stockholders equity and price to earnings multiples and the price to total assets percentage for transactions involving Washington and Oregon banking organizations with total assets less than $150 million that sold for 100% common stock from January 1988 to November 1998.

         Comparable Sales Multiples. CFA calculated a "Merger Consideration-Adjusted Book Value" for BFC's September 30, 1998 stockholders equity and the estimated March 31, 1999 stockholders' equity adjusted for the price to stockholders equity ratios for a sample of Northwest banking institutions with assets of below $150 million which sold between January 1, 1992 through November 1, 1998 and a sample of Northwest banking institutions with total assets of below $150 million which sold between January 1, 1996 and November 1, 1998. The calculations are $61.49 and $69.99 per share, respectively, for the September 30, 1998 stockholders' equity for the two samples. For the estimated December 31, 1998 stockholders' equity, the calculations are $61.86 and $70.39, respectively. For BFC's net income for the twelve months prior to September 30, 1998, the calculations are $97.02 and $103.84, respectively.

         Transaction Value as a Percentage of Total Assets. CFA calculated the percentage of total assets which the transaction represents as a price level indicator. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of stockholders equity and earnings. In this instance, a transaction value of $______ per BFC share results in a transaction value as a percentage of total assets of 29.53%. The median price as a percentage of total assets for a sample of Northwest banking institutions with assets of below $150 million which sold between January 1, 1992 through June 1, 1998 and a sample of Northwest banking institutions with total assets of below $150 million which sold between January 1, 1996 and November 1, 1998 of 20.00% and 21.10%, respectively.

         INVESTMENT VALUE is sometimes referred to as the income or earnings value. One investment value method frequented used estimates the present value of an institution's future earnings or cash flow which is discussed below.

         Net Present Value Analysis. The investment or earnings value of any banking organization's stock is an estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earning stream over a period of time of not less than five years and the residual or terminal value of the earnings stream after five years, using BFC's estimates of future growth and an appropriate capitalization or discount rate. CFA's calculations were based on an analysis of the banking industry, BFC's earnings estimates for 1998-2002, historical levels of growth and earnings, and the competitive situation in BFC's market area. Using discount rates of 16% and 18%, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" provided a range of $72.19 to $76.77 per share.

         When the net asset value, market value and investment value approaches are subjectively weighed, using the appraiser's experience and judgment, it is CFA's opinion that the proposed transaction is fair, from a financial point of view to the BFC stockholders.

         Pursuant to the terms of the engagement letter between BFC and CFA, BFC has agreed to pay CFA a fee of $100,000 for its services as financial advisor, including this fairness opinion. In addition, BFC has agreed to reimburse CFA for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify CFA against certain liabilities.

                                   THE MERGER

         The following description of the material aspects of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. USBN and BFC stockholders are being asked to approve the Merger in accordance with the terms of the Merger Agreement, and are urged to carefully read the Merger Agreement, which is attached at APPENDIX A.

BASIC TERMS OF THE MERGER

         The Merger Agreement provides for the merger of BFC with and into USBN. The separate corporate existence of BFC will cease, and the Bank will become a wholly-owned subsidiary of USBN. While USBN and BFC believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance that such approvals will be received or, if received, as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. See "-- Conditions to Consummation of the Merger; Regulatory Approvals."

         In the Merger, each BFC stockholder (except BFC stockholders who exercise their dissenters' rights) will receive 4.7038 shares of USBN common stock for each share of BFC common stock that they own, plus an additional amount of shares, as applicable, determined by an "Adjustment Factor". The Adjustment Factor essentially takes into account any net income generated by BFC during the period from January 1, 1999 to the Merger closing date, and provides for the issuance of additional shares to BFC stockholders to reflect such net income.

         The additional shares of USBN common stock that will be issued pursuant to the Adjustment Factor will be valued using the "Average Closing Price" of USBN common stock. The Average Closing Price means a price equal to the average of the daily sales prices (average high and low trading price on a particular day) of USBN common stock on the ten consecutive trading days on which at least 2,000 shares of USBN common stock are traded, with the last such day being the fifth day prior to the Merger effective date.

         Here is an example of how the Merger exchange ratio works:

         A stockholder owning 100 shares of BFC common stock will be entitled to receive 470 shares of USBN common stock and cash payment for the remaining fractional share of 38/100. (100 shares multiplied by 4.7038 equals 470.38 shares.) If the Average Closing Price of USBN common stock is $18, then the stockholder will receive $6.84 for the fractional share. ($18 multiplied by 0.38 equals $6.84.) This example assumes that no net income has been generated by BFC between January 1, 1999 and the effective Merger date and that, accordingly, the Adjustment Factor has not been triggered.

         The following example shows how the Adjustment Factor would work, if the Merger closes on January 31, 1999, and assuming (by way of example only) that BFC's net income for the period between January 1, 1999 and January 31, 1999 was $175,000. Assuming, as in the example provided above, that the Average Closing Price of USBN common stock is $18.00, then a total of 9,722 additional shares of USBN common stock would be issued in the aggregate to BFC stockholders in the Merger (175,000 / 18 = 9,722).

         Assuming that there are 364,281 shares of BFC common stock outstanding on the Merger effective date and that no BFC stockholder exercises dissenters' rights, each BFC stockholder would receive, in addition to the base exchange ratio of 4.7038 USBN shares per one BFC share, a fractional share of 0.27 USBN common stock (9,722 / 364,281 = 0.2668).

         Using the example in the preceding paragraph, a stockholder owning 100 shares of BFC common stock be entitled to receive 470 shares of USBN common stock and $11.70 in lieu of a fractional share (100 shares of BFC common stock entitle the holder to receive 470.38 shares of USBN common stock based on the base exchange ratio of 4.7038, plus the additional 0.27 fractional share based on the assumed Adjustment Factor, for a total of 470.65 shares of USBN common stock. The fractional share of 0.65 is multiplied by the assumed Average Closing Price of $18, resulting in $11.70). There can be no assurance as to the amount of BFC net income, if any, that might be reflected in the Adjustment Factor.

         On December __, 1998, the most recent date for which it is practicable to obtain information prior to the printing of this Prospectus/Joint Proxy Statement, the closing price per share of USBN common stock, as reported on Nasdaq, was $_________.

         Subject to the conditions set forth in the Merger Agreement, the effective date of the Merger will occur as soon as possible after such conditions have been satisfied or waived. Subject to those conditions, USBN and BFC anticipate that the Merger will occur as early as January 31, 1999. Either USBN or BFC may terminate the Merger Agreement if the Merger does not occur by June 30, 1999.

CASH FOR FRACTIONAL SHARES

         USBN will not issue certificates for fractional shares of USBN common stock. Each holder of BFC common stock who would otherwise be entitled to receive a fractional share, will receive cash in lieu of such fractional share, in an amount equal to the product of such fraction multiplied by the Average Closing Price for USBN common stock, as described above under "--Basic Terms of the Merger." Holders of BFC common stock will have no other rights with respect to such fractional shares.

EXCHANGE OF BFC STOCK CERTIFICATES

         As promptly as practicable after the Merger effective date, USBN will send or cause to be sent to each holder of record of BFC common stock transmittal materials for use in exchanging all of such holder's certificates representing BFC common stock for a certificate or certificates representing the USBN common stock to which such holder is entitled and a check or checks for such holder's fractional share interests, as appropriate. The transmittal materials will contain information and instructions regarding the surrender and exchange of such certificates.

         BFC STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

         Upon surrender of all of the certificates for BFC common stock registered in the name of a holder of such certificates (or indemnity satisfactory to USBN and the exchange agent selected by USBN, if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of shares of USBN common stock to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check for any fractional share interest (in each case, without interest).

         All shares of USBN common stock issued to the holders of BFC common stock pursuant to the Merger will be deemed issued as of the Merger effective date. USBN dividends having a record date after the Merger effective date will include dividends on all shares of USBN common stock issued in the Merger, but no dividend or other distribution payable to the holders of record of USBN common stock at or as of any time after the Merger effective date will be distributed to the holder of any BFC common stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder, in each case, without interest. After the Merger effective date, the stock transfer books of BFC will be closed, and there will be no transfers on the transfer books of BFC of the shares of BFC common stock that were outstanding immediately prior to the Merger effective date.

CONDITIONS TO CONSUMMATION OF THE MERGER; REGULATORY APPROVALS

         Consummation of the Merger is subject to various conditions. USBN and BFC cannot provide any assurance as to whether these conditions will be satisfied or waived by the appropriate party. Accordingly, there can be no assurance that the Merger will be completed. If conditions to the Merger remain unsatisfied after June 30, 1999, then either USBN's or BFC's boards of directors may terminate the Merger Agreement.

         Under Washington law, approval of the Merger requires the affirmative vote of two-thirds of the holders of all outstanding shares of USBN and BFC common stock. In addition, the Federal Reserve Board must approve the Merger. An application for prior approval by the Federal Reserve Board has been filed. Although no assurance can be given, the parties expect to receive this approval in due course.

         Certain conditions must be satisfied or events must occur before parties will be obligated to complete the Merger. Each parties' obligations under the Merger Agreement are conditioned on satisfaction by the other parties of conditions applicable to them. Some of these conditions are as follows:

         - The Merger Agreement's approval by the required vote of the stockholders of USBN and BFC;

         - The receipt of all necessary regulatory approvals, without any condition or requirement that would, in USBN's opinion, deprive USBN of the material benefits of the Merger;

         - USBN's and BFC's receipt of an opinion from Graham & Dunn, P.C. to the effect that, among other things, the Merger will qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code; and

         - USBN's receipt of a letter from Moss Adams, LLP, to the effect that the Merger will qualify for "pooling of interests" accounting treatment if it is consummated in accordance with the Merger Agreement.

         Additionally, either USBN or BFC may terminate the Merger Agreement if certain conditions applicable to the other party are not satisfied or waived. Those conditions are discussed below under "--Amendment of Termination of the Merger Agreement".

         Either USBN or BFC may waive any of the other party's conditions, except those that are required by law (such as USBN and BFC stockholder approval and the receipt of required regulatory approvals). Either USBN or BFC may also grant extended time to the other party to complete an obligation or condition.

BFC STOCK OPTION AGREEMENT

         As an inducement to USBN to enter into the Merger Agreement, BFC has granted an option (the "Option") to USBN, by agreement dated as of November 10, 1998 (the "Option Agreement") to purchase authorized but unissued shares of BFC common stock, which, if issued, would constitute 19.9% of the issued BFC commons stock, at $45.00 per share. USBN may only exercise the Option upon (i) the occurrence of certain events set forth in the Option Agreement, and (ii) USBN's obtaining of any regulatory approvals necessary for the acquisition of the BFC common stock subject to the Option. Additionally, USBN must have performed all of its obligations under the Merger Agreement. USBN may transfer the Option only if an event occurs triggering USBN's right to exercise the Option. The effect of the Option may be to make third-party offers or acquisition transactions less attractive and therefore less likely. The Option Agreement is attached to this Prospectus/Joint Proxy Statement as APPENDIX D.

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT: TERMINATION FEES

         The Merger Agreement may be amended or supplemented at any time by written agreement of the parties, either before or after the USBN and BFC special stockholders meetings. To the extent permitted by applicable law, the parties may make any amendment or supplement without the further approval of USBN's or BFC's stockholders. The Merger Agreement provides that USBN may at any time change the method of effecting its acquisition of BFC and the Bank, but no such change may change the amount of kind of consideration to be issued to holders of BFC common stock, and no such change may adversely affect the tax treatment to BFC stockholders as a result of receiving such consideration.

         The Merger Agreement contains several provisions entitling either USBN or BFC to terminate the Merger Agreement under certain circumstances. The following briefly describes some of those conditions:

         Lapse of Time. If the Merger has not closed by June 30, 1999, than at any time after that date, the board of directors of either USBN or BFC may terminate the Merger Agreement, as long as the party terminating has not caused the delay in closing by breaching its obligations under the Merger Agreement.

         Mutual Consent. The parties may terminate the Merger Agreement at any time before the Merger occurs, whether before or after USBN and BFC stockholder approval, by mutual consent.

         Impracticability. The parties may terminate the Merger Agreement if the party seeking termination, through its board of directors, has determined that the Merger has become inadvisable or impracticable by reason of litigation by the federal government or the government of Washington to restrain or invalidate the Merger.

         Average Closing Price Below $12.50. BFC may terminate the Merger Agreement if the Average Closing Price (see "--Basic Terms of the Merger") is less than $12.50, and USBN, in its sole discretion, does not elect to increase the Merger exchange ratio so that the Average Closing Price multiplied by such increased exchange ratio equals the Merger exchange ratio multiplied by $12.50. In determining whether to terminate the Merger Agreement in these circumstances, the BFC board of directors will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including without limitation, the market for financial stocks in general, the relative value of USBN common stock in the market, and the advice of its financial advisors and legal counsel. By approving the Merger Agreement, BFC stockholders would be permitting the BFC board of directors to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the Average Closing Price of USBN common stock is under $12.50. This termination right of BFC, as noted above, is subject to USBN's right to avoid termination by increasing the number of USBN shares that BFC stockholders will receive.

         USBN's Conditions Not Met. BFC may terminate the Merger Agreement if, by June 30, 1999, any of USBN's conditions to closing are not met. Among such conditions are (i) there must have been no material adverse change in the financial position or results of operations of USBN, and (ii) USBN must have complied with all terms, covenants and conditions of the Merger Agreement.

         BFC's Conditions Not Met. USBN may terminate the Merger Agreement if, by June 30, 1999, any of BFC's conditions are not met. Among such conditions are: (i) BFC's Capital (as defined in the Merger Agreement) must be at least $12 million on the Merger effective date; (ii) the Bank's allowance for possible loan and lease losses must be not less than 1% of the Bank's total outstanding loans, based on USBN's reasonable analysis; (iii) and there must have been no material change in the financial position or results of operations of BFC or the Bank; and (iv) BFC must have complied with all of the terms covenants and conditions of the Merger Agreement.

         USBN Cash Payments. USBN may terminate the Merger Agreement if the number of shares of BFC common stock for which cash is to be paid because the holders have exercised dissenters' rights, together with the number of fractional shares for which cash will be paid, exceeds 10% of the number of outstanding shares of BFC common stock.

         Termination Fees. If either USBN or BFC terminates the Merger Agreement under certain circumstances, or if the Merger Agreement terminates because either party did not use its best efforts to consummate the Merger, then the party that terminated the Merger Agreement (other than for reasons allowed by the Merger Agreement) or did not use its best efforts to consummate the Merger, must pay the other party a termination fee of $500,000.

         Allocation of Costs Upon Termination. If the Merger Agreement is terminated, USBN and BFC will each pay their own out-of-pocket expenses incurred in connection with the transaction, and, except for any applicable termination fees, will have no other liability to the other party.

CONDUCT OF BUSINESS PENDING THE MERGER

         BFC and the Bank have agreed in the Merger Agreement not to take certain actions without the prior approval of USBN relating to their operations pending consummation of the Merger. Among other things, BFC and the Bank may not:

         -        issue or sell any common stock;

         -        pay any dividends;

         - incur any indebtedness for borrowed money or becoming liable for the obligations of any other entity other than in the ordinary course of business;

         - change their lending, investment, liability management or other material banking policies in any respect;

         -        impose any lien on any share of stock held by BFC;

         - enter into or amend any employment agreements or any employee benefit plans or grant any increases, other than in the ordinary course of business;

         - dispose of any material portion of their assets or acquire any material portion of the business or property of any other entity;

         -        amend their articles of incorporation or bylaws;

         - settle any claims involving any liability for material money damages;

         - enter into, terminate or change any material agreements, except for those agreements that may be terminated by BFC or the Bank without penalty upon not more than 60 days' prior written notice; and

         - extend credit other than in accordance with existing lending policies, with specific exceptions granted to BFC and the Bank.

         Additionally, BFC is required, among other things, to operate its businesses in the usual, regular and ordinary course and to use its best efforts to preserve its business relationships and to retain key employees.

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE MERGER

         Upon consummation of the Merger, the USBN board of directors will consist of USBN's current directors plus three current BFC directors. Mr. Wes Colley, Chairman of BFC's board, has been designated as one of the three persons who will serve on the USBN board; the other two persons have not yet been designated. The Bank's board will consist of the Bank's current directors, plus two additional directors to be designated by USBN. The executive officers of USBN in office immediately before the Merger effective date will remain unchanged following the Merger. The executive officers of the Bank will remain unchanged immediately following the Merger.

         As a condition to the execution of the Merger Agreement, each member of the BFC and/or Bank board of directors has executed a Director NonCompetition Agreement with USBN. The Director NonCompetition Agreement prohibits such directors from competing with USBN or any of its subsidiaries for two years after the Merger effective date within Walla Walla County, Washington.

EMPLOYEE BENEFIT PLANS

         The Merger Agreement confirms USBN's intention to allow the employees of the Bank who continue as employees after the Merger to participate in certain USBN employee benefit plans, on substantially the same terms as employees of USBN and its other subsidiaries. For the purposes of determining eligibility to participate in such plans, and the vesting of benefits under such plans (but not the accrual of benefits under such plans) USBN will give effect to years of service with the Bank as though such service were with USBN. On the Merger effective date, all outstanding and unexercised options to purchase BFC common stock will be converted into options to purchase USBN common stock, adjusted as to both number of shares and price using the Merger exchange ratio.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         The directors and executive officers of BFC, together with their affiliates, beneficially owned a total of 111,857 shares of BFC common stock (representing 28.5 % of all outstanding shares of BFC common stock) as of the Merger record date. The directors and executive officers will receive the same consideration in the Merger for their shares, including any shares which they may acquire prior to the Merger effective date pursuant to the exercise of stock options, as the other stockholders of BFC. Wes Colley, the President and Chairman of the Bank, and BFC's board of directors have certain interests in the Merger as described below that are in addition to their interest as stockholders of BFC generally. BFC's board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by the Merger Agreement.

         Directors' and Officers' Liability. The Merger Agreement provides that for the four-year period following the Merger effective date, USBN will indemnify the directors, officers and employees of BFC and the Bank against certain liabilities to the extent that such persons were entitled to indemnification under federal or Washington law and the articles of incorporation and bylaws of BFC or the Bank. The indemnification provisions applicable to such persons prior to the Merger effective date are summarized at "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF USBN AND BFC COMMON STOCK -- Indemnification and Limitation of Liability."

         Employment Agreement. USBN has entered into an employment agreement with Wes Colley, President and Chairman of the Bank. Mr. Colley's agreement is for a term of 36 months commencing on the Merger effective date. Mr. Colley's initial base salary under the agreement will be $108,600. The agreement further provides that Mr. Colley will receive all benefits that are generally provided to similarly situated full-time employees of USBN. Mr. Colley will also receive certain fringe benefits, including, the right to participate in group life insurance, disability, health and accident insurance plans, profit sharing and pension plans and other employee fringe benefit plans that the Bank or USBN may have in effect from time to time for similarly situated employees. If Mr. Colley is terminated without cause or Mr. Colley terminates his employment for a legitimate reason as defined in his agreement before the end of the term of the agreement, Mr. Colley is entitled to receive his base salary for the remaining term of the agreement. The employment agreement also provides for a restriction on Mr. Colley's ability to compete with USBN or the Bank following his termination from employment (voluntary or otherwise).

         Director and Executive Officer Non-Competition Agreements. Each director and executive officer of BFC and the Bank has signed an agreement which restricts such person's ability to compete with USBN or any of its subsidiaries or affiliates within Walla Walla County, Washington for a period of two years after the effective date of the Merger.

         Positions on the USBN Board. The Merger Agreement provides that USBN will appoint three current members of the BFC board of directors to the USBN board of directors following the effective date of the Merger. Mr. Colley has been designated as one of the persons who will serve on the USBN board; the other two persons have not yet been designated.

FEDERAL INCOME TAX TREATMENT OF THE MERGER

         The following is a discussion of the material federal income tax consequences of the Merger that are generally applicable to BFC stockholders. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing Treasury regulations thereunder (including final, temporary or proposed), and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a summary of the material federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to vote in favor of approval of the Merger.

         The Merger is expected to qualify as a reorganization under Section 368 of the Internal Revenue Code. As parties to a reorganization, neither USBN nor BFC will recognize gain or loss as a result of the Merger. Except for cash received in lieu of a fractional share interest in USBN common stock, holders of shares of BFC common stock will recognize no gain or loss on the receipt of USBN common stock.

         Consummation of the Merger is conditioned upon the receipt by USBN and BFC of an opinion of Graham & Dunn, P.C., special counsel to USBN, to the effect that if the Merger is consummated within the meaning of Section 368 of the Internal Revenue Code, no gain or loss will be recognized by BFC stockholders who exchange all of their BFC common stock solely for shares of USBN common stock (except for cash received in lieu of fractional shares).

         The opinion of counsel, which will be delivered on the closing date of the Merger, is filed as an exhibit to the Registration Statement, and the foregoing is only a summary of the tax consequences of the Merger as described in the opinion. An opinion of counsel only represents counsel's best legal judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering these issues. Neither USBN nor BFC has requested or will request a ruling from the IRS with regard to the federal income tax consequences of the Merger.

         The tax basis of the USBN common stock received in the Merger by BFC stockholders will be the same as the tax basis of the BFC common stock surrendered in the exchange therefor, reduced by any basis allocable to a fractional share interest in BFC common stock for which cash is received. The holding period for the shares of USBN common stock received in the Merger will include the holding period of BFC common stock exchanged therefor, provided that BFC shares were held as capital assets at the time of the Merger.

         Gain or loss will be recognized by BFC stockholders who receive cash in lieu of fractional shares of USBN common stock, or who exercise dissenters' rights and receive cash for their BFC shares. The amount of such gain or loss will be the difference between the cash received and the basis of the shares or fractional share interests surrendered in the exchange. Generally, such gain or loss will be a capital gain or loss provided that the shares of BFC surrendered were capital assets at the time of surrender, and will be long-term capital gain or loss if such shares of BFC common stock have been held for more than one year.

         THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO BFC STOCKHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER'S TAX SITUATION AND STATUS. IN ADDITION, THERE MAY BE RELEVANT STATE, LOCAL OR OTHER TAX CONSEQUENCES, NONE OF WHICH ARE DESCRIBED ABOVE. BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, EACH BFC STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING SUCH STOCKHOLDER'S SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE SPECIFIED APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN LAWS TO SUCH STOCKHOLDER AND THE POSSIBLE EFFECT OF CHANGE IN FEDERAL AND OTHER TAX LAWS.

ACCOUNTING TREATMENT OF MERGER

         It is anticipated that the Merger will be accounted for as a "pooling of interests" for accounting purposes. Under this method of accounting, assets and liabilities of USBN and BFC are carried forward at their previously recorded amounts, and operating results of USBN and BFC will represent the combined results for periods before and after the Merger. No recognition of goodwill arising from the Merger is required of any party to the Merger.

         USBN's receipt of a letter from Moss Adams, LLP, to the effect that they concur with management's understanding that the Merger will qualify as a "pooling of interests" if consummated in accordance with the Merger Agreement, is a condition to the closing the Merger.

DISSENTERS' RIGHTS OF APPRAISAL

         In accordance with Chapter 23B.13 of the Revised Code of Washington ("RCW"), BFC stockholders have the right to dissent from the Merger and to receive payment in cash for the "fair value" of their BFC common stock.

         If BFC stockholders perfect dissenters' rights with respect to more than 10% of the outstanding shares of BFC common stock, USBN may elect not to consummate the Merger. BFC stockholders electing to exercise dissenters' rights must comply with the provisions of RCW Chapter 23B.13 in order to perfect their rights. BFC and USBN will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a BFC stockholder in order to dissent from the Merger and perfect the stockholder's dissenters' rights. THIS SUMMARY, HOWEVER, IS NOT A COMPLETE STATEMENT OF ALL APPLICABLE REQUIREMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO RCW CHAPTER 23B.13, THE FULL TEXT OF WHICH IS SET FORTH IN APPENDIX E.

         A stockholder who wishes to assert dissenters' rights must (a) deliver to BFC before the vote is taken by BFC stockholders written notice of the stockholder's intent to demand payment for the stockholder's shares if the Merger is effected, and (b) not vote such shares in favor of the Merger. A stockholder wishing to deliver such notice should hand deliver or mail such notice to BFC at the following address within the requisite time period:

                         Bancwest Financial Corporation
                                 P. O. Box 1597
                          Walla Walla, Washington 99362
                           Attn: Wes Colley, President

         A stockholder who wishes to exercise dissenters' rights generally must dissent with respect to all the shares the stockholder owns or over which the stockholder has power to direct the vote. However, if a record stockholder is a nominee for several beneficial stockholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying BFC in writing of the name and address of each person on whose behalf the record stockholder asserts dissenters' rights. A beneficial stockholder may assert dissenters' rights directly by submitting to BFC the record stockholder's written consent and by dissenting with respect to all the shares of which such stockholder is the beneficial stockholder or over which such stockholder has power to direct the vote.

         A STOCKHOLDER WHO DOES NOT DELIVER TO BFC PRIOR TO THE VOTE BEING TAKEN BY BFC STOCKHOLDERS A WRITTEN NOTICE OF THE STOCKHOLDER'S INTENT TO DEMAND PAYMENT FOR THE "FAIR VALUE" OF THE SHARES WILL LOSE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS. IN ADDITION, ANY STOCKHOLDER ELECTING TO EXERCISE DISSENTERS' RIGHTS MUST EITHER VOTE AGAINST THE MERGER OR ABSTAIN FROM VOTING.

         If the Merger is effected, USBN as the surviving corporation shall, within ten days after the effective date of the Merger, deliver a written notice to all stockholders who properly perfected their dissenters' rights in accordance with RCW Chapter 23B.13. Such notice will, among other things: (a) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (b) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (c) supply a form for demanding payment; and (d) set a date by which USBN must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

         A stockholder wishing to exercise dissenters' rights must timely file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters' rights.

         Within 30 days after the Merger occurs or receipt of the payment demand, whichever is later, USBN shall pay each dissenter with properly perfected dissenters' rights USBN's estimate of the "fair value" of the stockholder's interest, plus accrued interest from the Effective Date of the Merger. With respect to a dissenter who did not beneficially own BFC shares prior to the public announcement of the Merger, USBN is required to make the payment only after the dissenter has agreed to accept the payment in full satisfaction of the dissenter's demands. "Fair value" means the value of the shares immediately before the effective date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. The rate of interest is generally required to be the rate at which USBN can borrow money from other banks.

         A dissenter who is dissatisfied with USBN's estimate of the fair value or believes that interest due is incorrectly calculated may notify USBN of the dissenter's estimate of the fair value and amount of interest due. If USBN does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value then USBN must within 60 days petition a court to determine the fair value.

         In view of the complexity of RCW Chapter 23B.13 and the requirement that stockholders must strictly comply with the provisions of RCW Chapter 23B.13, stockholders of BFC who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

RESALE OF USBN COMMON STOCK

         The USBN common stock to be issued in the Merger will be transferable free of restrictions under the 1933 Act, except for shares received by persons, including directors and executive officers of BFC, who may be deemed to be "affiliates" of BFC, as that term is used in (i) paragraphs (c) and (d) of Rule 145 under the 1933 Act and/or (ii) Accounting Series Releases 130 and 135, as amended, of the SEC. Affiliates may not sell their shares of USBN common stock acquired in the Merger, except (a) pursuant to an effective registration statement under the 1933 Act covering those shares, (b) in compliance with Rule 145, or (c) in accordance with an opinion of counsel reasonably satisfactory to USBN, under other applicable exemptions from the registration requirements of the 1933 Act. SEC guidelines further indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the acquiring or acquired company they owned before the consummation of a merger or shares of the acquiring corporation they receive in connection with the merger during the period beginning 30 days before the Merger effective date and ending when financial results covering at least 30 days of post-merger operations of the combined organization have been published. USBN will obtain customary agreements with all BFC directors, officers, and affiliates of BFC and USBN, under which such persons have represented that they will not dispose of their shares of USBN common stock received in the Merger or the shares of BFC common stock or USBN common stock held by them before the Merger, except (i) in compliance with the 1933 Act and the rules and regulations promulgated thereunder, and (ii) in a manner that would not adversely affect the ability of USBN to treat the Merger as a pooling of interests for financial reporting purposes. This Prospectus/Joint Proxy Statement does not cover any resales of the USBN common stock received by affiliates of BFC.

NO SOLICITATION

         BFC has agreed in the Merger Agreement that, except as required by law, neither it, the Bank, nor any of its officers or directors will (i) solicit, initiate or encourage inquiries or proposals for the acquisition of the shares or assets of BFC (an "Acquisition Proposal"), (ii) enter into discussions concerning any such Acquisition Proposal, or (iii) furnish any nonpublic information relating to an Acquisition Proposal.

EXPENSES

         The Merger Agreement provides that USBN and BFC will each pay their own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

                              DIRECTOR CONFIRMATION

         Consistent with the articles of incorporation of the Bank prior to BFC's formation as a bank holding company, the stockholders of BFC have historically elected the BFC board of directors to staggered terms. This means that the board of directors has been divided into three classes, with each class being elected for a term of three years (a "Classified Board"). Thus, one-third of the entire board of directors are elected on a rotating basis each year. BFC's Articles of Incorporation do not, however, specifically provide for a Classified Board.

         In order to remedy this discrepancy and to eliminate any possible ambiguity regarding the composition of the BFC board of directors, BFC's stockholders are being asked to confirm the present composition of the BFC board of directors, and to adopt the acts of the Classified Board, previously taken on behalf of and in the name of BFC, as the fully authorized acts of the BFC board of directors. These acts include, but are not limited to, the annual election of Bank directors, the approval of stock option plans and the related grants of options, and the approval of the Merger Agreement.

         The BFC Board of Directors consists of six persons: Messrs. Wes Colley, Harold Cochran, David Frame, Mark Graves, Allen Ketelson and Norman McKibben. Each of such persons has previously been elected by BFC's stockholders to serve as a member of the BFC board of directors, at a BFC annual stockholders meeting. By approving the proposal to confirm the composition of the BFC board of directors, BFC stockholders will resolve the possible ambiguity resulting from the fact that the directors have been annually elected in classes of two instead of having been annually elected as an entire slate of six.

         THE BFC BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF BFC VOTE FOR THE APPROVAL OF THE DIRECTOR CONFIRMATION.

           PRO FORMA CONDENSED COMBINED UNAUDITED FINANCIAL STATEMENTS

         The following pro forma condensed combined unaudited financial statements give effect to the Merger on a pooling of interests basis. The unaudited pro forma condensed combined statements of financial condition are presented on the basis that as of the beginning of the first period presented the Merger was consummated on September 30, 1998. The unaudited pro forma condensed combined statements of income are presented on the basis that the Merger was consummated as of the beginning of the first period presented.

         Effective July 20, 1998, USBN acquired Grant National Bank ("GNB"), located in Ephrata, Washington. The pooling of interests method of accounting was used for the transaction. Accordingly, all prior period USBN financial information has been restated to reflect the acquisition of GNB. The pro forma condensed combined unaudited USBN financial statements included in this document include the accounts of GNB. Effective October 1, 1997, USBN acquired the Bank of Pullman ("BOP"), located in Pullman, Washington. The purchase method of accounting was used for the transaction. Accordingly, prior period financial statements for USBN have not been restated to reflect the accounts of BOP before October 1, 1997. The pro forma condensed combined unaudited financial statements included in this document include the accounts of BOP since October 1, 1997.

         These pro forma condensed combined unaudited financial statements should be read in conjunction with the historical financial statements and the related notes thereto for USBN and BFC included or incorporated into this Prospectus/Joint Proxy Statement by reference. See "WHERE YOU CAN FIND MORE INFORMATION," "INFORMATION INCORPORATED BY REFERENCE" and the USBN Form 10-K for the year ended December 31, 1997, the USBN Form 10-Q for the quarter ended September 30, 1998 and the USBN Proxy Statement for its 1998 Annual Meeting of Stockholders.

         The pro forma condensed unaudited statements of income are not necessarily indicative of operating results, which would have been achieved had the Merger been consummated as of the beginning of the first period presented and should not be construed as representative of future results.

UNITED SECURITY BANCORPORATION AND BANCWEST FINANCIAL CORPORATION PRO FORMA CONDENSED COMBINED UNAUDITED STATEMENT OF FINANCIAL CONDITION AT SEPTEMBER 30, 1998

                                                                                          PRO FORMA
($ in thousands, except per share) Assets                    USBN             BFC          COMBINED
                                                          ---------       ---------       ----------
Cash and due from banks                                   $  16,541       $   2,288       $  18,829
Overnight interest bearing deposits with other banks         14,860                          14,860
Federal funds sold                                           15,410             725          16,135
Securities                                                   50,056          26,624          76,680
Loans, net of allowance for loan losses                     282,239          70,345         352,584
Accrued interest receivable                                   3,860           1,599           5,459
Premises and equipment, net                                  10,063           2,184          12,247
Foreclosed assets                                               794              80             874
Life insurance and salary continuation assets                 3,317              83           3,400
Intangible assets                                             6,617                           6,617
Other assets                                                    910             156           1,066
                                                          ---------       ---------       ---------
     Total assets                                         $ 404,667       $ 104,084       $ 508,751
                                                          =========       =========       =========

                       Liabilities
Noninterest bearing - demand deposits                     $  60,068       $  17,107       $  77,175
Interest bearing:
  NOW and savings accounts                                  166,602          28,853         195,455
  Time, $100,000 and over                                    36,576          21,024          57,600
  Other time                                                 91,583          23,188         114,771
                                                          ---------       ---------       ---------
     Total deposits                                         354,829          90,172         445,001

Federal funds purchased                                                         677             677
Notes payable                                                 4,456                           4,456
Capital lease obligations                                       718                             718
Accrued interest payable                                      1,146             512           1,658
Other liabilities                                             2,669           1,002           3,671
     Total liabilities                                      363,818          92,363         456,181

                  Stockholders' Equity
Common stock                                                 30,479           4,163          34,642
Retained earnings                                            10,352           7,340          17,692
Accumulated other comprehensive income, net of tax              113             218             331
Guaranteed bank loan to ESOP                                    (95)                            (95)
                                                          ---------       ---------       ---------
     Total stockholders' equity                              40,849          11,721          52,570
                                                          ---------       ---------       ---------
     Total liabilities and stockholders' equity           $ 404,667       $ 104,084       $ 508,751
                                                          =========       =========       =========


See notes to pro forma condensed combined unaudited financial statements.

UNITED SECURITY BANCORPORATION AND BANCWEST FINANCIAL CORPORATION PRO FORMA CONDENSED COMBINED UNAUDITED INCOME STATEMENT FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

($ in thousands, except per share)                                                             PRO FORMA
Interest Income:                                                 USBN            BFC           COMBINED
                                                              ----------      ----------      ----------
Interest and fees on loans and leases                         $   22,174      $    5,536      $   27,710
Interest on securities                                             2,975           1,198           4,173
Other interest income                                                510              11             521
                                                              ----------      ----------      ----------
     Total interest income                                        25,659           6,745          32,404
                                                              ----------      ----------      ----------

Interest expense:
Interest on deposits                                               9,693           2,451          12,144
Interest on borrowings                                               613             203             816
                                                              ----------      ----------      ----------
     Total interest expense                                       10,306           2,654          12,960
                                                              ----------      ----------      ----------

     Net interest income                                          15,353           4,091          19,444
Provision for loan losses                                            324             100             424
                                                              ----------      ----------      ----------
     Net interest income after provision for loan losses          15,029           3,991          19,020
                                                              ----------      ----------      ----------

Noninterest income:
Fees and service charges                                           1,282             455           1,737
Insurance commissions                                                817                             817
Securities gains/(losses)                                             91               7              98
Other                                                              1,113             277           1,390
                                                              ----------      ----------      ----------
     Total noninterest income                                      3,303             739           4,042
                                                              ----------      ----------      ----------

Noninterest expense:
Salaries and employee benefits                                     6,990           1,549           8,539
Occupancy expense, net                                               896             302           1,198
Equipment expense                                                    940                             940
Other operating expense                                            3,255             530           3,785
                                                              ----------      ----------      ----------
     Total noninterest expense                                    12,081           2,381          14,462
                                                              ----------      ----------      ----------

     Income before tax                                             6,251           2,349           8,600
Income tax expense                                                 2,015             690           2,705
                                                              ----------      ----------      ----------
     Net income                                               $    4,236      $    1,659      $    5,895
                                                              ==========      ==========      ==========
Basic earnings per share                                      $     0.94      $     0.90      $     0.92
Diluted earnings per share                                    $     0.92      $     0.90      $     0.91
Basic weighted average shares outstanding                      4,524,262       1,850,000       6,374,262
Diluted weighted average shares outstanding                    4,597,325       1,850,000       6,447,325


See notes to pro forma condensed combined unaudited financial statements.

UNITED SECURITY BANCORPORATION AND BANCWEST FINANCIAL CORPORATION PRO FORMA CONDENSED COMBINED UNAUDITED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1997

($ in thousands, except per share)                                                                                 PRO FORMA
Interest Income:                                                 USBN             BOP(1)             BFC            COMBINED
                                                              -----------       -----------      -----------      -----------
Interest and fees on loans and leases                         $    23,571       $     2,678      $     6,682      $    32,931
Interest on securities                                              2,403               868            1,720            4,991
Other interest income                                               1,274                58                8            1,340
                                                              -----------       -----------      -----------      -----------
     Total interest income                                         27,248             3,604            8,410           39,262
                                                              -----------       -----------      -----------      -----------

Interest expense:
Interest on deposits                                               10,251             1,284            3,054           14,589
Interest on borrowings                                                432                16              224              672
                                                              -----------       -----------      -----------      -----------
     Total interest expense                                        10,683             1,300            3,278           15,261
                                                              -----------       -----------      -----------      -----------

     Net interest income                                           16,565             2,304            5,132           24,001
Provision for loan losses                                             752                 7              303            1,062
                                                              -----------       -----------      -----------      -----------
     Net interest income after provision for loan losses           15,813             2,297            4,829           22,939
                                                              -----------       -----------      -----------      -----------

Noninterest income:
Fees and service charges                                            1,525               191              598            2,314
Insurance commissions                                               1,125                 2                             1,127
Insurance proceeds                                                    796                                                 796
Securities gains/(losses)                                             (21)                3                5              (13)
Other                                                                 532                50              272              854
                                                              -----------       -----------      -----------      -----------
     Total noninterest income                                       3,957               246              875            5,078
                                                              -----------       -----------      -----------      -----------

Noninterest expense:
Salaries and employee benefits                                      7,145               989            1,918           10,052
Occupancy expense, net                                                831               125              338            1,294
Equipment expense                                                     899               196                             1,095
Other operating expense                                             3,139               426              635            4,200
                                                              -----------       -----------      -----------      -----------
     Total noninterest expense                                     12,014             1,736            2,891           16,641
                                                              -----------       -----------      -----------      -----------

     Income before taxes                                            7,756               807            2,813           11,376
Income tax expense                                                  2,464               186              882            3,532
                                                              -----------       -----------      -----------      -----------
     Net income                                               $     5,292       $       621      $     1,931      $     7,844
                                                              ===========       ===========      ===========      ===========
Basic earnings per share                                      $      1.17                        $      1.04      $      1.23
Diluted earnings per share                                    $      1.16                        $      1.04      $      1.22
Basic weighted average shares outstanding                       4,520,068                          1,850,000        6,370,068
Diluted weighted average shares outstanding                     4,563,748                          1,850,000        6,413,748


(1) USBN acquired Bank of Pullman (BOP) effective October 1, 1997. The purchase method of accounting was used for the transaction. This column is the results prior to acquisition from January 1, 1997 through September 30, 1997. The results from October 1, 1997 through December 31, 1997 are included with USBN.

See notes to pro forma condensed combined unaudited financial statements.

UNITED SECURITY BANCORPORATION AND BANCWEST FINANCIAL CORPORATION PRO FORMA CONDENSED COMBINED UNAUDITED INCOME STATEMENT FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997


                                                                                     USBN &
($ in thousands, except per share)                                                     BOP                             PRO FORMA
Interest Income:                                    USBN             BOP(1)         COMBINED             BFC            COMBINED
                                                -----------       -----------      -----------       -----------      -----------
Interest and fees on loans and leases           $    16,667       $     2,678      $    19,345       $     4,995      $    24,340
Interest on securities                                1,338               868            2,206             1,269            3,475
Other interest income                                   914                58              972                 7              979
                                                -----------       -----------      -----------       -----------      -----------
     Total interest income                           18,919             3,604           22,523             6,271           28,794
                                                -----------       -----------      -----------       -----------      -----------

Interest expense:
Interest on deposits                                  7,039             1,284            8,323             2,257           10,580
Interest on borrowings                                  231                16              247               190              437
                                                -----------       -----------      -----------       -----------      -----------
     Total interest expense                           7,270             1,300            8,570             2,447           11,017
                                                -----------       -----------      -----------       -----------      -----------

     Net interest income                             11,649             2,304           13,953             3,824           17,777
Provision for loan losses                               548                 7              555                57              612
                                                -----------       -----------      -----------       -----------      -----------
     Net interest income after
        provision for loan losses                    11,101             2,297           13,398             3,767           17,165
                                                -----------       -----------      -----------       -----------      -----------

Noninterest income:
Fees and service charges                              1,088               191            1,279               433            1,712
Insurance commissions                                   893                 2              895                                895
Insurance proceeds                                      796                                796                                796
Securities gains/(losses)                               (25)                3              (22)                3              (19)
Other                                                   420                50              470               164              634
                                                -----------       -----------      -----------       -----------      -----------
     Total noninterest income                         3,172               246            3,418               600            4,018
                                                -----------       -----------      -----------       -----------      -----------

Noninterest expense:
Salaries and employee benefits                        4,946               989            5,935             1,417            7,352
Occupancy expense, net                                  556               125              681               228              909
Equipment expense                                       593               196              789                                789
Other operating expense                               2,216               426            2,642               414            3,056
                                                -----------       -----------      -----------       -----------      -----------
     Total noninterest expense                        8,311             1,736           10,047             2,059           12,106
                                                -----------       -----------      -----------       -----------      -----------

     Income before taxes                              5,962               807            6,769             2,308            9,077
Income tax expense                                    1,966               186            2,152               648            2,800
                                                -----------       -----------      -----------       -----------      -----------
     Net income                                 $     3,996       $       621      $     4,617       $     1,660      $     6,277
                                                ===========       ===========      ===========       ===========      ===========
Basic earnings per share                        $      0.88                        $      1.02       $      0.90      $      0.99
Diluted earnings per share                      $      0.88                        $      1.01       $      0.90      $      0.98
Basic weighted average shares outstanding         4,519,794                          4,519,794        1,850,000         6,369,794
Diluted weighted average shares outstanding       4,557,133                          4,557,133        1,850,000         6,407,133


(1) USBN acquired Bank of Pullman (BOP) effective October 1, 1997. The purchase method of accounting was used for the transaction. This column is the results prior to acquisition from January 1, 1997 through September 30, 1997.

See notes to pro forma condensed combined unaudited financial statements.

UNITED SECURITY BANCORPORATION AND BANCWEST FINANCIAL CORPORATION PRO FORMA CONDENSED COMBINED UNAUDITED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1996


($ in thousands, except per share)                                                                                PRO FORMA
Interest Income:                                                 USBN             BOP(1)             BFC           COMBINED
                                                              -----------      -----------       -----------      -----------
Interest and fees on loans and leases                         $    20,545      $     3,415       $     6,230      $    30,190
Interest on securities                                              1,472            1,155             1,504            4,131
Other interest income                                                 888               93                23            1,004
                                                              -----------      -----------       -----------      -----------
     Total interest income                                         22,905            4,663             7,757           35,325
                                                              -----------      -----------       -----------      -----------

Interest expense:
Interest on deposits                                                8,494            1,653             2,789           12,936
Interest on borrowings                                                297               33               135              465
     Total interest expense                                         8,791            1,686             2,924           13,401

     Net interest income                                           14,114            2,977             4,833           21,924
Provision for loan losses                                           1,021                                               1,021
                                                              -----------      -----------       -----------      -----------
     Net interest income after provision for loan losses           13,093            2,977             4,833           20,903
                                                              -----------      -----------       -----------      -----------

Noninterest income:
Fees and service charges                                            1,272              242               688            2,202
Insurance commissions                                               1,200                                               1,200
Securities gains/(losses)                                              53                                (38)              15
Other                                                                 681              137               130              948
                                                              -----------      -----------       -----------      -----------
     Total noninterest income                                       3,206              379               780            4,365
                                                              -----------      -----------       -----------      -----------

Noninterest expense:
Salaries and employee benefits                                      6,584            1,192             1,808            9,584
Occupancy expense, net                                                725              139               413            1,277
Equipment expense                                                     803              180                                983
Operational loss                                                      860                                                 860
Other operating expense                                             2,217              671               546            3,434
                                                              -----------      -----------       -----------      -----------
     Total noninterest expense                                     11,189            2,182             2,767           16,138
                                                              -----------      -----------       -----------      -----------

     Income before taxes                                            5,110            1,174             2,846            9,130
Income tax expense                                                  1,656              321               883            2,860
                                                              -----------      -----------       -----------      -----------
     Net income                                               $     3,454      $       853       $     1,963      $     6,270
                                                              ===========      ===========       ===========      ===========
Basic earnings per share                                                       $      0.77       $      1.06      $      0.99
Diluted earnings per share                                                     $      0.76       $      1.06      $      0.98
Basic weighted average shares outstanding                       4,510,918                          1,850,000        6,360,918
Diluted weighted average shares outstanding                     4,522,066                          1,850,000        6,372,066

(1) USBN acquired Bank of Pullman (BOP) effective October 1, 1997. The purchase method of accounting was used for the transaction.

See notes to pro forma condensed combined unaudited financial statements.

UNITED SECURITY BANCORPORATION AND BANCWEST FINANCIAL CORPORATION PRO FORMA CONDENSED COMBINED UNAUDITED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1995

($ in thousands, except per share)                                                                                PRO FORMA
Interest Income:                                                 USBN             BOP(1)             BFC           COMBINED
                                                              -----------      -----------       -----------      -----------
Interest and fees on loans and leases                         $    16,514      $     3,551       $     5,471      $    25,536
Interest on securities                                              1,947            1,019             1,162            4,128
Other interest income                                                 491              127                                618
                                                              -----------      -----------       -----------      -----------
     Total interest income                                         18,952            4,697             6,633           30,282
                                                              -----------      -----------       -----------      -----------

Interest expense:
Interest on deposits                                                7,486            1,930             2,476           11,892
Interest on borrowings                                                119               32                95              246
                                                              -----------      -----------       -----------      -----------
     Total interest expense                                         7,605            1,962             2,571           12,138
                                                              -----------      -----------       -----------      -----------

     Net interest income                                           11,347            2,735             4,062           18,144
Provision for loan losses                                             317               65                62              444
                                                              -----------      -----------       -----------      -----------
     Net interest income after provision for loan losses           11,030            2,670             4,000           17,700
                                                              -----------      -----------       -----------      -----------

Noninterest income:
Fees and service charges                                            1,040              235               622            1,897
Insurance commissions                                               1,255                                               1,255
Securities gains/(losses)                                              53                                (5)               48
Life insurance proceeds                                             1,030                                               1,030
Other                                                                 592              106                35              733
                                                              -----------      -----------       -----------      -----------
     Total noninterest income                                       3,970              341               652            4,963
                                                              -----------      -----------       -----------      -----------

Noninterest expense:
Salaries and employee benefits                                      5,477            1,097             1,672            8,246
Occupancy expense, net                                                633              140               419            1,192
Equipment expense                                                     579              207                                786
Death benefit expense                                                 379                                                 379
Other operating expense                                             2,365              676               627            3,668
                                                              -----------      -----------       -----------      -----------
     Total noninterest expense                                      9,433            2,120             2,718           14,271
                                                              -----------      -----------       -----------      -----------

     Income before taxes                                            5,567              891             1,934            8,392
Income tax expense                                                  1,489              265               515            2,269
                                                              -----------      -----------       -----------      -----------
     Net income                                               $     4,078      $       626       $     1,419      $     6,123
                                                              ===========      ===========       ===========      ===========
Basic earnings per share                                                       $      1.04       $      0.77      $      1.06
Diluted earnings per share                                                     $      1.04       $      0.77      $      1.06
Basic weighted average shares outstanding                       3,909,609                          1,850,000        5,759,609
Diluted weighted average shares outstanding                     3,909,609                          1,850,000        5,759,609

(1) USBN acquired Bank of Pullman (BOP) effective October 1, 1997. The purchase method of accounting was used for the transaction.

See notes to pro forma condensed combined unaudited financial statements.

NOTES TO PRO FORMA CONDENSED COMBINED UNAUDITED FINANCIAL STATEMENTS

1.       ADJUSTMENTS

         The pro forma combined unaudited statement of financial condition reflects the assumed issuance of 1,850,000 shares of USBN common stock, to BFC stockholders using the exchange ratio of 4.7. These shares were derived using the respective outstanding shares of BFC at September 30, 1998. Total consideration to BFC stockholders was assumed to be $33.3 million.

         The issuance of shares for the Merger is based upon an exchange ratio of 4.7 resulting from an assumed average closing price for USBN stock of $18.00 per share and that 393,300 outstanding shares including options are outstanding and subject to exchange on the Effective Date. This assumption is made solely for the purpose of calculating the pro forma data and is not intended to be a representation or approximation of the actual exchange ratio.

2.       BASIC AND DILUTED EARNINGS PER SHARE

         Basic and diluted earnings per share is computed on the weighted average number of basic and diluted common shares outstanding during the periods presented. Diluted common shares outstanding include common stock equivalents computed using the treasury stock method. Common stock equivalents include shares issuable upon exercise of common stock options. Pro forma basic and diluted earnings per share for the periods presented is computed based on the respective exchange ratio for BFC common stock described in Note 1. Pro forma basic and diluted earnings per share amounts may vary due to potential changes in the exchange ratio.

                     BUSINESSES OF THE PARTIES TO THE MERGER

INFORMATION CONCERNING USBN

         USBN. USBN is a multi-bank holding company headquartered in Spokane, Washington. USBN owns four banks, United Security Bank, a Washington bank; Home Security Bank, a Washington bank; Grant National Bank, a national bank and Bank of Pullman, an Idaho bank, and also owns USB Insurance (an insurance agency), USB Leasing (a leasing company), and USB Mortgage (a mortgage company). Each of USBN's nonbank subsidiaries are Washington corporations. The principal executive offices of USBN are located at 9506 North Newport Highway, Spokane, Washington 99218-1200 and its telephone number is (509) 467-6949.

         USBN conducts its banking business through 27 branches located in communities throughout eastern Washington, including Spokane and a branch in Moscow, Idaho. USBN focuses its banking and other services on individuals, professionals, and small to medium-sized businesses in diversified industries throughout its service area. At September 30, 1998, USBN had total consolidated assets of $404.7 million, net loans of $285.0 million and deposits of $354.8 million. USBN was founded in 1983 and has been profitable in every year since its inception. Additional information concerning USBN, including financial information and information relating to USBN's directors and executive officers, is included in the USBN documents incorporated by reference in this Prospectus/Joint Proxy Statement. See "INFORMATION INCORPORATED BY REFERENCE" and "WHERE YOU CAN FIND MORE INFORMATION."

         Year 2000 Issue. The Year 2000 Problem. The century date change creates a problem because some computer programs and systems were designed to store calendar years with only two numbers, rather than four numbers. Computer programs and systems may recognize a date using "00" as 1900 rather than the Year 2000. The extent of the impact of this Year 2000 problem is not yet known and could affect the global economy and every organization. USBN is addressing these issues.

         The Challenges Faced by USBN. The Year 2000 problem is of concern to USBN and other financial institutions because most financial transactions, including interest accruals and payments, are date sensitive. The Year 2000 problem could impact all automated systems including automated teller machines, alarm systems, and vaults. Some systems are more difficult to assess and repair.

         USBN's State of Readiness. USBN is reviewing its automated systems and business processes to identify and correct any date-related problems that may arise with the change of the century at December 31, 1999. In September, 1998, USBN and the provider of USBN's mainframe computer applications completed an installation and upgrade of the mainframe operating systems to comply with changes for the Year 2000. Testing of the new software will continue through December 31, 1998. USBN also continues to review its PC hardware and software and its major automated systems suppliers for Year 2000 compliance. A small number of PCs and PC systems required upgrades, which has been completed.

         Third Party Concerns. USBN has numerous customers, vendors, and third part service providers whose failure to address the Year 2000 problem may create significant business disruption and costs to USBN. It is impossible for any one party to eliminate the risks related to the Year 2000 problem. It is possible that USBN's service could be disrupted through the loss of electric power, phone service, or other reasons outside of USBN's control. USBN is in contact with its outside providers of services on an ongoing basis to evaluate their progress in addressing their Year 2000 problem.

         USBN's banking subsidiaries are incorporating Year 2000 issues into their standards of creditworthiness for new and renewed loans and are reviewing significant existing borrowers for Year 2000 risk. Review in this area will continue through 1999.

         Estimated Costs. Based on USBN's current analysis, the cost of complying with the Year 2000 issues is estimated to be approximately $175,000 including staff time expenses. About $100,000 of this amount has already been incurred.

         USBN's Contingency Plans. USBN is in the process of developing and implementing contingency plans to handle the most reasonably likely worst case scenarios. Since these worst case scenarios are difficult or even impossible to predict at this time, these contingency plans are particularly challenging. USBN intends to develop contingency plans that are reasonably necessary to address the Year 2000 problem and to revise them as necessary on an ongoing basis until the problem is confronted and resolved.

                           FORWARD LOOKING STATEMENTS

         The discussion above regarding to the century date change for the year 2000 includes certain "forward looking statements" concerning the future operations of USBN. USBN desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 as they apply to forward looking statements. This statement is for the express purpose of availing USBN of the protections of such safe harbor with respect to all "forward looking statements." Management's ability to predict results of the effect of future plans is inherently uncertain, and is subject to factors that may cause actual results to differ materially from those projected. Factors that could affect the actual results include USBN's success in identifying systems and programs that are not Year 2000 compliant; the possibility that systems modifications will not operate as intended; unexpected costs associated with remediation, including labor and consulting costs; the nature and amount of programming required to upgrade or replace the affected systems; the uncertainty associated with the impact of the century change on USBN's customers, vendors and third-party service providers, and the economy generally.

INFORMATION CONCERNING BFC

         Business. BFC, a Washington corporation, was organized in 1994 for the purpose of becoming the holding company for the Bank. BFC engages in no significant activity other than holding the stock of the Bank.

         The Bank was incorporated in 1976 as a state chartered bank under the laws of the State of Washington, and conducts a commercial banking business in Walla Walla and Columbia Counties. The Bank primarily serves individuals and small-to-medium-sized businesses and offers a full range of deposit services that are typically available in most financial institutions, including checking accounts, savings accounts and other time deposits of various types, ranging from money market accounts to longer term certificates of deposit. The transaction accounts and time certificates are tailored to the principal market areas at rates competitive in the area. In addition, retirement accounts such as IRAs (Individual Retirement Accounts) are available. The Bank attracts deposits primarily from individuals, merchants, small and medium sized businesses and professionals. The FDIC insures deposit accounts up to the maximum amount.

         The principal source of the Bank's revenues are: (i) interest and fees on loans; (ii) deposit service charges; (iii) merchant credit card processing fees; (iv) federal funds sold (funds loaned on a short-term basis to other banks); and (v) interest on investments (principally government securities). The Bank's lending activity consists of short-to-medium-term commercial and consumer loans, including operating loans and lines, equipment loans, automobile loans, recreational vehicle and truck loans, personal loans or lines of credit, home improvement and rehabilitation loans and credit cards. The Bank also offers cash management services, merchant credit card processing, safe deposit boxes, wire transfers, direct deposit or payroll and Social Security checks, automated teller machine access, and automatic drafts for various accounts.

         Competition. The geographic market area served by the Bank is highly competitive with respect to both loans and deposits. The Bank competes principally with commercial banks, savings and loan associations, credit unions, mortgage companies, and other financial institutions. The major commercial bank competitors are the regional banks that have a branch or branches within the Bank's primary trade areas. Among the advantages such larger banks have are their ability to finance wide-ranging advertising campaigns and to allocate their investment assets to geographic regions of higher yield and demand. Such banks offer certain services which are not offered directly by the Bank (but are offered indirectly through correspondent institutions); and, by virtue of their greater total capitalization, such banks have substantially higher lending limits than the Bank.

         In order to compete with the other financial institutions in their primary trade areas, the Bank uses, to the fullest extent possible, the flexibility which is accorded by its independent status. This includes an emphasis on specialized services, local promotional activity, and personal contacts by the Bank's officers, directors and employees. The Bank also provides special services and programs for individuals in their primary trade areas who are employed in the business and professional fields.

         Facilities. The Bank conducts its business through four full-service offices. All premises are owned by the Bank and include vaults with safe deposit boxes. The Bank's main office is located at 30 West Main Street in downtown Walla Walla and also serves as the main office for the holding company. The main office has approximately 36,000 square feet in an historic building with a two lane drive-up facility unattached from the main building. The main branch was remodeled during the last three years. The Eastgate branch, also located in Walla Walla at 1969 Walla Walla Avenue, serves as the Bank's main vault for cash, currency and safe deposit boxes. It has approximately 4,000 square feet of space, a two lane drive-up facility and was refurbished in 1995. The Bank's branch in Dayton is located at 427 East Main Street and has approximately 3,300 square feet of space and a full basement. The Dayton branch was built in 1995 and has a two lane drive-up facility. The Waitsburg branch is located at 215 Main Street and has approximately 5,000 square feet of space. It was refurbished in 1998 and has a new single lane drive-up facility.

         Employees. BFC and the Bank have a total of 43 full-time equivalent employees and 10 part-time equivalent employees. None of the employees is subject to a collective bargaining agreement. The Bank considers its relationships with its employees to be good.

         The Year 2000 Problem. The century date change creates a problem because computer programs and systems were designed to store calendar years with only two numbers, rather than four numbers. Because of this faulty design, computer programs and systems may recognize a date using "00" as 1900 rather than the Year 2000. The extent of the potential impact of this Year 2000 problem is not yet known and could affect the global economy and every organization.

         Only one thing is certain about the impact of the Year 2000--it is difficult to predict with any degree of certainty what will happen after December 31, 1999. BFC is committed to address and is addressing these Year 2000 issues and the uncertainty that is presented by these Year 2000 issues. The total financial effect that the Year 2000 problem will have on BFC is uncertain and will not be known until the year 2000 arrives. In spite of BFC's efforts to mitigate the Year 2000 problem, the success of BFC's efforts will not be known until the year 2000 arrives.

         The Challenges faced by BFC: The Year 2000 problem is of particular concern to BFC and other financial institutions because most financial transactions, such as interest accruals and payments, are date sensitive. The Year 2000 problem will impact both information technology ("IT") systems, such as computers, and non-IT systems. Non-IT systems typically include embedded technology such as microcontrollers, and include automated teller machines, elevators, alarm systems, and vaults. Non-IT systems are more difficult to assess and repair than IT systems.

         BFC's State of Readiness: BFC established a Year 2000 Committee with representatives from all significant functional areas which report to the BFC Board of Directors. Detailed inventories for all IT systems and all identified non-IT systems have been conducted to catalog potential hardware and software problems. BFC has identified certain systems as business-critical systems and testing of those business-critical systems has commenced. BFC has identified the end of this year as the projected deadline to complete the Year 2000 testing on business-critical systems. Testing will continue into the year 1999 for those business-critical systems that are not tested in 1998 and for those systems that have not been identified as critical. BFC has determined that modifications to certain systems are required and that such modifications will be conducted to mitigate, but not eliminate, the risks associated with the Year 2000 problem.

         Third Party Concerns: BFC interacts with numerous customers, vendors and third party service providers whose failure to address the Year 2000 problem may create significant business disruption and costs to BFC. Due to the interdependence of computer systems today, it is simply impossible for any one party to eliminate the risks related to the Year 2000 problem. It is even possible that the Year 2000 problem could disrupt BFC's business through the loss of electric power or phone service, or for other reasons outside of BFC's control. BFC has initiated formal communications with certain significant suppliers and large customers to attempt to determine the extent to which BFC is vulnerable to those third parties' failure to remediate their own Year 2000 issues. Systems of other companies on which BFC's systems rely may not be timely converted, which might well result in significant costs to BFC.

         BFC is in the process of assessing the incremental credit risk in loan portfolio relating to individual customers' ability to successfully address Year 2000 IT and non-IT issues. For those over an established dollar threshold, credit risk assessments are being or will be performed on each borrower. This process will be ongoing until the Year 2000.

         Estimated Costs: It is impossible to predict with any degree of certainty the costs that BFC will incur as a result of the Year 2000 problem. BFC's current estimate for the total year 2000 testing and remediation is roughly $200,000, which will be funded through cash flows of operations. BFC has incurred and expensed approximately $60,000 addressing the Year 2000 problem. These future financial estimates are just rough estimates. There are risks and uncertainties that may cause future results to differ materially. It is uncertain to what extent the actual costs of the Year 2000 problem will have on BFC's results of operations, liquidity, and financial condition. Actual lost revenue resulting from the Year 2000 problem is impossible to predict because of the inherent uncertainty of the Year 2000 problem. BFC, through its Year 2000 Committee, is analyzing and determining how to best handle and mitigate this uncertainty. BFC presently believes that costs associated with compliance efforts will not have a significant impact on BFC's ongoing operations, although there can be no assurance in this regard.

         BFC's Contingency Plans: The Year 2000 Committee is in the process of developing and implementing contingency plans to handle the most reasonably likely worst case scenarios. Since these worst case scenarios are difficult or even impossible to predict at this time, these contingency plans are particularly challenging. BFC intends to develop contingency plans that are reasonably necessary to address the Year 2000 problem and to revise those contingency plans on an ongoing basis until the problem is confronted and resolved.

         Legal Proceedings. The Bank is from time to time party to various legal actions arising in the normal course of business. The Bank believes that there is no threatened or pending proceeding against it, which, if determined adversely, would have a material effect on the business or financial position of the Bank.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BFC

         The following table sets forth the shares of BFC common stock beneficially owned as of the BFC record date by each person who, to the knowledge of BFC, owns more than five percent of its outstanding shares, by each director of BFC, by the Chief Executive Officer of BFC, and by all executive officers and directors as a group.

                                     SHARES BENEFICIALLY             % OF TOTAL SHARES
NAME                                       OWNED(1)                     OUTSTANDING
----                                 -------------------             -----------------
Wesley Colley(2)(3)                         43,423                          11.8%
Harold Cochran(4)                            7,834                           2.1%
David Frame(5)                              26,485                           7.2%
Mark Graves(6)                               6,161                           1.7%
Allen Ketelson(7)                            1,994                           0.5%
Norman McKibben                             13,996                           3.8%
Directors and Executive
Officers(8) as a group                     111,857                          28.5%

----------

(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any share of BFC common stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms or ownership, over which shares the persons named in the table possess voting and/or investment power. The amounts shown also include shares of BFC common stock which each indicated individual has the right to acquire within 60 days of the BFC record date through the exercise of stock options granted pursuant to BFC's stock option plans.

(2)      Mr. Colley is the Chief Executive Officer of BFC.

(3) Includes 3,423 shares subject to stock options granted pursuant to the BFC stock option plans.

(4) Includes 3,824 shares subject to stock options granted pursuant to the BFC stock option plans.

(5) Includes 3,824 shares subject to stock options granted pursuant to the BFC stock option plans. Also includes 7,011 shares owned by American Linebuilders Trust Account, of which Mr. Frame has voting control.

(6) Includes 2,864 shares subject to stock options granted pursuant to the BFC stock option plans.

(7) Includes 1,344 shares subject to stock options granted pursuant to the BFC stock option plans.

                   BFC MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The discussion presented below analyzes major factors and trends regarding the financial condition and results of BFC's operations for the nine months ended September 30, 1998 and 1997 and for the years ended December 31, 1997 and 1996. BFC engages in no significant activity other than holding the stock of the Bank. The Bank is a state chartered bank and operates four offices, two located in Walla Walla and one each located in Waitsburg and Dayton, Washington. The Bank's primary source of revenue is derived from providing loans to customers, who are predominantly small and middle market businesses and middle-income individuals. A substantial portion of the Bank's loan portfolio represents loans to customers directly or indirectly involved in the agribusiness industry in the region served by the Bank.

FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

         Overview. The Bank's total assets of $104,100,000 at September 30, 1998 represents a 3% increase over total assets of $100,900,000 at September 30, 1997. Most of this net increase resulted from increases in loans. The growth was funded primarily by increases in deposits and retained earnings.

         Net Income. For the nine months ended September 30, 1998 and 1997, net income was $1,659,000 and $1,660,000, respectively. Basic earnings per share for the nine month periods ended September 30, 1998 and 1997, were $4.57 and $4.69, respectively.

         Net Interest Income. Net interest income for the nine months ended September 30, 1998 was $4,091,000, an increase of $267,000 or 7.0% compared to the nine months ended September 30, 1997. This increase resulted primarily from an increase in earning assets (primarily loans) during the period, less the effect of an increase in interest-bearing liabilities.

FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

         Overview. The Bank's total assets of $102,500,000 at December 31, 1997, represent a $9,000,000, or 9.6% increase over total assets of $93,500,000 at December 31, 1996. Most of the growth is a result of increases in loans and securities primarily funded by increases in deposits and retained earnings.

         Net Income. For the years ended December 31, 1997 and 1996, the Bank's net income was $1,931,000 and $1,963,000, respectively, a decrease of $32,000 in 1997 compared with 1996. The decrease is due to an increase in noninterest expense and provision for loan losses. Noninterest expense grew with normal operational activity. The provision for loan losses was due to a normal review of the loan portfolio. Basic earnings per share for the years ended December 31, 1997 and 1996, were $5.46 and $5.61, respectively.

         Net Interest Income. Net interest income of $5,132,000 for the year ended December 31, 1997, increased $299,000 or 6.2% compared to $4,833,000 for the year ended December 31, 1996. The increase in net interest income was primarily due to increases in the Bank's earning assets, particularly its loan and securities portfolios. The Bank's net yield on earning assets totaled 5.88% and 5.96% for the years ended December 31, 1997 and 1996.

         Non-Interest Expenses. Non-interest expenses for the year ended December 31, 1997, increased $124,000, or 4.5% from the year ended December 31, 1996. The increase was primarily related to an increase in employee compensation and data processing fees.

LOAN QUALITY, LIQUIDITY AND CAPITAL

         Overview. Loans, net of allowance, totaled $70,345,000 at September 30, 1998 as compared to $66,268,000 at December 31, 1997 and $59,644,000 at December 31, 1996. The Bank's loan growth of $7,017,000, or 11.7% from 1996 to 1997 can be attributed to increased loan demand and market conditions, particularly in the Dayton area. Agriculture and commercial loans represent the largest portion of this increase.

         Allowance for Loan Losses. The allowance for loan losses represents management's current estimate of amounts required to absorb credit losses on existing loans. The allowance of $865,000 at September 30, 1998 and $1,004,000 at December 31, 1997, is an increase from the $611,000 allowance at December 31, 1996. The allowance represents 1.21% of loans at September 30, 1998 and 1.49% at December 31, 1997, as compared to 1.01% at December 31, 1996.

         The allowance for loan losses is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. The allowance is based on management's periodic evaluation of potential losses in the portfolio after consideration of historical loss experience, adverse situations that may affect the borrower's ability to repay, the estimated value of any collateral, economic conditions, and other risk inherent in the portfolio.

         The following table presents an analysis of the Bank's loan loss experience for the years ended December 31, 1997 and 1996:

                      ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
                                 (in thousands)

                                                             Years Ended December 31,
                                                             ------------------------
                                                                 1997          1996
                                                                -------       -------
Balance, beginning of year                                      $   611       $   560

Loans charged off:
         Real Estate Loans                                      $     0       $     0
         Installment Loans                                      $    38       $    20
         Credit Cards                                           $    13       $     0
         Commercial Loans                                       $    73       $   105
                                                                -------       -------
         Total Charge-Offs                                      $   124       $   125

Recoveries:
         Real Estate Loans                                      $     0       $     0
         Installment Loans                                      $     7       $     3
         Credit Cards                                           $     0       $     0
         Commercial Loans                                       $   207       $   173
                                                                -------       -------
         Total Recoveries                                       $   214       $   176

Net (charge-offs) Recoveries                                    $    90       $   (51)

Provision charged to operations                                 $   303       $     0

Balance, end of year                                            $ 1,004       $   611

Ratio of net charge-offs (recoveries) during the year to           (.17)         (.09)
average loans outstanding during the year

         Liquidity and Sources of Funds. The Bank's primary sources of funds are customer deposits, loan repayments, net income, and deposits and/or loans from the Federal Home Loan Bank of Seattle (FHLB), as well as their correspondent bank lines. Scheduled loan repayments are a relatively stable source of funds while deposit inflows and unscheduled loan prepayments are influenced by general interest rate levels, interest rates on other investment, competition, economic conditions and other factors.

         Total deposits were approximately $87.3 million of December 31, 1997, up $4.9 million from December 31, 1996 balance of $82.4 million. The Bank does not accept brokered deposits. A concerted effort has been made to attract deposits in the market area the Bank serves through competitive pricing and delivery of quality products.

         Capital. The Tier 1 capital-to-asset ratio for the Bank was 12.6% at December 31, 1997 compared to 13.6% at December 31, 1996. This ratio was impacted by good growth in assets and a cash dividend that was declared in 1996. The Tier 1 capital-to-risk-weighted-asset ratio was 11.4% at December 31, 1997 and 12.9% at December 31, 1996.

         Risk Elements. Risk elements include accruing loans past due 90 days or more, non-accrual loans, and loans that have been restructured to provide a reduction or deferral of interest or principal for reasons related to the borrower's financial potential problem loans, and loan concentrations. The following table states the Bank's non-accrual loans as of September 30, 1998, December 31, 1997, and December 31, 1996. There were no restructured loans on these dates.

                                                                   December 31,
                                                           ------------------------------
                                  September 30, 1998         1997                1996
                                  ------------------       --------           -----------
Non accrual loans                      $      0            $      0            $     0
Loans accruing past 90 days            $766,000            $218,000            $52,000


         The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payment requirements as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed against current interest income. Interest income is subsequently recognized only to the extent payments are received.

         At September 30, 1998, the Bank was not aware of any loans that should not continue to accrue interest or that management reasonably expects will have a materially negative impact on future operating results. The Bank's management is not aware of any information concerning any material loans, other than those discussed as risk elements above, that cause it to have doubts as to the ability of the borrowers to comply with the terms of the loans.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

         Market risk is considered by the Bank's management to be the exposure to loss resulting from changes in interest rates (interest rate risk). The Bank's interest rate risk arises from the instruments and transactions entered into for purposes other than trading. They include loans, investment securities, and deposit liabilities. All of the Bank's financial instruments and transactions are denominated in U.S. dollars. The Bank does not use derivative financial instruments for management of market risk or asset/liability management. Interest rate risk occurs when assets and liabilities pre-price at different times as interest rates change. The Bank's interest rate risk management includes supervision of the board's ALCO committee, a board policy on interest rate risk, and monthly review and monitoring of the amount of interest rate risk being taken by the Bank. By policy the Bank's earnings exposure is limited due to interest rate risk by setting limits on positive and negative gaps within the next 12 months. These limits are set so that previous years' profits will not be unduly impacted should interest rates change during the year. Approximately 59% of the Bank's loan portfolio consists of loans having floating interest rates. Fixed rate loans are generally made within a term of five years or less.

         The following table discloses the balances of financial instruments including the fair value as of December 31, 1997. The expected maturities are stated final dates and do not take into consideration historical and estimated principal prepayments for loans and securities. The roll-off rates for non-interest bearing deposits, interest-bearing demand deposits and savings deposits are 15%, 25% and 20%, respectively. The interest rates disclosed are based on rates from 1997 results. Fair values are based on calculations used in accordance with generally accepted accounting principals.

                               EXPECTED MATURITIES

                                ($ IN THOUSANDS)

(YEAR ENDED DECEMBER 31, 1997)

                                                                                                    THERE-                  FAIR
                                        1998         1999        2000         2001       2002       AFTER       TOTAL       VALUE
                                      -------        -----       -----       -----       -----      ------     -------     --------
FINANCIAL ASSETS
Cash & due from banks                 $ 3,070                                                                  $ 3,070     $ 3,070
Overnight funds                             0
Securities                              2,449        2,089       2,698       2,778       1,027      18,340      29,381      29,476
   Weighted average interest rate                                                                                 6.83%
Fixed rate loans                        3,789        3,843       3,843       3,843       3,844       9,154      28,316      29,054
   Weighted average interest rate                                                                                 9.87%
Variable rate loans                    24,541        2,000       2,486       2,676       6,637         616      38,956      38,956
   Weighted average interest rate                                                                                10.08%
FINANCIAL LIABILITIES
Noninterest bearing deposits            2,759        2,759       2,759       2,759       2,759       4,586      18,381      18,381
Interest bearing demand deposits        1,764        1,764       1,764       1,762           0           0       7,054       7,054
   Weighted average interest rate                                                                                 1.67%
Savings Deposits                        4,540        4,540       4,540       4,540       4,541           0      22,701      22,701
   Weighted Average interest rate                                                                                 3.62%
Time deposits                          33,085        4,777         502         365         425           0      39,154      39,154
   Weighted average interest rate                                                                                 5.43%
Borrowed funds                          4,295                                                                    4,295       4,295
   Weighted average interest rate                                                                                 5.40%

         The above table presents information about the Bank's interest sensitivity, it does not predict future earnings. The Bank uses budgeting and earnings projections to forecast earnings under different interest rate projections. It requires significant assumptions about the projection of loan prepayments, loan origination's and liability funding sources, which may be inaccurate. Weighted average interest rates by expected maturity is not available.

                           SUPERVISION AND REGULATION

INTRODUCTION

         The following generally refers to certain statutes and regulations affecting the banking industry. These references provide brief summaries only and are not intended to be complete. They are qualified in their entirety by the referenced statutes and regulations. In addition, some statutes and regulations may exist which apply to and regulate the banking industry, but are not referenced below.

         USBN is a bank holding company, due to its ownership of United Security Bank, Home Security Bank, Bank of Pullman and Grant National Bank (collectively, the "Subsidiaries"). The Bank Holding Company Act of 1956, as amended ("BHCA") subjects USBN and the Subsidiaries, as well as BFC and the Bank, to supervision and examination by the Federal Reserve Bank ("FRB"), and USBN and BFC file annual reports of operations with the FRB.

BANK HOLDING COMPANY REGULATION

         In general, the BHCA limits bank holding company business to owning or controlling banks and engaging in other banking-related activities. Bank holding companies must obtain the FRB's approval before they: (1) acquire direct or indirect ownership or control of any voting shares of any bank that results in total ownership or control, directly or indirectly, of more than 5% of the voting shares of such bank; (2) merge or consolidate with another bank holding company; or (3) acquire substantially all of the assets of any additional banks. Subject to certain state laws, such as age and contingency laws, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of both in-state and out-of-state bank.

         Control of Nonbanks. With certain exceptions, the BHCA prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company that is not a bank or a bank holding company unless the FRB determines that the activities of such company are incidental or closely related to the business of banking. If a bank holding company is well-capitalized and meets certain criteria specified by the FRB, it may engage de novo in certain permissible nonbanking activities without prior FRB approval.

         Control Transactions. The Change in Bank Control Act of 1978, as amended, requires a person (or group of persons acting in concert) acquiring "control" of a bank holding company to provide the FRB with 60 days' prior written notice of the proposed acquisition. Following receipt of this notice, the FRB has 60 days within which to issue a notice disapproving the proposed acquisition, but the FRB may extend this time period for up to another 30 days. An acquisition may be completed before expiration of the disapproval period if the FRB issues written notice of its intent not to disapprove the transaction. In addition, any "company" must obtain the FRB's approval before acquiring 25% (5% if the "company" is a bank holding company) or more of the outstanding shares or otherwise obtaining control over USBN or BFC.

TRANSACTIONS WITH AFFILIATES

         USBN and the Subsidiaries are deemed affiliates within the meaning of the Federal Reserve Act, and transactions between affiliates are subject to certain restrictions. Accordingly, USBN and the Subsidiaries must comply with Sections 23A and 23B of the Federal Reserve Act. Generally, Sections 23A and 23B
(1) limit the extent to which the financial institution or its subsidiaries may engage in "covered transactions" with an affiliate, as defined, to an amount equal to 10% of such institution's capital and surplus and an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital and surplus, and (2) require all transactions with an affiliate, whether or not "covered transactions," to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

REGULATION OF MANAGEMENT

         Federal law (1) sets forth the circumstances under which officers or directors of a financial institution may be removed by the institution's federal supervisory agency; (2) places restraints on lending by an institution to its executive officers, directors, principal stockholders, and their related interests; and (3) prohibits management personnel from serving as a director or in other management positions with another financial institution which has assets exceeding a specified amount or which has an office within a specified geographic area.

TIE-IN ARRANGEMENTS

         USBN and the Subsidiaries cannot engage in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither USBN nor the Subsidiaries may condition an extension of credit on either (1) a requirement that the customer obtain additional services provided by it or (2) an agreement by the customer to refrain from obtaining other services from a competitor.

         The FRB has adopted significant amendments to its anti-tying rules that: (1) removed FRB-imposed anti-tying restrictions on bank holding companies and their non-bank subsidiaries; (2) allow banks greater flexibility to package products with their affiliates; and (3) establish a safe harbor from the trying restrictions for certain foreign transactions. These amendments were designed to enhance competition in banking and nonbanking products and to allow banks and their affiliates to provide more efficient, lower cost service to their customers. However, the impact of the amendments on USBN and the Subsidiaries is unclear at this time.

STATE LAW RESTRICTIONS

         As Washington corporations, USBN and BFC may be subject to certain limitations and restrictions as provided under applicable Washington corporate law. Each of the Subsidiaries (except Grant National Bank) and the Bank, as Washington state-chartered commercial banks, is subject to supervision and regulation by the Washington Department of Financial Institutions.

THE SUBSIDIARIES

GENERAL

         The Subsidiaries (except Grant National Bank), as well as the Bank, are subject to extensive regulation and supervision by the Washington Department of Financial Institutions and the FDIC. Grant National Bank, as a national banking association, is subject to regulation and examination by the OCC. The federal laws that apply to USBN's banking subsidiaries and the Bank regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for loans. The laws and regulations governing the Subsidiaries and the Bank generally have been promulgated to protect depositors and not to protect stockholders of such institutions or their holding companies.

         CRA. The Community Reinvestment Act (the "CRA") requires that, in connection with examinations of financial institutions within their jurisdiction, the Federal Reserve or the FDIC evaluates the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.

         Insider Credit Transactions. Banks are also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal stockholders, or any related interests of such persons. Extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, and follow credit underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions with persons not covered above and who are not employees; and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. Banks are also subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the affected bank or any officer, director, employee, agent, or other person participating in the conduct of the affairs of that bank, the imposition of a cease and desist order, and other regulatory sanctions.

         FDICIA. Under the Federal Deposit Insurance Corporation Improvement Act (the "FDICIA"), each federal banking agency has prescribed, by regulation, noncapital safety and soundness standards for institutions under its authority. These standards cover internal controls, information systems, and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, such other operational and managerial standards as the agency determines to be appropriate, and standards for asset quality, earnings and stock valuation. An institution which fails to meet these standards must develop a plan acceptable to the agency, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. Management of USBN and BFC believe that the Subsidiaries and the Bank meet all such standards, and therefore, does not believe that these regulatory standards materially affect USBN's or BFC's business operations.

INTERSTATE BANKING AND BRANCHING

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") permits nationwide interstate banking and branching under certain circumstances. This legislation generally authorizes interstate branching and relaxes federal law restrictions on interstate banking. Currently, bank holding companies may purchase banks in any state, and states may not prohibit such purchases. Additionally, banks are permitted to merge with banks in other states as long as the home state of neither merging bank has opted out. The Interstate Act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area.

         Under recent FDIC regulations, banks are prohibited from using their interstate branches primarily for deposit production. The FDIC has accordingly implemented a loan-to-deposit ratio screen to ensure compliance with this prohibition.

         With regard to interstate bank mergers, Washington has "opted-in" to the Interstate Act and allows in-state banks to merge with out-of-state banks subject to certain aging requirements. Washington law generally authorizes the acquisition of an in-state bank by an out-of-state bank holding company through the acquisition of a financial institution if the in-state bank being acquired has been in existence for at least 5 years prior to the acquisition. At this time, the full impact that the Interstate Act might have on USBN and BFC is impossible to predict.

DEPOSIT INSURANCE

         The deposits of the Subsidiaries and of the Bank are currently insured to a maximum of $100,000 per depositor through the Bank Insurance Fund ("BIF") administered by the FDIC. All insured banks are required to pay semi-annual deposit insurance premium assessments to the FDIC.

         The FDICIA included provisions to reform the Federal Deposit Insurance System, including the implementation of risk-based deposit insurance premiums. The FDICIA also permits the FDIC to make special assessments on insured depository institutions in amounts determined by the FDIC to be necessary to give it adequate assessment income to repay amounts borrowed from the U.S. Treasury and other sources, or for any other purpose the FDIC deems necessary. The FDIC has implemented a risk-based insurance premium system under which banks are assessed insurance premiums based on how much risk they present to the BIF. Banks with higher levels of capital and a low degree of supervisory concern are assessed lower premiums than banks with lower levels of capital or a higher degree of supervisory concern.

DIVIDENDS

         The principal source of USBN's cash revenues is dividends received from the Subsidiaries. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends which would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if that payment could reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. Other than the laws and regulations noted above, which apply to all banks and bank holding companies, neither USBN, BFC, the Subsidiaries or the Bank is currently subject to any regulatory restrictions on its dividends.

CAPITAL ADEQUACY

         Federal bank regulatory agencies use capital adequacy guidelines in the examination and regulation of bank holding companies and banks. If capital falls below minimum guideline levels, the holding company or bank may be denied approval to acquire or establish additional banks or nonbank businesses or to open new facilities.

         The FDIC and Federal Reserve use risk-based capital guidelines for banks and bank holding companies. These are designed to make such capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the Federal Reserve has noted that bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimum. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier I capital. Tier I capital for bank holding companies includes common stockholders' equity, certain qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less intangibles except as described above.

         The Federal Reserve also employs a leverage ratio, which is Tier I capital as a percentage of total assets less intangibles, to be used as a supplement to risk-based guidelines. The principal objective of the leverage ratio is to constrain the maximum degree to which a bank holding company may leverage its equity capital base. The Federal Reserve requires a minimum leverage ratio of 3%. However, for all but the most highly rated bank holding companies and for bank holding companies seeking to expand, the Federal Reserve expects an additional cushion of at least 1% to 2%.

         FDICIA created a statutory framework of supervisory actions indexed to the capital level of the individual institution. Under regulations adopted by the FDIC, an institution is assigned to one of five capital categories depending on its total risk-based capital ratio, Tier I risk-based capital ratio, and leverage ratio, together with certain subjective factors. Institutions which are deemed to be "undercapitalized" depending on the category to which they are assigned are subject to certain mandatory supervisory corrective actions. USBN and BFC do not believe that these regulations have any material effect on their operations.

EFFECTS OF GOVERNMENT MONETARY POLICY

         The earnings and growth of USBN and BFC are affected not only by general economic conditions, but also by the fiscal and monetary policies of the federal government, particularly the Federal Reserve. The Federal Reserve can and does implement national monetary policy for such purposes as curbing inflation and combating recession, but its open market operations in U.S. government securities, control of the discount rate applicable to borrowings from the Federal Reserve, and establishment of reserve requirements against certain deposits, influence the growth of bank loans, investments and deposits, and also affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary policies and their impact on USBN, BFC, the Subsidiaries and the Bank cannot be predicted with certainty.

CHANGES IN BANKING LAWS AND REGULATIONS

         The laws and regulations that affect banks and bank holding companies are currently undergoing significant changes. This year, legislation was proposed in Congress which contained proposals to alter the structure, regulation, and competitive relationships of the nation's financial institutions. Although the legislation was not passed in the 1998 general session of Congress, similar legislation may be proposed in the coming years and, if enacted into law, such bills could have the effect of increasing or decreasing the cost of doing business, limiting or expanding permissible activities (including activities in the insurance and securities fields), or affecting the competitive balance among banks, savings associations, and other financial institutions. Some of these bills may reduce the extent of federal deposit insurance, broaden the powers or the geographical range of operations of bank holding companies, alter the extent to which banks could engage in securities activities, and change the structure and jurisdiction of various financial institution regulatory agencies. Whether or in what form such legislation may be adopted, or the extent to which the business of USBN might be affected thereby, cannot be predicted with certainty.

                        DESCRIPTION OF USBN CAPITAL STOCK

         USBN is authorized to issue 15,000,000 shares of common stock, no par value per share. At November 10, 1998, the date the Merger Agreement was executed, 4,546,722 shares of USBN common stock were issued and outstanding. A total of 192,860 shares are subject to options under USBN stock option plans; 107,395 of such options are fully vested and exercisable. USBN common stock is listed for trading on Nasdaq under the symbol "USBN." Each share of USBN common stock has the same relative rights and is identical in all respects with every other share of USBN common stock. The following summary describes the material aspects of USBN common stock, but does not purport to be a complete description of the applicable provisions of the USBN Articles of Incorporation and Bylaws or of applicable statutory or other law, and is qualified in its entirety by reference to those documents. See "WHERE YOU CAN FIND MORE INFORMATION."

VOTING RIGHTS

         The holders of USBN common stock possess exclusive voting rights in USBN. Each holder of USBN common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of USBN common stock. Holders of shares of USBN common stock are not entitled to cumulate votes for the election of directors.

DIVIDENDS

         The holders of USBN common stock are entitled to such dividends as the USBN board of directors may declare from time to time out of funds legally available for payment of dividends. Dividends from USBN depend upon the receipt to USBN of dividends from its subsidiary banks because USBN has no source of income other than dividends from those banks. Accordingly, the dividend restrictions imposed on USBN's subsidiary banks by statute or regulation may effectively limit the amount of dividends USBN can pay. See "SUPERVISION AND REGULATION -- Dividend Restrictions."

LIQUIDATION

         In the event of liquidation, dissolution or winding up of USBN, the holders of shares of USBN common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of USBN.

OTHER CHARACTERISTICS

         Holders of USBN common stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of USBN common stock which may be issued. Therefore, the USBN board of directors may authorize the issuance and sale of shares of capital stock of USBN without first offering them to existing stockholders of USBN. USBN common stock is not subject to any redemption or sinking fund provisions. The outstanding shares of USBN common stock are, and the shares to be issued in the Merger will be, fully paid and non-assessable.

                     COMPARISON OF CERTAIN RIGHTS OF HOLDERS
                          OF USBN AND BFC COMMON STOCK

GENERAL

         USBN is incorporated under the laws of the State of Washington and, accordingly, the rights of USBN's stockholders are governed by USBN's Articles of Incorporation, Bylaws and Washington law. BFC is also incorporated under the laws of the State of Washington, and, accordingly, the rights of BFC's stockholders are governed by BFC's Articles of Incorporation, Bylaws and Washington law.

         Upon consummation of the Merger, stockholders of BFC will become stockholders of USBN, and as such, their rights will be governed by USBN's Articles of Incorporation, Bylaws and Washington law. The following is a summary of material differences between the Articles of Incorporation and Bylaws of USBN and the Articles of Incorporation and Bylaws of BFC. This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders and is qualified in its entirety by reference to the governing laws and the Articles and Bylaws of each entity.

DIVIDEND RIGHTS

         USBN and BFC. Under Washington law, dividends may be paid only if, after giving effect to the dividend, the corporation will be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend.

VOTING RIGHTS

         USBN. USBN's Articles of Incorporation eliminate cumulative voting. Cumulative voting entitles each stockholder to cast a number of votes in the election of directors equal to the number of such stockholders' shares of common stock multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected. The absence of cumulative voting rights limits the ability of minority stockholders to obtain representation on the USBN board. All voting rights are vested in the holders of USBN common stock, with each share being entitled to one vote.

         BFC. BFC's Articles of Incorporation also eliminate cumulative voting. Each share of BFC common stock is entitled to one vote.

PREEMPTIVE RIGHTS

         USBN and BFC. Neither USBN's nor BFC's stockholders have preemptive rights to subscribe to any additional securities that may be issued.

LIQUIDATION RIGHTS

         USBN and BFC. If either USBN or BFC is liquidated, its holders of common stock are entitled to share, on a pro rata basis, the corporation's remaining assets after payment of or provision for all debts and other liabilities.

ASSESSMENTS

         USBN and BFC. All shares of USBN common stock and BFC common stock are fully paid and nonassessable.

STOCK REPURCHASES

         USBN and BFC. Under Washington law, a corporation may acquire shares of its own stock. Therefore, USBN and BFC may repurchase shares of their own capital stock.

AMENDMENT OF ARTICLES AND BYLAWS

         USBN. USBN's Articles of Incorporation may be amended by the vote of the holders of a majority of the outstanding shares of USBN common stock. The Bylaws of USBN may be amended by a majority vote of the board of directors or by the holders of at least a majority of the outstanding shares of USBN common stock.

         BFC. BFC's Articles of Incorporation may be amended by the affirmative vote of the holders of two-thirds of the outstanding BFC common stock. The Bylaws of BFC may be amended, altered or repealed by a majority vote of the board of directors of BFC or by the holders of a majority of the outstanding shares of BFC.

APPROVAL OF CERTAIN TRANSACTIONS

         USBN. The Articles of Incorporation and Bylaws of USBN do not require any increased stockholder vote to approve a business combination that may have the effect of foreclosing reorganization, consolidations, sale of substantially all assets or dissolution which a majority of stockholders deem desirable and place the power to prevent such a reorganization or combination in the hands of a minority of stockholders.

         BFC. The Articles of Incorporation and Bylaws of BFC do not require any increased stockholder vote above the two-thirds requirement of the WBCA to approve a merger or consolidation.

DISSENTERS' RIGHTS

         USBN. Under the Washington Business Corporation Act ("WBCA"), stockholders of USBN will generally have dissenter's appraisal rights in connection with (i) a plan of merger to which USBN is a party; (ii) a plan of share exchange to which USBN is a party as the corporation whose shares will be acquired; (iii) certain sales or exchanges of all, or substantially all, of USBN's property other than in the regular course of business; and (iv) amendments to USBN's Articles of Incorporation effecting a material reverse stock split. However, stockholders generally will not have such dissenters' rights if stockholders approval is not required by the WBCA for the corporate action. Approval of the Merger by the holders of USBN common stock is not required under the WBCA; therefore stockholders of USBN do not have dissenters' rights in connection with the Merger.

         BFC. Dissenters' rights applicable to BFC stockholders are the same as those applicable to USBN stockholders. BFC stockholders are entitled to dissenters' rights with respect to the Merger. See "THE MERGER -- Dissenters' Rights of Appraisal."

BOARD OF DIRECTORS

         USBN. USBN's Articles of Incorporation provide that its board of directors shall consist of not less than five nor more than 25 members, with the current number set at eleven by a resolution of the board of directors of USBN. The Articles of Incorporation of USBN provide that the board of directors or the stockholders may change the authorized number of directors within the stated range by resolution. Changes in the size of the range may be made by an amendment to USBN's Articles of Incorporation, which must be approved by a majority of the outstanding shares entitled to vote. The Bylaws of USBN provide that any vacancy on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, and any director so appointed is to serve for an unexpired term of his or her predecessor. The full board is elected annually by the USBN stockholders.

         BFC. BFC's Articles of Incorporation provide that its board of directors shall not consist of less than five and no more than twenty-five members, with the current number set at six by resolution of the board of directors of BFC. In the event of a vacancy on the board of directors, the remaining board of directors may elect a director, by a majority vote, to fill the vacancy for the balance of the term of his or her predecessor. BFC's Articles of Incorporation or Bylaws do not provide for a procedure to remove a director. Although BFC's Articles of Incorporation do not provide for a classified or staggered board of directors, BFC stockholders have historically elected directors on a classified basis. This matter is addressed at "DIRECTOR CONFIRMATION."

INDEMNIFICATION AND LIMITATION OF LIABILITY

         USBN. Pursuant to USBN's Bylaws, USBN will indemnify the officers, directors and employees of USBN with respect to expenses, settlements, judgements and fines in suits in which such person has made a party by reason of the fact that he or she is or was an officer, director or employee of USBN. No such indemnification may be given if the acts or omissions of the person are adjudged to be negligent or in bad faith. In addition, USBN's Bylaws provide that neither a director or officer will be liable for negligence or bad faith in the performance of his or her duties as director or officer if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation of and had no reasonable cause to believe that his or her conduct was unlawful.

         BFC. Pursuant to BFC's Articles on Incorporation and Bylaws, BFC may, to the fullest extent permitted by the WBCA, indemnify directors, officers or employees against expenses, fines, judgements and settlements incurred by such person in connection with any action, suit or proceeding by reason of the fact that such person is or was a director, officer or employee of BFC. Indemnification may not be given in the event the liability of a director was incurred by reason of intentional misconduct, a knowing violation of law, unlawful distribution, or in connection with any transaction in which it is finally adjudged that such director personally received a benefit in money, property or services to which that director was not legally entitled. BFC's Articles of Incorporation further provide that directors, to the fullest extent permitted by the WBCA, shall not be liable to BFC or its stockholders for monetary damages for conduct as a director except for acts or omissions finally adjudged to be intentional misconduct, a knowing violation of law, unlawful distribution or any transaction in which it is finally adjudged that such director personally received a benefit in money, property or services to which that director was not legally entitled.

POTENTIAL ANTI-TAKEOVER PROVISIONS

         Neither USBN's or BFC's Articles or Bylaws contain provisions that have an anti-takeover effect on any proposed merger, consolidation, acquisition, or similar transaction.

                              CERTAIN LEGAL MATTERS

         The validity of the USBN common stock to be issued in the Merger is being passed upon for USBN by Graham & Dunn P.C., Seattle, Washington. Graham & Dunn P.C. will also deliver an opinion concerning certain federal income tax consequences of the Merger.

                                     EXPERTS

         The consolidated statement of financial condition of USBN as of December 31, 1997 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, incorporated by reference in USBN's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Moss Adams LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated statements of financial condition of USBN as of December 31, 1996 and December 31, 1995 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, (and not presented separately or incorporated separately by reference herein), have been audited by McFarland & Alton P.S., independent certified public accountants, as stated in their report, which is incorporated by reference from USBN's Annual Report on Form 10-K for the year ended December 31, 1997. Such consolidated statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of BFC as of and for the year ended December 31, 1997 included in this Prospectus/Joint Proxy Statement and in the Registration Statement have been audited by Moss Adams, LLP, independent auditors, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         USBN files annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that USBN files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. USBN's SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov).

         USBN has filed a Registration Statement on Form S-4 (File No. 333- ______) to register with the SEC, the USBN common stock to be issued to BFC stockholders in the Merger. This Prospectus/Joint Proxy Statement is part of that Registration Statement and constitutes a prospectus of USBN in addition to being a proxy statement of USBN for the USBN special stockholders meeting and of BFC for the BFC special stockholders meeting. As allowed by SEC rules, this Prospectus/Joint Proxy Statement does not contain all of the information that you can find in the Registration Statement or the exhibits to the Registration Statement.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows USBN to "incorporate by reference" information into this Prospectus/Joint Proxy Statement, which means that USBN can disclose important information to you by referring you to another document filed separately by USBN with the SEC. The information incorporated by reference is deemed to be part of this Prospectus/Joint Proxy Statement, except for any information superseded by any information in this Prospectus/Joint Proxy Statement. This Prospectus/Joint Proxy Statement incorporates by reference the documents set forth below that USBN has previously filed with the SEC. These documents contain important information about USBN and its finances:

         -        Annual Report on Form 10-K for the year ended December 31,
                  1997;

         - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998; June 30, 1998 and September 30, 1998;

         -        Proxy Statement for USBN's 1998 Annual Meeting of
                  Stockholders; and

         - Current Reports on Form 8-K filed March 27, 1998; June 4, 1998; July 23, 1998; and November 13, 1998.

         USBN is also incorporating by reference additional documents that USBN files with the SEC between the date of this Prospectus/Joint Proxy Statement and the date of the special meeting of the USBN and BFC stockholders.

         You can obtain the documents that are incorporated by reference through USBN or the SEC. You can obtain the documents from the SEC, as described above under "WHERE YOU CAN FIND MORE INFORMATION." These documents are also available from USBN without charge, excluding exhibits unless USBN has specifically incorporated such exhibits by reference in this Prospectus/Joint Proxy Statement. You may obtain documents incorporated by reference in this Prospectus/Joint Proxy Statement by requesting them from USBN at 9506 North Newport Highway, Spokane, Washington 99218-1200 ATTN: Jackie Barnard. USBN's telephone number is (509) 467-6949. If you would like to request documents from USBN, please do so by January ___, 1999 in the case of USBN stockholders, and January ___, 1999 in the case of BFC stockholders, in order to receive them before the USBN and BFC special stockholders meetings.

         USBN has supplied all of the information concerning it contained in this Prospectus/Joint Proxy Statement, and BFC has supplied all of the information concerning it.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/JOINT PROXY STATEMENT IN DECIDING HOW TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OTHER THAN WHAT IS CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT. THIS PROSPECTUS/JOINT PROXY STATEMENT IS DATED DECEMBER __, 1998. YOU SHOULD NOT ASSUME THAT INFORMATION CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT IS ACCURATE AS OF ANY OTHER DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS/JOINT PROXY STATEMENT TO USBN OR BFC STOCKHOLDERS NOR THE ISSUANCE OF USBN COMMON STOCK IN THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY.

                                  OTHER MATTERS

         Neither the USBN board of directors nor the BFC board of directors is aware of any business to come before the USBN or BFC special stockholders meetings, other than those matters described above in this Prospectus/Joint Proxy Statement. However, if any other matters should properly come before such meetings, it is intended that proxies in the accompanying forms will be voted on such matters in accordance with the judgment of the person or persons voting the proxies.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
Bancwest Financial Corporation


We have audited the accompanying consolidated balance sheet of Bancwest Financial Corporation and subsidiary (the Company) as of December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bancwest Financial Corporation and subsidiary as of December 31, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                                              /s/ MOSS ADAMS LLP

Everett, Washington
November 13, 1998

                         BANCWEST FINANCIAL CORPORATION

                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                    DECEMBER 31,
                                                            -------------------------      SEPTEMBER 30,
                                                              1997            1996            1998
                                                            ---------       ---------      -------------
                                                                  (Unaudited)              (Unaudited)
ASSETS
   Cash and due from banks                                  $   3,070       $   2,819       $   2,288
   Federal funds sold                                                             795             725
   Securities available-for-sale                               20,959          18,180          17,328
   Securities held-to-maturity                                  7,574           8,058           8,399
   Federal Home Loans Bank stock                                  848             786             897

   Loans                                                       67,272          60,255          71,210
   Less allowance for loan losses                              (1,004)           (611)           (865)
                                                            ---------       ---------       ---------

                                                               66,268          59,644          70,345
                                                            ---------       ---------       ---------

   Premises and equipment, net                                  2,207           1,972           2,184
   Accrued interest receivable                                  1,263           1,005           1,599
   Foreclosed real estate                                         200                              80
   Other assets                                                   120             253             239
                                                            ---------       ---------       ---------

         Total assets                                       $ 102,509       $  93,512       $ 104,084
                                                            =========       =========       =========

LIABILITIES
   Deposits
      Noninterest-bearing                                   $  18,381       $  15,467       $  17,107
      Interest-bearing                                         68,909          66,903          73,065

         Total deposits                                        87,290          82,370          90,172

   Federal funds purchased                                      4,295                             677
   Accrued interest payable                                       428             421             512
   Dividends payable                                                            2,798
   Other liabilities                                              785             428           1,002
                                                            ---------       ---------       ---------

         Total liabilities                                     92,798          86,017          92,363
                                                            ---------       ---------       ---------

STOCKHOLDERS' EQUITY
   Common stock, no par value; 1,000,000 shares
      authorized; 355,684 and 349,723 shares
      issued in 1997 and 1996, respectively                       356             350             364
   Additional paid-in capital                                   3,559           3,425           3,799
   Retained earnings                                            5,680           3,749           7,340
   Accumulated comprehensive income (loss), net of tax            116             (29)            218
                                                            ---------       ---------       ---------

         Total stockholders' equity                             9,711           7,495          11,721
                                                            ---------       ---------       ---------

         Total liabilities and stockholders' equity         $ 102,509       $  93,512       $ 104,084
                                                            =========       =========       =========

   The accompanying notes are an integral part of these financial statements.

                         BANCWEST FINANCIAL CORPORATION

                        CONSOLIDATED STATEMENT OF INCOME
          (IN THOUSANDS EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

                                                                                          NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                           --------------------------------------      -----------------------
                                             1997          1996           1995            1998          1997
                                           ---------     ---------      ---------      ---------     ---------
                                                        (Unaudited)    (Unaudited)    (Unaudited)   (Unaudited)
INTEREST INCOME
   Interest and fees on loans              $   6,682     $   6,230      $   5,471      $   5,536     $   4,995
   Interest on federal funds sold                  8            23             --             11             7
   Interest on securities                      1,720         1,504          1,162          1,198         1,269
                                           ---------     ---------      ---------      ---------     ---------

         Total interest income                 8,410         7,757          6,633          6,745         6,271
                                           ---------     ---------      ---------      ---------     ---------

INTEREST EXPENSE
   Interest on deposits                        3,054         2,789          2,476          2,451         2,257
   Interest on federal funds purchased           224           135             95            203           190
                                           ---------     ---------      ---------      ---------     ---------

         Total interest expense                3,278         2,924          2,571          2,654         2,447
                                           ---------     ---------      ---------      ---------     ---------

         Net interest income                   5,132         4,833          4,062          4,091         3,824
                                           ---------     ---------      ---------      ---------     ---------

PROVISION FOR LOAN LOSSES                        303            --             62            100            57
                                           ---------     ---------      ---------      ---------     ---------

         Net interest income after
             provision for loan losses         4,829         4,833          4,000          3,991         3,767
                                           ---------     ---------      ---------      ---------     ---------

NONINTEREST INCOME
   Service charges                               598           688            622            455           433
   Securities gains (losses)                       5           (38)            (5)             7             3
   Other operating income                        272           130             35            277           164
                                           ---------     ---------      ---------      ---------     ---------

         Total noninterest income                875           780            652            739           600

NONINTEREST EXPENSE
   Salaries and employee benefits              1,918         1,808          1,672          1,549         1,417
   Occupancy                                     338           413            419            302           228
   Other operating expenses                      635           546            627            530           414
                                           ---------     ---------      ---------      ---------     ---------

         Total noninterest expense             2,891         2,767          2,718          2,381         2,059
                                           ---------     ---------      ---------      ---------     ---------

INCOME BEFORE INCOME TAX                       2,813         2,846          1,934          2,349         2,308

PROVISION FOR INCOME TAX                         882           883            515            690           648
                                           ---------     ---------      ---------      ---------     ---------

NET INCOME                                 $   1,931     $   1,963      $   1,419      $   1,659     $   1,660
                                           =========     =========      =========      =========     =========

NET INCOME PER SHARE
   Basic                                   $    5.46     $    5.61      $    4.18      $    4.57     $    4.69
   Diluted                                 $    5.33     $    5.48      $    4.07      $    4.50     $    4.59
   Weighted average shares
      outstanding                            353,974       349,423        339,572        363,280       353,616
   Weighted average diluted
      shares outstanding                     362,407       358,005        348,753        368,541       362,049

   The accompanying notes are an integral part of these financial statements.

                         BANCWEST FINANCIAL CORPORATION

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                     (in thousands except number of shares)

                                                                                                   Accumulated     Total
                                         Common Stock        Additional                                Other       Stock-
                                    ---------------------     Paid-in    Comprehensive  Retained   Comprehensive  holders'
                                     Shares       Amount      Capital       Income      Earnings   Income (Loss)   Equity
                                    --------     --------    ----------  -------------  --------   -------------  --------
BALANCE,
   December 31, 1994
   (Unaudited)                       335,018     $    335     $  2,770                  $  3,571     $    (52)    $  6,624
Net income                                                                 $  1,419        1,419                     1,419
Other comprehensive
       income, net of tax of $48
   Unrealized gains
       on securities                                                             94                        94           94
                                                                           --------
Comprehensive income                                                       $  1,513
                                                                           ========
Transfer to additional paid-in
   capital                                                         395                      (395)
Common stock sold and
   exercised under stock
   option plans                        4,682            5           58                                                  63
                                    --------     --------     --------                  --------     --------     --------
BALANCE,
   December 31, 1995
   (Unaudited)                       339,700          340        3,223                     4,595           42        8,200
Net income                                                                 $  1,963        1,963                     1,963
Other comprehensive
       income, net of tax
       benefit of $(36)
   Unrealized losses
       on securities                                                            (71)                      (71)         (71)
                                                                           --------
Comprehensive income                                                       $  1,892
                                                                           ========
Transfer to additional paid-in
   capital                                                          11                       (11)
Stock repurchase                      (1,380)          (1)         (44)                                                (45)
Cash dividend                                                                             (2,798)                   (2,798)
Common stock sold and
   exercised under stock
   option plans                       11,403           11          235                                                 246
                                    --------     --------     --------                  --------     --------     --------
BALANCE,
   December 31, 1996
   (Unaudited)                       349,723          350        3,425                     3,749          (29)       7,495
Net income                                                                 $  1,931        1,931                     1,931
Other comprehensive
       income, net of tax of $75
   Unrealized gains
       on securities                                                            145                       145          145
                                                                           --------

Comprehensive income                                                       $  2,076
                                                                           ========
Common stock sold and
   exercised under stock
   option plans                        5,961            6          134                                                 140
                                    --------     --------     --------                  --------     --------     --------
BALANCE,
   December 31, 1997                 355,684     $    356     $  3,559                  $  5,680     $    116     $  9,711
                                    ========     ========     ========                  ========     ========     ========

   The accompanying notes are an integral part of these financial statements.

                         BANCWEST FINANCIAL CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                                                                                NINE MONTHS ENDED
                                                                          YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                                                  ------------------------------------      ----------------------
                                                                    1997          1996          1995          1998          1997
                                                                  --------      --------      --------      --------      --------
                                                                              (Unaudited)    (Unaudited)   (Unaudited)   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                    $  1,931      $  1,963      $  1,419      $  1,659      $  1,660
    Adjustments to reconcile net income to net cash
           provided by operating activities
       Provisions for loan losses                                      303            --            62           100            57
       Depreciation                                                    159           152           167           123           118
       Deferred income tax                                              62           138            (7)          278           128
       Net accretion on securities                                      18            41            73            10            14
       (Gain) loss on sale of securities available-for-sale             (5)           38             5            (7)           (3)
       Stock dividends received                                        (62)          (58)          (45)          (49)          (45)
       Gain (loss) on disposal of assets                               (15)           (1)           15                          (3)
       Increase (decrease) in accrued interest receivable and
           other assets                                                125          (184)         (208)         (396)         (323)
       Increase (decrease) in accrued interest payable and
           other liabilities                                           364        (2,985)         (837)           84         1,080
       Proceeds from sale of mortgage loans held for sale            2,078            --            --            --            --
       Origination of mortgage loans held for sale                      --            --            --            --            --
                                                                  --------      --------      --------      --------      --------

           Net cash from operating activities                        4,958          (896)          644         1,802         2,683
                                                                  --------      --------      --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES
    Net (increase) decrease in federal funds sold                      795          (450)          450          (725)           --
    Securities available-for-sale
       Proceeds from maturities or principal payments                2,340         3,103         2,925         5,491         3,230
       Purchases                                                    (6,489)      (10,560)       (2,890)       (1,500)       (4,817)
       Sales                                                         1,254         3,600            --            --         1,250
    Securities held-to-maturity
       Proceeds from maturities or principal payments                  595           141           885           120           400
       Purchases                                                      (111)         (920)       (1,025)         (915)         (105)
    Net increase in loans                                           (9,295)       (6,577)       (7,789)       (4,389)       (8,563)
    Additions to bank premises and equipment                          (353)          (83)         (296)         (164)          (44)
                                                                  --------      --------      --------      --------      --------

           Net cash from investing activities                      (11,264)      (11,746)       (7,740)       (2,082)       (8,649)
                                                                  --------      --------      --------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in deposits                                         4,920         9,612         8,063         2,868         6,688
    Net increase in federal funds purchased                          4,295            --          (975)       (3,618)           --
    Cash dividends paid                                             (2,798)        2,798            --            --            --
    Proceeds from issuance of stock                                    140           246            63           248            95
                                                                  --------      --------      --------      --------      --------

           Net cash from financing activities                        6,557        12,656         7,151          (502)        6,783
                                                                  --------      --------      --------      --------      --------

NET INCREASE (DECREASE) IN CASH AND DUE
       FROM BANKS                                                      251            14            55          (782)          817

CASH AND DUE FROM BANKS, beginning of year                           2,819         2,805         2,750         3,070         2,819
                                                                  --------      --------      --------      --------      --------

CASH AND DUE FROM BANKS, end of year                              $  3,070      $  2,819      $  2,805      $  2,288      $  3,636
                                                                  ========      ========      ========      ========      ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
       INFORMATION
    Cash payments for
       Interest                                                   $  3,271      $  2,924      $  2,489      $  2,368      $  2,301
                                                                  ========      ========      ========      ========      ========

       Income taxes                                               $    790      $    707      $    538      $    467      $    620
                                                                  ========      ========      ========      ========      ========

SUPPLEMENTAL DISCLOSURE OF NONCASH
       INVESTING ACTIVITIES
    Foreclosed real estate acquired in settlement of loans        $    200      $     --      $     --      $     --      $     80
                                                                  ========      ========      ========      ========      ========

   The accompanying notes are an integral part of these financial statements.

                         BANCWEST FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE YEARS ENDED DECEMBER 31, 1997 (AUDITED), 1996 (UNAUDITED),
                              AND 1995 (UNAUDITED)

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        BASIS OF PRESENTATION - The consolidated financial statements include the accounts of Bancwest Financial Corporation and its wholly-owned subsidiary, Bank of the West (the Company). All significant intercompany transactions and balances have been eliminated in consolidation.

        DESCRIPTION OF BUSINESS - The Company is a Washington State bank holding company headquartered in Walla Walla, Washington. The Company was organized as a holding company for its principal bank subsidiary, Bank of the West (the Bank). The Company conducts its business primarily through the Bank which provides a full range of commercial banking services to small and medium-sized farms, businesses, professionals and other individuals through four banking offices located in Walla Walla, Waitsburg and Dayton, Washington.

        UNAUDITED INFORMATION - The accompanying unaudited financial statements as of December 31, 1996 and 1995, for the years ended December 31, 1996 and 1995, as of and for the nine-month period ended September 30, 1998 and 1997, have been prepared on the same basis as the Company's audited financial statements as of and for the year ended December 31, 1997. In the opinion of management, all adjustments necessary for a fair presentation of the Company's financial position, results of operations, and cash flows in the unaudited financial statements have been included. The interim period unaudited financial statements do not include all of the disclosures required by generally accepted accounting principles for complete financial statements. The results of operations and cash flows for the nine months ended September 30, 1998, are not necessarily indicative of the results expected for the year ending December 31, 1998.

        USE OF ESTIMATES - The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These assumptions and estimates affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements. They also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents, include cash on hand and amounts due from banks. Cash and cash equivalents have an original maturity of three months or less.

        INVESTMENT SECURITIES - Investment securities are classified into one of three categories: (1) held-to-maturity, (2) available-for-sale, or (3) trading. Investment securities are categorized as held-to-maturity when the Company has the intent and ability to hold those securities to maturity. Securities which are held-to-maturity are stated at cost and adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income.

        Investment securities categorized as available-for-sale are generally held for investment purposes (to maturity), although unanticipated future events may result in the sale of some securities. Available-for-sale securities are recorded at estimated fair value, with the net unrealized gain or loss included in comprehensive income, net of the related tax effect. Realized gains or losses on dispositions are based on the net proceeds and the adjusted carrying amount of securities sold, using the specific identification method.

        Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary are recognized by write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses.

        Premiums and discounts are recognized in interest income using the interest method over the period to maturity. The Company had no trading securities at December 31, 1997 and 1996.

                         BANCWEST FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE YEARS ENDED DECEMBER 31, 1997 (AUDITED), 1996 (UNAUDITED),
                              AND 1995 (UNAUDITED)


NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

        FEDERAL HOME LOAN BANK STOCK - The Company's investment in Federal Home Loan Bank (the FHLB) stock is carried at par value ($100 per share), which reasonably approximates its fair value. As a member of the FHLB system, the Company is required to maintain a minimum level of investment in FHLB stock based on specified percentages of its outstanding FHLB advances. The Company may request redemption at par value of any stock in excess of the amount the Company is required to hold. Stock redemptions are at the discretion of the FHLB.

        LOANS HELD-FOR-SALE - Mortgage loans originated and designated as held-for-sale are carried at the lower of cost or estimated fair value, as determined by quoted market prices, in aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. Gains or losses on the sale of such loans are based on the specific identification method.

        LOANS - Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or pay-off, are reported at their outstanding principal, adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

        The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Interest income on restructured loans is recognized pursuant to the terms of the new loan agreement. Interest income on other impaired loans is monitored and based upon the terms of the underlying loan agreement. However, the recorded net investment in impaired loans, including accrued interest, is limited to the present value of the expected cash flows of the impaired loan, or the observable fair market value of the loan, or the fair market value of the loan's collateral.

        ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries) and established through a provision for credit losses charged to expense. Loans are charged against the allowance for credit losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans, commitments to extend credit and standby letters of credit based on evaluations of collectibility and prior loss experience of loans, commitments to extend credit and standby letters of credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, commitments, standby letters of credit and current economic conditions that may affect the borrowers' ability to pay.

        A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the estimated losses on loans and foreclosed assets, management obtains independent appraisals for significant properties.

        The majority of the Company's loan portfolio consists of agricultural and commercial loans and single-family residential loans secured by real estate in South Eastern Washington. The ultimate collectibility of a substantial portion of the Company's loan portfolio may be susceptible to changes in local market or agricultural conditions.

        While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.

                         BANCWEST FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE YEARS ENDED DECEMBER 31, 1997 (AUDITED), 1996 (UNAUDITED),
                              AND 1995 (UNAUDITED)


NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

        PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. Leasehold improvements are amortized on a straight-line basis over the lives of the respective leases. Depreciation is computed on the straight-line method over the following estimated useful lives:

           Building and improvements                     15 - 40 years
           Furniture, fixtures and equipment              3 - 15 years

        FORECLOSED REAL ESTATE - Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance were insignificant at December 31, 1997, 1996 and 1995.

        INCOME TAXES - The Company records its provision for income taxes using the liability method. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

        RESTRICTED ASSETS - Federal Reserve Board Regulations require maintenance of certain minimum reserve balances on deposit with the Federal Reserve Bank. The amounts of such balances on deposit were approximately $471,000 and $430,000 at December 31, 1997 and 1996, respectively.

        STOCK OPTION PLANS - The Company recognizes the financial effects of stock options in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" (APB 25). Stock options are issued at a price that approximates the fair value of the Company's stock as of the grant date. Under APB 25, options issued in this manner do not result in the recognition of employee compensation in the Company's financial statements. Note 13 contains information about the fair value of stock options as required by Statement of Financial Accounting Standards (SFAS) No. 123, "Stock Based Compensation" (SFAS 123).

        FINANCIAL INSTRUMENTS - In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded, or related fees are incurred or received.

        EARNINGS PER SHARE - In January 1, 1997, the Company adopted SFAS No. 128, "Earnings Per Share." This Statement supersedes APB No. 15 "Earnings Per Share" and establishes standards for computing and presenting earnings per share. All prior years presented have been restated to conform with the new requirements.

        Basic earnings per share amounts are computed based on the weighted average number of shares outstanding during the period after giving retroactive effect to stock dividends and stock splits. Diluted earnings per share amounts are computed by determining the number of additional shares that are deemed outstanding due to stock options under the treasury stock method.

        ADVERTISING COSTS - The Company expenses advertising costs as they are incurred and are not considered to be material.

                         BANCWEST FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE YEARS ENDED DECEMBER 31, 1997 (AUDITED), 1996 (UNAUDITED),
                              AND 1995 (UNAUDITED)


NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

        IMPACT OF NEW ACCOUNTING ISSUES - In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" (SFAS No. 130), which requires an enterprise report, by major components and as a single total, the change in its net assets during the period from non-owner sources; and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" (SFAS No.
131), which establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and has been retroactively applied to all periods presented. Adoption of this statement did not impact the Company's consolidated financial position, results of operations, or cash flows because the effects were limited to the form and content of its disclosures. SFAS No. 131 is also effective for fiscal years beginning after December 15, 1997, but is not considered applicable.

        SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133) issued June 1998, must be adopted by the Company as of January 1, 2000. This Statement establishes accounting and reporting standards for derivative financial instruments and for hedging activities. Upon adoption of the Statement, all derivatives must be recognized at fair value as either assets or liabilities in the statement of financial position. Changes in the fair value of derivatives not designated as hedging instruments are to be recognized currently in earnings, or are to be recognized as a component of other comprehensive income, depending on the intended use of the derivatives and the resulting designations. Upon adoption, retroactive application of this statement to financial statements of prior periods is not permitted. The Company is currently in the process of evaluating the impact of SFAS No. 133 on its consolidated financial position and results of operations.


NOTE 2 - INVESTMENT SECURITIES

        Investment securities have been classified according to management's intent. The carrying amount of securities and their approximate fair values are as follows (dollars in thousands):

        DECEMBER 31, 1997

        SECURITIES AVAILABLE-FOR-SALE

                                                                  Gross            Gross
                                                Amortized       Unrealized       Unrealized         Fair
                                                  Cost            Gains            Losses           Value
                                                 --------        --------         --------         --------
        U.S. Treasury and U.S. Government
           corporations and agencies             $ 20,784        $    196         $    (21)        $ 20,959

        SECURITIES HELD-TO-MATURITY

        State and political subdivisions            7,285             163              (69)           7,379
        Mortgage-backed securities                    289               1               --              290
                                                 --------        --------         --------         --------
                                                    7,574             164              (69)           7,669

                                                 $ 28,358        $    360         $    (90)        $ 28,628
                                                 ========        ========         ========         ========

                         BANCWEST FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE YEARS ENDED DECEMBER 31, 1997 (AUDITED), 1996 (UNAUDITED),
                              AND 1995 (UNAUDITED)


NOTE 2 - INVESTMENT SECURITIES (continued)

        DECEMBER 31, 1996 (UNAUDITED)

        SECURITIES AVAILABLE-FOR-SALE

                                                   Gross                           Gross
                                                 Amortized      Unrealized       Unrealized          Fair
                                                   Cost           Gains            Losses           Value
                                                 --------        --------         --------         --------
        U.S. Treasury and U.S. Government
           corporations and agencies             $ 18,225        $      7         $    (52)        $ 18,180

        SECURITIES HELD-TO-MATURITY

        State and political subdivisions            7,705              59               --            7,764
        Mortgage-backed securities                    353              --               (2)             355
                                                 --------        --------         --------         --------

                                                    8,058              59               (2)           8,119
                                                 --------        --------         --------         --------

                                                 $ 26,283        $     66         $    (54)        $ 26,299
                                                 ========        ========         ========         ========


        The amortized cost and estimated market value of securities available-for-sale and securities held-to-maturity, at December 31, 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                            Available-For-Sale              Held-to-Maturity
                                         ------------------------      ------------------------
                                                        Estimated                     Estimated
                                         Amortized        Fair         Amortized        Fair
                                           Cost           Value          Cost           Value
                                         ---------      ---------      ---------      ---------
        Due in one year or less           $ 1,289        $ 1,290        $   360        $   360
        Due from one to five years          7,602          7,631          3,477          3,492
        Due from five to ten years         11,893         12,038          2,423          2,478
        Due after ten years                    --             --          1,314          1,339
                                          -------        -------        -------        -------

              Totals                      $20,784        $20,959        $ 7,574        $ 7,669
                                          =======        =======        =======        =======

        Proceeds from sales of available-for-sale investment securities were $1.3 million, $3.6 million and none in 1997, 1996 and 1995, respectively.

        Gross gains from the sales of available-for-sale investment securities were $5 thousand, none and $11 thousand in 1997, 1996 and 1995, respectively. The Company incurred gross losses of none, $38 thousand and $16 thousand in 1997, 1996 and 1995, respectively.

        Investments in municipal debt obligations represent purchases of municipal bonds located in various counties and municipalities in Oregon, Washington and Idaho. The debt obligations were all within the credit ratings acceptable under the Company's investment policy.

        Investment securities with a book value of $3.6 million and $2.4 million at 1997 and 1996, respectively, have been pledged to secure public deposits, as required by law. The estimated fair value of these pledged securities is $3.6 million and $2.4 million at December 31, 1997 and 1996, respectively.

                         BANCWEST FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE YEARS ENDED DECEMBER 31, 1997 (AUDITED), 1996 (UNAUDITED),
                              AND 1995 (UNAUDITED)


NOTE 3 - LOANS

        The major classifications of loans at December 31 are summarized as follows (dollars in thousands):

                                                1997             1996
                                              --------         --------
                                                              (Unaudited)
        Agricultural                          $ 19,543         $ 18,557
        Real estate
           Construction                            148               --
           Mortgage                             13,164           12,494
           Commercial                            5,913            5,543
        Commercial                              20,599           17,562
        Consumer and other                       7,905            6,099
                                              --------         --------

                                                67,272           60,255
        Less allowance for loan losses          (1,004)            (611)
                                              --------         --------

                                              $ 66,268         $ 59,644
                                              ========         ========

        Contractual maturities of loans as of December 31, 1997 are as shown below. Actual maturities may differ from contractual maturities because individual borrowers may have the right to prepay loans with or without prepayment penalties.

                                  Within          1 - 5          After
                                  1 Year          Years         5 Years         Total
                                  -------        -------        -------        -------
        Agricultural              $15,382        $ 3,161        $    --        $18,543
        Real estate
           Construction               148             --             --            148
           Mortgage                   651         10,189          2,324         13,164
           Commercial               1,050          3,739          1,124          5,913
        Commercial                 12,944          6,819          1,832         21,595
        Consumer and other          2,751          3,258          1,900          7,909
                                  -------        -------        -------        -------

                                  $32,926        $27,166        $ 7,180        $67,272
                                  =======        =======        =======        =======

                                                    1 - 5          After
                                                    Years         5 Years
                                                   -------        -------
        Loans maturing after one year with:
           Fixed rates                             $22,238        $ 6,078
           Variable rates                           37,854          1,102
                                                   -------        -------

                                                   $60,092        $ 7,180
                                                   =======        =======

        At December 31, 1997 and 1996, the Company had loans amounting to $1.9 million and $99 thousand that were specifically classified as impaired with an average balance of $851 and $88, respectively. At December 31, 1997 and 1996, the allowance for credit losses related to these loans was approximately $483 thousand and $20 thousand, respectively. For the remaining $1.4 million and $79 thousand of impaired loans, no allocation of the allowance for possible credit losses was considered necessary at December 31, 1997 and 1996. Interest collected on these loans in cash and included in income was approximately $190 thousand and $10 thousand in 1997 and 1996, respectively. If interest on these loans had been accrued, such income would have approximated $190 thousand and $10 thousand in 1997 and 1996, respectively. At December 31, 1997 and 1996, there were no commitments to lend additional funds to borrowers whose loans were classified as impaired.

                         BANCWEST FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE YEARS ENDED DECEMBER 31, 1997 (AUDITED), 1996 (UNAUDITED),
                              AND 1995 (UNAUDITED)


NOTE 3 - LOANS (continued)

        The effects of troubled debt restructuring are not considered material to the Company's financial position and results of operations.


NOTE 4 - ALLOWANCE FOR LOAN LOSSES

        Changes in the allowance for loan losses are summarized as follows (dollars in thousands):

                                           1997          1996          1995
                                          ------        ------        ------
                                                     (Unaudited)    (Unaudited)
        Balance, beginning of year        $  611        $  560        $  568
        Provision for loan losses            303            --            62
        Additions from recoveries            214           176           128
        Loans charged-off                    124           125           198
                                          ------        ------        ------

        Balance, end of year              $1,004        $  611        $  560
                                          ======        ======        ======

NOTE 5 - PREMISES AND EQUIPMENT

        Premises and equipment at December 31 consisted of the following (dollars in thousands):

                                               1997             1996
                                              -------         -------
                                                             (Unaudited)
        Land                                  $   237         $   237
        Buildings                               2,277           2,000
        Furniture and equipment                 1,177           1,123
        Leasehold improvements                     19              19
                                              -------         -------

                                                3,710           3,379
        Less: accumulated depreciation         (1,503)         (1,407)
                                              -------         -------

                                              $ 2,207         $ 1,972
                                              =======         =======

        Depreciation expense on premises and equipment totaled $159 thousand in 1997, $152 thousand in 1996, and $167 thousand in 1995.

                         BANCWEST FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE YEARS ENDED DECEMBER 31, 1997 (AUDITED), 1996 (UNAUDITED),
                              AND 1995 (UNAUDITED)


NOTE 6 - DEPOSITS

        Interest-bearing deposits at December 31 consisted of the following (dollars in thousands):

                                                       1997           1996
                                                     -------        -------
                                                                  (Unaudited)
        Demand accounts                              $ 7,055        $ 6,886
        Money market accounts                         13,017         14,654
        Savings accounts                               9,682          8,989
        Certificates of deposit over $100,000         16,167         16,983
        Other certificates of deposit                 22,988         19,391
                                                     -------        -------

                                                     $68,909        $66,903
                                                     =======        =======

At December 31, 1997, the scheduled maturities of certificates of deposit are as follows (dollars in thousands):

         1998                                                    $33,085
         1999                                                      4,777
         2000                                                        502
         2001                                                        365
         2002                                                        426
                                                                 -------
                                                                 $39,155
                                                                 =======

NOTE 7 - CREDIT ARRANGEMENTS

        The Company is a member of the Federal Home Loan Bank of Seattle. As a member, the Company has a committed line of credit up to 5 percent of total assets, which matures December 1998. Borrowings generally provide for interest at the then current published rates. There were no borrowings outstanding at December 31, 1997 and 1996.

        At December 31, 1997, committed line of credit agreements, totaling approximately $9 million, were available to the Company from unaffiliated banks with maturities that range from January to December 1998. Such lines generally provide for interest at the then existing federal funds rate. There were no borrowings outstanding under these credit arrangements at December 31, 1997 and 1996.


NOTE 8 - FEDERAL FUNDS PURCHASED

        Federal funds purchased generally mature within one to four days from the transaction date and provide for interest at the then current published rate.

                         BANCWEST FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE YEARS ENDED DECEMBER 31, 1997 (AUDITED), 1996 (UNAUDITED),
                              AND 1995 (UNAUDITED)


NOTE 9 - INCOME TAXES

        The components of the provision for federal income tax expense for the years ended December 31, are as follows (dollars in thousands):

                                   1997           1996            1995
                                  -----           -----           -----
                                               (Unaudited)     (Unaudited)
        Current                   $ 867           $ 745           $ 522
        Deferred                     15             138              (7)
                                  -----           -----           -----

                                  $ 882           $ 883           $ 515
                                  =====           =====           =====

        A reconciliation of the effective income tax rate with the federal statutory rate is as follows (dollars in thousands):

                                             1997                   1996 (Unaudited)            1995 (Unaudited)
                                     -------------------          -------------------          -------------------
                                     Amount         Rate          Amount         Rate          Amount         Rate
                                     ------         ----          ------         ----          ------         ----
        Federal income tax at
           statutory rates           $ 956             34%        $ 968             34%        $ 658             34%
        Effect of tax-exempt
           interest income            (138)            -5%         (163)            -6%         (122)            -6%
        Other                           64              2%           78              3%          (21)             1%
                                     -----          -----         -----          -----         -----          -----

                                     $ 882             31%        $ 883             31%        $ 515             29%
                                     =====          =====         =====          =====         =====          =====

        The following are the significant components of deferred tax assets and liabilities at December 31 (dollars in thousands):

                                                   1997            1996
                                                   -----          -----
                                                               (Unaudited)
        Deferred tax assets
           Allowance for loan losses               $ 300          $ 161
           Other                                      --             15
                                                   -----          -----

                                                     300            176
                                                   -----          -----
        Deferred tax liabilities
           Accumulated depreciation                 (213)          (185)
           Other                                    (152)           (71)
                                                   -----          -----

                                                    (365)          (256)
                                                   -----          -----

        Net deferred tax liabilities               $ (65)         $ (80)
                                                   =====          =====


        The Company believes, based on available information, all deferred assets will be realized in the normal course of business, therefore, these assets have not been reduced by a valuation allowance.

                         BANCWEST FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE YEARS ENDED DECEMBER 31, 1997 (AUDITED), 1996 (UNAUDITED),
                              AND 1995 (UNAUDITED)


NOTE 10 - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL

        The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company meets all capital adequacy requirements to which it is subject.

        As of the most recent notification from the Federal Deposit Insurance Corporation, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                         BANCWEST FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE YEARS ENDED DECEMBER 31, 1997 (AUDITED), 1996 (UNAUDITED),
                              AND 1995 (UNAUDITED)


NOTE 10 - STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL (continued)

        The Company's actual capital amounts and ratios are also presented in the table (dollars in thousands):

                                                                                                           To Be Well
                                                                                                        Capitalized Under
                                                                          For Capital                   Prompt Corrective
                                             Actual                    Adequacy Purposes                Action Provisions
                                    ------------------------        ------------------------        ------------------------
As of December 31, 1997:             Amount          Ratio           Amount          Ratio           Amount           Ratio
                                    --------        --------        --------        --------        --------        --------
Total Capital
   (to Risk-Weighted Assets)
       Consolidated                 $ 10,585         12.6%         * $6,701           * 8.0%         * $8,376         * 10.0%
       Bank                         $ 10,577         12.6%         * $6,701           * 8.0%         * $8,376         * 10.0%

Tier I Capital
   (to Risk-Weighted Assets)
       Consolidated                 $  9,581         11.4%         * $6,701           * 4.0%         * $5,025          * 6.0%
       Bank                         $  9,573         11.4%         * $6,701           * 4.0%         * $5,025          * 6.0%

Tier I Capital
   (to average Assets)
       Consolidated                 $  9,581          9.8%         * $6,701           * 4.0%         * $4,914          * 5.0%
       Bank                         $  9,573          9.8%         * $6,701           * 4.0%         * $4,914          * 5.0%

As of December 31, 1996:

Total Capital
   (to Risk-Weighted Assets)
       Consolidated                 $ 10,968         13.6%         * $6,406           * 8.0%         * $8,008         * 10.0%
       Bank                         $ 10,959         13.6%         * $6,406           * 8.0%         * $8,008         * 10.0%

Tier I Capital
   (to Risk-Weighted Assets)
       Consolidated                 $ 10,308         12.9%         * $3,203           * 4.0%         * $4,805          * 6.0%
       Bank                         $ 10,299         12.9%         * $3,203           * 4.0%         * $4,805          * 6.0%

Tier I Capital
   (to average Assets)
       Consolidated                 $ 10,308         11.3%         * $3,646           * 4.0%         * $4,557          * 5.0%
       Bank                         $ 10,299         11.3%         * $3,646           * 4.0%         * $4,557          * 5.0%

--------------
* is greater than or equal to

                         BANCWEST FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE YEARS ENDED DECEMBER 31, 1997 (AUDITED), 1996 (UNAUDITED),
                              AND 1995 (UNAUDITED)


NOTE 11 - COMMITMENTS AND CONTINGENT LIABILITIES

        FINANCIAL INSTRUMENTS - The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

        The Company's exposure to credit loss, in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. A summary of commitments at December 31 follows (dollars in thousands):

                                                                        (Unaudited)
        Commitments to extend credit                  $19,193            $17,514
        Standby letters of credit                         102                 47
                                                      -------            -------

                                                      $19,295            $17,561
                                                      =======            =======

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company's experience has been that approximately 60% of loan commitments are drawn upon by customers. While approximately all of commercial letters of credit are utilized, a significant portion of such utilization is on an immediate payment basis. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income producing properties.

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held various as specified above, and is required in instances where the Company deemed necessary.

                         BANCWEST FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE YEARS ENDED DECEMBER 31, 1997 (AUDITED), 1996 (UNAUDITED),
                              AND 1995 (UNAUDITED)


NOTE 12 - RELATED PARTY TRANSACTIONS

        Certain directors, executive officers, principal stockholders and companies in which they have a beneficial interest, are loan customers of the Company. All loans and loan commitments were made in compliance with applicable laws and regulations on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present any other unfavorable features.

        Such loans had aggregate balances and activity during 1997, 1996 and 1995 as follows (dollars in thousands):

                                             1997           1996           1995
                                            ------         ------         ------
                                                        (Unaudited)     (Unaudited)
Balance at beginning of year                $1,318         $1,111         $   32
New loans or advances                        4,150          1,668          1,569
Repayments                                   2,259          1,461            490
                                            ------         ------         ------

Balance at end of year                      $3,209         $1,318         $1,111
                                            ======         ======         ======

        Deposits from related parties totaled approximately $380 and $375 at December 31, 1997 and 1996, respectively.


NOTE 13 - STOCK OPTION PLANS

        The Company has qualified incentive stock option plans that provide for the awarding of stock options to certain officers, employees and directors of the Company. The awarding of stock options is at the discretion of the Board of Directors. Options granted under the plans vest under a schedule determined by the Board of Directors and expire ten years from the date of the grant. The exercise price of all options granted under the plan is equal to the fair value of the common stock on the date of the grant. Average exercise price per share, number of shares authorized, available for grant, granted, exercised, outstanding and currently exercisable indicate the dilutive effect of stock dividends and stock splits.

        Proforma information regarding net income and earnings per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation." The proforma recognizes, as compensation, the estimated present value of stock options granted using an option valuation model known as the Black-Scholes model. Proforma earnings per share amounts reflect an adjustment as if the present value of the options were recognized as compensation for the period.

        For the most part, variables and assumptions are used in the model. For the periods 1997, 1996 and 1995, respectively, the risk-free interest rate is 5.4%, 5.6% and 5.6%, the dividend yield rate is 0.00% as the Company generally pays no cash dividends, and the weighted average expected life of the options has been measured at 5 years.

        Management believes that the variables and assumptions used in the options pricing model are subjective and represent only one estimate of possible value. The fair value of options granted that are recognized in proforma earnings is shown below in thousands, except per share amounts:

                         BANCWEST FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE YEARS ENDED DECEMBER 31, 1997 (AUDITED), 1996 (UNAUDITED),
                              AND 1995 (UNAUDITED)


NOTE 13 - STOCK OPTION PLAN (continued)

                                                   1997             1996              1995
                                                 ---------        ---------        ---------
                                                                 (Unaudited)      (Unaudited)
Proforma disclosures
   Net income as reported                        $   1,931        $   1,963        $   1,419
   Additional compensation for fair value
       of stock options                                302              176              300
                                                 ---------        ---------        ---------

   Proforma net income                           $   1,629        $   1,787        $   1,119
                                                 =========        =========        =========
Earnings per share
   Basic
       As reported                               $    5.46        $    5.61        $    4.18
                                                 =========        =========        =========
       Proforma                                  $    4.60        $    5.11        $    3.30
                                                 =========        =========        =========
   Diluted
       As reported                               $    5.33        $    5.48        $    4.07
                                                 =========        =========        =========
       Proforma                                  $    4.49        $    4.99        $    3.21
                                                 =========        =========        =========

        Information with respect to options granted under the stock option plans is summarized as follows:

                                                          Weighted
                                          Available       Average
                                         for Option/      Exercise       Options
                                           Award           Price       Outstanding      Exercisable
                                         -----------     ----------    -----------      -----------
Balance, December 31, 1994                 20,868         $ 19.11         24,543          10,560

   Options granted                         (9,380)          26.28          9,380           5,860
   Options exercised                           --            8.87         (3,443)             --
                                          -------         -------        -------         -------

Balance, December 31, 1995                 11,488           22.47         30,480          16,420

   Options granted                         (4,628)          32.25          4,628           3,400
   Options exercised                           --           21.12         (9,727)         (6,880)
   Options expired and forfeitures            887           27.89           (887)             --
                                          -------         -------        -------         -------

Balance, December 31, 1996                  7,747           24.66         24,494          12,940

   Options authorized                      53,288              --             --              --
   Options granted                         (6,860)          40.63          6,860           3,260
   Options exercised                           --           17.31         (4,171)         (1,920)
   Options expired and forfeitures            879           27.73           (879)             --
                                          -------         -------        -------         -------

Balance, December 31, 1997                 55,054         $ 29.89         26,304          14,280
                                          =======         =======        =======         =======

                         BANCWEST FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE YEARS ENDED DECEMBER 31, 1997 (AUDITED), 1996 (UNAUDITED),
                              AND 1995 (UNAUDITED)


NOTE 13 - STOCK OPTION PLAN (continued)

        Additional financial data pertaining to stock options outstanding as of December 31, 1997 is as follows:

                                          Weighted Average                                            Weighted Average
                                             Remaining        Weighted Average        Number          Exercise Price of
  Range of               Number of           Contractual     Exercise Price of      Exercisable         Exercisable
Exercise Prices        Option Shares       Life (In Years)     Option Shares       Option Shares       Option Shares
---------------        --------------     ----------------   -----------------     -------------      ------------------
$22.00 - $28.00              14,936                1.14          $    24.48               8,740          $    24.63

$28.01 - $34.00               4,149                2.76          $    31.18               2,280          $    32.00

$34.01 - $40.00               3,619                3.90          $    37.72               3,260          $    38.00

$40.01 - $46.20               3,600                4.00          $    43.01                  --                  --

NOTE 14 - EARNINGS PER SHARE

        The numerators and denominators of basic and fully diluted earnings per share are as follows:

In thousands, except for per share amounts

                                                              1997            1996            1995
                                                            --------        --------        --------
                                                                           (Unaudited)     (Unaudited)
        Net income (numerator)                              $  1,931        $  1,963        $  1,419
                                                            ========        ========        ========

        Shares used in the calculation (denominator)
           Weighted average shares outstanding               353,974         349,423         339,572
           Effect of dilutive stock options                    8,433           8,582           9,181
                                                            --------        --------        --------

           Fully diluted shares                              362,407         358,005         348,753
                                                            ========        ========        ========

           Basic earnings per share                         $   5.46        $   5.61        $   4.18
                                                            ========        ========        ========

           Fully diluted earnings per share                 $   5.33        $   5.48        $   4.07
                                                            ========        ========        ========

                         BANCWEST FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE YEARS ENDED DECEMBER 31, 1997 (AUDITED), 1996 (UNAUDITED),
                              AND 1995 (UNAUDITED)


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data in the development of the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

        (a) CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD AND PURCHASED - For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

        (b) SECURITIES - Fair values for securities are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The fair values of restricted equity securities approximate fair values.

        (c) LOANS - The fair value of loans generally is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For certain homogeneous categories of loans, such as Small Business Administration guaranteed loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. Variable rate loans are assumed to equal their carrying amount.

        (d) DEPOSITS - The fair value of demand deposits, savings accounts, and certain money market deposits, is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

        (e) OFF-BALANCE SHEET FINANCIAL INSTRUMENTS - Commitments to extend credit and letters of credit represent the principal categories of off-balance sheet financial instruments. The fair value of these are not material since they are generally for a short period of time and subject to customary credit terms.

        The estimated fair values of the Company's financial instruments at December 31, are as follows (dollars in thousands):

                                                                   1997                    1996 (Unaudited)
                                                         -----------------------        ----------------------
                                                         Carrying         Fair          Carrying        Fair
                                                          Amount          Value          Amount         Value
                                                         --------        -------        --------       -------
        Financial Assets:
           Cash and due from banks
               and Federal funds sold                     $ 3,070        $ 3,070        $ 3,614        $ 3,614
           Securities                                     $29,381        $29,476        $27,024        $27,081
           Loans, net of allowance for loan losses        $66,268        $67,006        $59,644        $60,292
        Financial Liabilities:
           Deposits                                       $87,290        $87,290        $82,370        $82,370
           Federal funds purchased                        $ 4,295        $ 4,295

NOTE 16 - PARENT COMPANY (ONLY) FINANCIAL INFORMATION

        Condensed balance sheet at December 31 (dollars in thousands):

                                                               1997              1996
                                                              -------          -------
                                                                              (Unaudited)
ASSETS
   Cash and due from bank                                     $    14          $     4
   Investment in Bank                                           9,689           10,280
   Other assets                                                     8                9
                                                              -------          -------

          Total assets                                        $ 9,711          $10,293
                                                              =======          =======

DIVIDENDS PAYABLE                                             $    --          $ 2,798

 STOCKHOLDERS' EQUITY                                           9,711            7,495
                                                              -------          -------

          Total liabilities and stockholders' equity          $ 9,711          $10,293
                                                              =======          =======

     Condensed statement of income for the year ended December 31 (dollars in thousands):

                                                            1997             1996              1995
                                                          -------           -------          -------
                                                                          (Unaudited)      (Unaudited)
INCOME
   Dividend from Bank                                     $ 2,813           $    47          $    --
                                                          -------           -------          -------

          Total income                                      2,813                47               --
                                                          -------           -------          -------

EXPENSES
   Other expenses                                               6                 5                1
                                                          -------           -------          -------

NET INCOME BEFORE EQUITY IN UNDISTRIBUTED
   INCOME (DISTRIBUTIONS IN EXCESS OF INCOME) OF
   BANK                                                     2,807                42               (1)

EQUITY IN UNDISTRIBUTED INCOME (DISTRIBUTIONS IN
   EXCESS OF INCOME) OF BANK                                 (876)            1,921            1,420
                                                          -------           -------          -------

NET INCOME                                                $ 1,931           $ 1,963          $ 1,419
                                                          =======           =======          =======

                         BANCWEST FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE YEARS ENDED DECEMBER 31, 1997 (AUDITED), 1996 (UNAUDITED),
                              AND 1995 (UNAUDITED)


NOTE 16 - PARENT COMPANY (ONLY) FINANCIAL INFORMATION (continued)

Condensed statement of cash flows for the year ended December 31 (dollars in thousands):

                                                                         1997              1996              1995
                                                                        -------           -------           -------
                                                                                        (Unaudited)       (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                           $ 1,931           $ 1,963           $ 1,419
   Adjustments to reconcile net income to net cash from
          operating activities
       Equity in undistributed income (distributions in excess
          of income) of Bank                                                876            (1,921)           (1,420)
       Other                                                                  1                (1)                1
                                                                        -------           -------           -------

          Net cash from operating activities                              2,808                41                --
                                                                                          -------           -------

CASH FLOWS FROM INVESTING ACTIVITIES
   Invest in subsidiary                                                    (140)             (246)              (63)
                                                                        -------           -------           -------

          Net cash from investing activities                               (140)             (246)              (63)
                                                                        -------           -------           -------

CASH FLOWS FROM FINANCING ACTIVITIES
   Issuance of common stock                                                 140               246                63
   Repurchase of common stock                                                --               (45)               --
   Cash dividends paid                                                   (2,798)               --                --
                                                                        -------           -------           -------

          Net cash from financing activities                             (2,658)              201                63
                                                                        -------           -------           -------

NET INCREASE IN CASH                                                         10                (4)               --

CASH, beginning of year                                                       4                 8                 8
                                                                        -------           -------           -------

CASH, end of year                                                       $    14           $     4           $     8
                                                                        =======           =======           =======

NOTE 17 - PENDING ACQUISITIONS

        On November 12, 1998, the Company entered into an agreement and plan of merger with United Security Bancorporation, pursuant to which the Company will be merged into United Security Bancorporation. The merger agreement provides that the Company's common stock be exchanged for shares of United Security Bancorporation common stock pursuant to a specified exchange ratio. Consummation of the acquisition is subject to several conditions, including receipt of applicable regulatory and stockholder approval.


NOTE 18 - YEAR 2000

        The Company has developed a plan and has performed an evaluation of the potential effect on its computer systems resulting from the Year 2000 issues. Potential Year 2000 issues relate not only to the Company's systems, but also to those of its customers and suppliers, and the Company has implemented a program to monitor the Year 2000 efforts on its customers and suppliers, as well as an internal evaluation of its computer information systems. Management has identified the systems which will require program modifications or new software installations in order to be Year 2000 compliant. The Company estimates it will incur testing and remediation costs of approximately $200,000, which will be funded through current cash flows from operations. The Company has incurred and expensed approximately $60,000 related to this problem.

                                                                      APPENDIX A





                 ----------------------------------------------



                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                         UNITED SECURITY BANCORPORATION

                                       AND

                         BANCWEST FINANCIAL CORPORATION
                                       AND
                                BANK OF THE WEST



                 ----------------------------------------------





                          DATED AS OF NOVEMBER 10, 1998

                                TABLE OF CONTENTS


I.  MERGER...................................................................................6

        1.1    THE MERGER....................................................................6
        1.2    DISSENTING SHARES.............................................................7
        1.3    EFFECTIVE DATE................................................................7

II.  CONSIDERATION...........................................................................7

        2.1    EXCHANGE CONSIDERATION........................................................7
        2.2    SHAREHOLDER RIGHTS; STOCK TRANSFERS...........................................8
        2.3    FRACTIONAL SHARES.............................................................8
        2.4    EXCHANGE PROCEDURES...........................................................8
        2.5    EXCHANGE RATIO ADJUSTMENT.....................................................8
        2.6    EXCEPTION SHARES..............................................................8
        2.7    RESERVATION OF RIGHT TO REVISE TRANSACTION....................................8
        2.8    OPTIONS.......................................................................9

III.  ACTIONS PENDING CONSUMMATION...........................................................9

        3.1    CAPITAL STOCK.................................................................9
        3.2    DIVIDENDS, ETC................................................................9
        3.3    INDEBTEDNESS; LIABILITIES; ETC................................................9
        3.4    LINE OF BUSINESS; OPERATING PROCEDURES; ETC..................................10
        3.5    LIENS AND ENCUMBRANCES.......................................................10
        3.6    COMPENSATION; EMPLOYMENT AGREEMENTS; ETC.....................................10
        3.7    BENEFIT PLANS................................................................10
        3.8    CONTINUANCE OF BUSINESS......................................................10
        3.9    AMENDMENTS...................................................................10
        3.10   CLAIMS.......................................................................10
        3.11   CONTRACTS....................................................................10
        3.12   LOANS........................................................................10
        3.13   TRANSACTION EXPENSES.........................................................11

IV.  REPRESENTATIONS AND WARRANTIES.........................................................11

        4.1    BANCWEST AND BANK OF THE WEST REPRESENTATIONS AND WARRANTIES.................11
        4.2    USBN REPRESENTATIONS AND WARRANTIES..........................................19

V.  COVENANTS...............................................................................21

        5.1    BEST EFFORTS.................................................................22
        5.2    THE PROXY....................................................................22
        5.3    REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS.......................22
        5.4    REGISTRATION STATEMENT EFFECTIVENESS.........................................22
        5.5    PRESS RELEASES...............................................................22
        5.6    ACCESS; INFORMATION..........................................................23

        5.7    REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS PREPARATION......23
        5.8    BLUE-SKY FILINGS.............................................................23
        5.9    AFFILIATE AGREEMENTS.........................................................23
        5.10   CERTAIN POLICIES OF BANCWEST AND BANK OF THE WEST............................23
        5.11   STATE TAKEOVER LAW...........................................................23
        5.12   NO RIGHTS TRIGGERED..........................................................24
        5.13   SHARES LISTED................................................................24
        5.14   REGULATORY APPLICATIONS......................................................24
        5.15   REGULATORY DIVESTITURES......................................................24
        5.16   CURRENT INFORMATION..........................................................24
        5.17   INDEMNIFICATION..............................................................25
        5.18   BOARDS OF DIRECTORS OF USBN AND BANK OF THE WEST.............................25
        5.20   POST-MERGER ACTIONS..........................................................26

VI.  CONDITIONS TO CONSUMMATION OF THE MERGER...............................................26

        6.1    CONDITIONS TO EACH PARTY'S OBLIGATIONS.......................................26
        6.2    CONDITIONS TO OBLIGATIONS OF USBN............................................27
        6.3    CONDITIONS TO OBLIGATIONS OF BANCWEST AND BANK OF THE WEST...................28

VII.  TERMINATION...........................................................................29

        7.1    EVENTS OF TERMINATION........................................................29
        7.2    CONSEQUENCES OF TERMINATION..................................................30
        7.3    TERMINATION FEE..............................................................30

VIII.  OTHER MATTERS........................................................................30

        8.1    SURVIVAL.....................................................................30
        8.2    WAIVER; AMENDMENT............................................................31
        8.3    COUNTERPARTS.................................................................31
        8.4    GOVERNING LAW................................................................31
        8.5    EXPENSES.....................................................................31
        8.6    CONFIDENTIALITY..............................................................31
        8.7    NOTICES......................................................................31
        8.8    ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES...........................32
        8.9    BENEFIT PLANS................................................................32
        8.10   HEADINGS.....................................................................32

                                    EXHIBITS

Exhibit A      Voting Agreement

Exhibit B      Director's Agreement

Exhibit C      Stock Option Agreement

Exhibit D      Employment Agreement

Exhibit E      Affiliate Agreement

Exhibit F      Legal Opinion of Keller Rohrback L.L.P.

Exhibit G      Legal Opinion of Graham & Dunn, P.C.



                                    SCHEDULES

Company Disclosures
-------------------
Schedule 2.8             Outstanding Options

Schedule 3.4 Changes to Line of Business, Operating Procedures, etc.

Schedule 3.6             New or Changes to Compensation, Employment
                         Agreements, etc.

Schedule 3.7             New or Modifications to Benefit Plans

Schedule 3.11            New or Changes to Material Contracts

Schedule 4.1(C)          Shares Outstanding

Schedule 4.1(D)          Subsidiaries

Schedule 4.1(G)          No Defaults -- Agreements Requiring Third Party
                         Consent

Schedule 4.1(H)          Financial Reports

Schedule 4.1(I)          Undisclosed Liabilities

Schedule 4.1(J)          No Events Causing Material Adverse Effect

Schedule 4.1(L)          Litigation, Regulatory Action

Schedule 4.1(M)          Compliance with Laws

Schedule 4.1(N)          Material Contracts

Company Disclosures
-------------------
Schedule 4.1(P)          Brokers

Schedule 4.1(Q)(1)       List of Employee Benefit Plans

Schedule 4.1(Q)(2)       Employee Benefit Plans Not Qualified Under ERISA

Schedule 4.1(Q)(6)       Obligations for Retiree Health and Life Benefits

Schedule 4.1(Q)(7)       Agreements  Resulting in Payments to Employees  Under
                         Any  Compensation  and Benefit  Plan with  Respect to
                         Proposed Transaction

Schedule 4.1(T)          Asset Classification

Schedule 4.1(V)          Insurance

Schedule 4.1(W)          Affiliates

Schedule 4.1(Z)(2)       Pending  Proceedings  with  Respect to  Environmental
                         Matters

Schedule 4.1(Z)(3)       Pending  Proceedings  with  Respect to  Environmental
                         Matters Involving Loan/Fiduciary Property

Schedule 4.1(Z)(4)       Pending  Proceedings  with  Respect to  Environmental
                         Matters Listed in Sections 4.1(Z)(2) or (3)

Schedule 4.1(Z)(5)       Actions  During  Ownership  Which could Have Material
                         Adverse Effect with Respect to Environmental Matters

Schedule 4.1(Z)(6)       Actions Prior to Ownership  Which could Have Material
                         Adverse Effect with Respect to Environmental Matters

Schedule 4.1(AA)         Tax Reports Matters

Schedule 4.1(CC) Derivative Contracts, including a list of any assets pledged as security for such Derivative Contracts

Schedule 4.1(EE)(1)      Employment  Contracts Requiring Payment In Connection
                         with Termination

Schedule 4.1(EE)(2)      Leases with Aggregate Annual Rent Exceeding $10,000

Schedule 4.1(EE)(3)      Material Contracts with Affiliates

USBN Disclosures
----------------
Schedule 4.2(C)          Shares

Schedule 4.2(F)          No Defaults

Company Disclosures
-------------------
Schedule 4.2(G)          Financial Reports

Schedule 4.2(H)          No Events Causing Material Adverse Effect

Schedule 4.2(I)          Litigation, Regulatory Action

Schedule 4.2(L) Derivative Contracts, including a list of any assets pledged as security for such Derivative Contracts

                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of the 10th day of November, 1998 (this "Plan"), is between UNITED SECURITY BANCORPORATION ("USBN"), BANCWEST FINANCIAL CORPORATION ("Bancwest"), and BANK OF THE WEST (the "Bank").

                                    RECITALS

        (A) BANCWEST. Bancwest is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Walla Walla, Washington. Bancwest is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this Plan, Bancwest has 1,000,000 authorized shares of common stock, no par value per share ("Bancwest Common Stock") (no other class of capital stock being authorized), of which 364,281 shares of Bancwest Common Stock are issued and outstanding, no other class of capital stock being authorized. As of the date of this Plan, Bancwest had 72,000 shares of Bancwest Common Stock reserved for issuance under director and employee stock option plans pursuant to which options covering 26,984 shares of Bancwest Common Stock are outstanding as of the date of this Plan.

        (B) BANK OF THE WEST. Bank of the West is a banking corporation duly organized and existing in good standing under the laws of the State of Washington. As of the date of this Plan, Bank of the West has 500,000 authorized shares of common stock, no par value per share ("Bank of the West Common Stock") (no other class of capital stock being authorized), of which 364,281 shares of Bank of the West Common Stock are issued and outstanding. All of the issued and outstanding shares of Bank of the West Common Stock are owned by Bancwest, the sole shareholder of Bank of the West. As of September 30, 1998, Bank of the West had capital of $11,651,076 divided into common stock of $364,281 surplus of $3,799,029 and undivided profits of $7,487,766.

        (C) USBN. USBN is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Spokane, Washington. USBN is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this Plan, USBN has 15,000,000 authorized shares of common stock, no par value per share ("USBN Common Stock") (no other class of capital stock being authorized), of which 4,546,722 shares of USBN Common Stock are issued and outstanding. As of the date of this Plan, USBN had 300,000 shares of USBN Common Stock reserved for issuance under stock option plans pursuant to which options covering 192,860 shares of USBN Common Stock are outstanding as of the date of this Plan.

        (D) VOTING AGREEMENT. As a condition and an inducement to USBN's willingness to enter into this Plan, the directors and officers of Bank of the West and Bancwest have entered into agreements in the forms attached to this Plan as Exhibit A and Exhibit B, pursuant to which, among other things, each such individual has agreed to vote his or her shares of Bancwest Common Stock in favor of approval of the actions contemplated by this Plan at the Meetings (as defined below) and to refrain from competing with USBN.

        (E) STOCK OPTION AGREEMENT. Immediately after the execution and delivery of this Plan, as a condition and an inducement to USBN's willingness to enter into this Plan, Bancwest and USBN are entering into a Stock Option Agreement (the "Stock Option Agreement") in the form attached to this Plan as Exhibit C, pursuant to which Bancwest is granting to USBN an option to purchase, under certain circumstances, shares of Bancwest Common Stock.

        (F) RIGHTS, ETC. Except as Previously Disclosed (as defined below) in
Schedule 4.l(C), Schedule 2.8, or paragraph (A) of the Recitals to this Plan, or as authorized by this Plan: there are no shares of capital stock of Bancwest or Bank of the West authorized and reserved for issuance; neither Bancwest nor

Bank of the West has any Rights (as defined below) issued or outstanding; and neither Bancwest nor Bank of the West has any commitment to authorize, issue or sell any such shares or any Rights. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock. There are no preemptive rights with respect to Bancwest Common Stock.

        (G) APPROVALS. At meetings of the respective Boards of Directors of Bancwest, Bank of the West, and USBN, each such Board has approved and authorized the execution of this Plan in counterparts.

        In consideration of their mutual promises and obligations, the Parties further agree as follows:

                                   DEFINITIONS

        (A) DEFINITIONS. Capitalized terms used in this Plan have the following meanings:

        "Acquisition Proposals" has the meaning assigned to such term in Section 5.19.

        "Adjusted Loans" means all loans and other extensions of credit by Bank of the West other than (1) that portion of Small Business Administration loans or the guaranteed portions of other loans guaranteed by the U.S. Government or any of its agencies, and (2) single-family residential loans in the process of being sold.

        "Additional Shares" means the number equal to (1) Bancwest's net income (determined in accordance with GAAP) during the period commencing on January 1, 1999 and ending on the Effective Date, divided by (2) the Average Closing Price.

        "Adjustment Factor" means the number equal to the Additional Shares divided by the number of outstanding shares of Bancwest Common Stock on the Effective Date.

         "Appraisal Laws" has the meaning assigned to such term in Section 1.2.

        "Asset Classification" has the meaning assigned to such term in Section 4.1(T).

        "Average Closing Price" means the price equal to the average (rounded to the nearest penny) of each Daily Sales Price of USBN Common Stock for the ten
(10) consecutive trading days on which at least 2,000 shares of USBN Common Stock are traded, with the last such trading day being the fifth day preceding the Effective Date.

        "Bancwest Directors" has the meaning assigned to such term in Section 5.18(A).

        "Bancwest Common Stock" has the meaning assigned to such term in paragraph (A) of the Recitals.

        "Bancwest Meeting" has the meaning assigned to such term in Section 5.2.

        "Bancwest Option" has the meaning assigned to such term in Section 2.8.

        "Bank Financial Reports" has the meaning assigned to such term in
Section 4.1(H).

        "Bank of the West" has the meaning assigned to such term in the first paragraph of this Plan.

        "Bank of the West Common Stock" has the meaning assigned to such term in paragraph (B) of the Recitals.

        "Business Day" means any day other than a Saturday, Sunday, or legal holiday in the State of Washington.

        "Capital" means capital stock, surplus and retained earnings determined in accordance with GAAP.

        "Code" has the meaning assigned to such term in Section 4.1(Q)(2).

        "Company" has the meaning assigned to such term in the first paragraph to this Plan.

        "Compensation and Benefit Plans" has the meaning assigned to such term in Section 4.1(Q)(1).

        "Continuing Corporation" has the meaning assigned to such term in
Section 1.1(A).

        "Control" with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract, or otherwise.

         "Daily Sales Price" for any trading day shall be equal to the average (rounded to four decimals) of the daily high and low trading prices per share of USBN Common Stock on the NASDAQ Stock Market reporting system, as reported in The Wall Street Journal.

        "Department" means the Department of Financial Institutions of the State of Washington.

        "Derivatives Contract" means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that (1) is not included on the balance sheet of the Holding Company Financial Reports or the USBN Financial Reports, as the case may be, and
(2) is a derivative contract (including various combinations thereof).

        "Dissenting Shares" means the shares of Bancwest Common Stock held by those shareholders of Bancwest who have timely and properly exercised their dissenters' rights in accordance with the Appraisal Laws.

        "Effective Date" has the meaning assigned to such term in Section 1.3.

        "Eligible Bancwest Common Stock" means shares of Bancwest Common Stock other than Exception Shares and Dissenting Shares.

        "Employment Agreement" shall mean Exhibit D.

        "Environmental Law" means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

        "ERISA" has the meaning assigned to such term in Section 4.1(Q)(2).

        "ERISA Affiliate" has the meaning assigned to such term in Section 4.1(Q)(3).

        "ERISA Plans" has the meaning assigned to such term in Section
4.1(Q)(2).

        "Exception Shares" means shares held by any of Bancwest's Subsidiaries or by USBN or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated under such statute.

        "Exchange Agent" has the meaning assigned to such term in Section 2.4.

        "Exchange Ratio" has the meaning assigned to such term in Section
2.1(B).

        "FDIC" means the Federal Deposit Insurance Corporation.

        "Financial Reports" has the meaning assigned to such term in Section 4.1(H).

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

        "GAAP" means generally accepted accounting principles consistently applied.

        "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

        "Holding Company Financial Reports" has the meaning assigned to such term in Section 4.1(H).

        "Indemnified Party" has the meaning assigned to such term in Section 5.17(A).

        "Loan/Fiduciary Property" means any property owned or controlled by Bancwest or any of its Subsidiaries or in which Bancwest or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where Bancwest or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

        "Material Adverse Effect" means, with respect to any Party, an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate owned and taxes, and (ii) any breach of a representation or warranty contained in this Plan by such Party) that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such Party and its Subsidiaries, taken as a whole, or (b) would materially impair such Party's ability to perform its obligations under this Plan or the consummation of any of the transactions contemplated by this Plan.

        "Meetings" has the meaning assigned to such term in Section 5.3.

        "Merger" has the meaning assigned to such term in Section 1.1(A).

        "Multiemployer Plans" has the meaning assigned to such term in Section 4.1(Q)(2).

        "NASDAQ" means the National Association of Securities Dealers Automated Quotations system.

        "Option" has the meaning assigned to such term in the Stock Option Agreement.

        "Option Shares" has the meaning assigned to such term in the Stock Option Agreement.

        "Participation Facility" means any facility in which Bancwest or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

        "Party" means a party to this Plan.

        "Pension Plan" has the meaning assigned to such term in Section
4.1(Q)(2).

        "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

        "Plan" means this Agreement and Plan of Merger, together with all Exhibits and Schedules to this Plan.

        "Previously Disclosed" means information provided by a Party in a Schedule that is delivered by that Party to the other Party contemporaneously with the execution of this Plan.

        "Proxy Statement" has the meaning assigned to such term in Section 5.2.

        "Registration Statement" has the meaning assigned to such term in
Section 5.2.

        "Regulatory Authorities" means federal or state governmental agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.

        "RCW" means the Revised Code of Washington, as amended.

        "Rights" has the meaning assigned to such term in paragraph (G) of the Recitals to this Plan.

        "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.

        "SEC" means the Securities and Exchange Commission.

        "Subsidiary" means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned, directly or indirectly, at the time in question by such entity.

        "Tax Returns" has the meaning assigned to such term in Section 4.1(AA).

        "Taxes" means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

        "Termination Date" has the meaning assigned to such term in Section 1.3.

        "Third Party" means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding (1) Bancwest or any Subsidiary of Bancwest, and (2) USBN or any Subsidiary of USBN.

        "USBN" has the meaning assigned to such term in the first paragraph of this Plan.

        "USBN Common Stock" has the meaning assigned to such term in paragraph
(C) of the Recitals.

        "USBN Meeting" has the meaning assigned to such term in Section 5.2.

        "USBN Transaction" means: (1) a merger, consolidation or similar transaction involving USBN, where USBN is not the corporation surviving such transaction or where a change of control of USBN is otherwise effected, (2) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of USBN or any of its significant subsidiaries representing in either case 25% or more of the consolidated assets or deposits of USBN and its subsidiaries, or (3) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25% or more of the voting power of USBN or any of its significant subsidiaries other than the issuance of USBN Common Stock upon the exercise of outstanding options or the conversion of outstanding convertible securities of USBN.

        (B) GENERAL INTERPRETATION. Except as otherwise expressly provided in this Plan or unless the context clearly requires otherwise, the terms defined in this Plan include the plural as well as the singular; the words "hereof," "herein," "hereunder," "in this Plan" and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision; and references in this Plan to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Plan. Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Plan include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Plan that are not expressly defined in this Plan have the respective meanings given to them in accordance with GAAP.

                                    I. MERGER

        1.1 THE MERGER. Subject to the provisions of this Plan, on the Effective
Date:

                (A) CONTINUING CORPORATION. Bancwest shall be merged with and into USBN pursuant to the terms and conditions set forth herein (the "Merger"). Upon consummation of the Merger, the separate existence of Bancwest shall cease and USBN shall continue as the Continuing Corporation.

                (B) CERTIFICATE OF INCORPORATION AND BYLAWS. The certificate of incorporation and bylaws of USBN, in effect immediately prior to the Effective Date, shall become the certificate of incorporation and bylaws of the Continuing Corporation. The directors and officers of USBN in office immediately prior to the Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified; provided, however, that three directors of Bancwest shall be appointed to the Board of Directors of the Continuing Corporation pursuant to Section 5.18.

                (C) EFFECTS OF THE MERGER. The separate existence of Bancwest shall cease, and Bancwest shall be merged with and into USBN which, as the Continuing Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions and duties of both USBN and Bancwest. Bank of the West shall continue as a wholly owned subsidiary of the Continuing Corporation for at least three (3) years following the Effective Date.

                (D) TRANSFER OF ASSETS. All rights, assets, licenses, permits, franchises and interests of USBN and Bancwest in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in USBN as the Continuing Corporation by virtue of the Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

                (E) ASSUMPTION OF LIABILITIES. The Continuing Corporation shall become and be liable for all debts, liabilities, obligations and contracts of USBN as well as those of Bancwest, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of USBN or Bancwest.

        1.2 DISSENTING SHARES. Notwithstanding anything to the contrary in this Plan, each Dissenting Share whose holder, as of the Effective Date of the Merger, has not effectively withdrawn or lost his dissenters' rights under RCW 23B.13 (the "Appraisal Laws") shall not be converted into or represent a right to receive USBN Common Stock, but the holder of such Dissenting Share shall be entitled only to such rights as are granted by the Appraisal Laws, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Date into the right to receive USBN Common Stock without any interest thereon. Each holder of Dissenting Shares who becomes entitled to payment for his Bancwest Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from USBN (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal
Laws).

        1.3 EFFECTIVE DATE Unless the Parties agree upon another date, the "Effective Date" will be the tenth Business Day after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, Article VI. If the Merger is not consummated in accordance with this Plan on or prior to June 30, 1999 (the "Termination Date"), Bancwest or USBN may terminate this Plan in accordance with
Article VII. On the Effective Date, USBN and Bancwest shall execute and deliver to the Secretary of State of the State of Washington articles of merger in accordance with applicable law.

                                II. CONSIDERATION

        2.1 EXCHANGE CONSIDERATION. Subject to the provisions of this Plan, on the Effective Date:

                (A) OUTSTANDING USBN COMMON STOCK. The shares of USBN Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of USBN Common Stock.

                (B) OUTSTANDING BANCWEST COMMON STOCK. Each share of Eligible Bancwest Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holder of such share, be exchanged for the right to receive a number of shares of USBN Common Stock equal to the sum of 4.7038 plus the Adjustment Factor (as adjusted, if applicable, pursuant to Section 2.5) (the "Exchange Ratio").

        2.2 SHAREHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, holders of Bancwest Common Stock shall cease to be, and shall have no rights as, shareholders of Bancwest, other than to receive the consideration provided under this Article II. After the Effective Date, there shall be no transfers on the stock transfer books of Bancwest or the Continuing Corporation of the shares of Bancwest Common Stock that were issued and outstanding immediately prior to the Effective Date.

        2.3 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan, no fractional shares of USBN Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Any holder of Bancwest Common Stock who would otherwise be entitled to a fractional share of USBN Common Stock will receive an amount in cash determined by multiplying such fraction by the Average Closing Price.

        2.4 EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, USBN shall send or cause to be sent to each former shareholder of Bancwest of record immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates for Bancwest Common Stock for the consideration set forth in this Article II. The certificates representing the shares of USBN Common Stock into which shares of such shareholder's Bancwest Common Stock are converted on the Effective Date, any fractional share checks that such shareholder shall be entitled to receive, and any dividends paid on such shares of USBN Common Stock for which the record date for determination of shareholders entitled to such dividends is on or after the Effective Date, will be delivered to such shareholder only upon delivery to USBN's exchange agent (the "Exchange Agent") of the certificates representing all of such shares of Bancwest Common Stock (or indemnity satisfactory to USBN and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of Bancwest for purposes of Rule 145 of the Securities Act shall not be exchanged for certificates representing USBN Common Stock until USBN has received a written agreement from such person as specified in Section 5.9.

        2.5 EXCHANGE RATIO ADJUSTMENT. In the event that Bancwest or USBN changes the number of shares of their common stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to outstanding common stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be adjusted proportionately so as not to dilute the shareholders of Bancwest or otherwise affect the amount or kind of consideration provided for under this Plan.

        2.6 EXCEPTION SHARES. Each of the Exception Shares of Bancwest Common Stock shall be canceled and retired upon consummation of the Merger, and no consideration shall be issued in exchange therefor.

        2.7 RESERVATION OF RIGHT TO REVISE TRANSACTION. In its sole discretion, and notwithstanding any other provision in this Plan to the contrary, USBN may at any time change the method of effecting its acquisition of Bancwest and Bank of the West; provided, however, that (A) no such change shall alter or change the amount or kind of consideration to be issued to holders of Bancwest Common Stock as provided for in this Plan, (B) no such change shall adversely affect the tax treatment to Bancwest shareholders as a result of receiving such consideration, and (C) no delay caused by such a change shall be the basis upon which USBN terminates this Plan pursuant to Section 7.1(C). If USBN elects to change the method of acquisition pursuant to this section, and as a result the Merger will not be accounted for on a pooling-of-interests basis, USBN and Bancwest must each first waive their pooling condition in Section

6.1(H). If USBN elects to change the method of acquisition and both USBN and Bancwest have waived their pooling condition, if required, Bancwest and Bank of the West will cooperate with and assist USBN with any necessary amendment to this Plan, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for USBN, to obtain all necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity.

        2.8 OPTIONS. On the Effective Date, by virtue of the Merger, and without any action on the part of any holder of an option, each option granted by Bancwest to purchase shares of Bancwest Common Stock ("Bancwest Option") that is then outstanding and unexercised shall be converted into and become an option to purchase USBN Common Stock ("USBN Option") on the same terms and conditions as are in effect with respect to Bancwest Option immediately prior to the Effective Date, except that (A) each such USBN Option may be exercised solely for shares of USBN Common Stock, (B) the number of shares of USBN Common Stock subject to such USBN Option shall be equal to the number of shares of Bancwest Common Stock subject to such Option immediately prior to the Effective Date multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per share exercise price under each such USBN Option shall be adjusted by dividing the per share exercise price of Bancwest Option by the Exchange Ratio, and rounding up or down to the nearest cent. The number of shares of Bancwest Common Stock that are issuable upon exercise of Options as of the date of this Plan are Previously Disclosed in Schedule 2.8. Following the Effective Date, USBN shall use its best efforts to ensure that the shares of USBN Common Stock to be issued upon the exercise of USBN Options are properly registered pursuant to the Securities Act.

                        III. ACTIONS PENDING CONSUMMATION

        Unless otherwise agreed to in writing by USBN, each of Bancwest and Bank of the West shall conduct its and each of its Subsidiaries' business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its and each of its Subsidiaries' business organization, employees and advantageous business relationships and retain the services of its and each of its Subsidiaries' officers and key employees identified by USBN, and neither Bancwest nor Bank of the West, without the prior written consent of USBN, will (or cause or allow any of it Subsidiaries to):

        3.1 CAPITAL STOCK. Except for or as otherwise expressly permitted by this Plan, or Bancwest Options, or as Previously Disclosed in Schedule 4.1(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of Bancwest, Bank of the West or any of their Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Bancwest Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock-based employee compensation rights.

        3.2 DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Plan or the Stock Option Agreement, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.

        3.3 INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.

        3.4 LINE OF BUSINESS; OPERATING PROCEDURES; ETC. Except as may be directed by any regulatory agency, (A) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to



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comply with Section 5.10, or (B) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule 3.4 other than in the ordinary course of business and not exceeding $25,000 individually or $75,000 in the aggregate.

        3.5 LIENS AND ENCUMBRANCES. Impose, or suffer the imposition, on any shares of stock of any of its Subsidiaries, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.

        3.6 COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed in Schedule 3.6, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any Bancwest Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

        3.7 BENEFIT PLANS. Except as Previously Disclosed in Schedule 3.7, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

        3.8 CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, that is material to Bancwest and its Subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that is material to Bancwest and its Subsidiaries taken as a whole (except foreclosures or acquisitions by Bank of the West in its fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

        3.9 AMENDMENTS. Amend its articles of incorporation or bylaws.

        3.10 CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for material money damages or restrictions upon the operations of Bancwest or any of its Subsidiaries.

        3.11 CONTRACTS. Except as previously disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any material contract, agreement or lease (excluding agreements and loans permitted under Section 3.12), except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than 60 days prior written notice.

        3.12 LOANS. Extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices, except that Bancwest shall not, without the prior consent of USBN's Chief Executive Officer or chief credit administrator: (a) modify, restructure or renew any existing nonperforming loan (defined as on non-accrual status, or 90 days or more past due) or make any new loan to any Person if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such Person whose loan is non-performing (or which would be required to be aggregated for loans-to-one-borrower limitations), would be in excess of $100,000; (b) make any loan to an existing customer as of the date of this Plan in excess of $1,000,000; or (c) make any loan to a new customer in excess of $500,000, except that (i) single-family residential loans may be made in amounts that would not exceed applicable FHLMC and FNMA limits, and (ii) such limits shall not apply to SBA or other governmental or governmental agency guaranteed amounts.



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        3.13 TRANSACTION EXPENSES. Incur expenses in connection with the transactions contemplated by this Plan that exceed $275,000 in the aggregate.

                       IV. REPRESENTATIONS AND WARRANTIES

        4.1 BANCWEST AND BANK OF THE WEST REPRESENTATIONS AND WARRANTIES. Each of Bancwest and Bank of the West hereby represents and warrants to USBN as follows:

                (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to Bancwest and its Subsidiaries are true and correct.

                (B) ORGANIZATION, STANDING AND AUTHORITY. Each of Bancwest and its Subsidiaries is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of Bancwest and its Subsidiaries has in effect all federal state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Bank of the West is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the FDIC.

                (C) SHARES. The outstanding shares of Bancwest and its Subsidiaries' capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.1(C) and paragraph (A) of the Recitals, and as provided under the Stock Option Agreement, there are no shares of capital stock or other equity securities of Bancwest or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

                (D) BANCWEST SUBSIDIARIES. Bancwest has Previously Disclosed in
Schedule 4.1(D) a list of all of its Subsidiaries. Each of its Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to Bancwest or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary's capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of Bancwest or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by Bancwest or one of its Subsidiaries are fully paid and nonassessable and are owned by Bancwest or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each of its Subsidiaries is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in Schedule 4.1(D), it does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. In the case of representations by Bancwest, the deposits of its Subsidiaries that are banks are insured by the Bank Insurance Fund of the FDIC.

                (E) CORPORATE POWER. Each of Bancwest and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

                (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 6.1, this Plan, the Stock Option Agreement, and the Employment Agreement have been authorized by all necessary corporate action of Bancwest and each of its Subsidiaries that is a Party, and each such agreement is a valid and binding agreement of Bancwest and such Subsidiaries, enforceable against Bancwest and such Subsidiaries in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                (G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred to in
Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.1(G), the execution, delivery and performance of this Plan and the Stock Option Agreement and the consummation by Bancwest and each of its Subsidiaries that is a Party to the transactions contemplated by this Plan and the Stock Option Agreement do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Bancwest or of any of its Subsidiaries or to which Bancwest or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of it or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

                (H) FINANCIAL REPORTS. Except as Previously Disclosed in
Schedule 4.1(H), (1) as to Bancwest, its compiled consolidated balance sheets as of December 31, 1997 and December 31, 1996, and the related statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 1997 and December 31, 1996 (collectively, the "Holding Company Financial Reports"), and (2) as to each of Bancwest's Subsidiaries that is a bank, its call report for the fiscal year ended December 31, 1997, and all other financial reports filed or to be filed subsequent to December 31, 1997, in the form filed with the FDIC and the Department (in each case, the "Bank Financial Reports" and together with the Holding Company Financial Reports, the "Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Bank Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

                (I) ABSENCE OF UNDISCLOSED LIABILITIES. Except as Previously Disclosed on Schedule 4.1(I), neither Bancwest nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected in its Holding Company Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1997. Except as Previously Disclosed on Schedule 4.1(I), since December 31, 1997, neither Bancwest nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any



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form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

                (J) NO EVENTS. Except as Previously Disclosed on Schedule 4.1(J), since December 31, 1997, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

                (K) PROPERTIES. Except as reserved against in its Holding Company Financial Reports, Bancwest and each of its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in its Holding Company Financial Reports as being owned by Bancwest or its Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it, except those sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by Bancwest or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

                (L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in Schedule 4.l(L), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Bancwest or any of its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.1(L), neither Bancwest nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither Bancwest nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

                (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in
Schedule 4.1(M), each of Bancwest and its Subsidiaries:

                (1) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its best knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

                (2) has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that Bancwest or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect



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                        on Bancwest or its Subsidiaries, (b) threatening to
                        revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Bancwest or its Subsidiaries, or (c) requiring any of Bancwest or its Subsidiaries (or any of its or their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

                (3) is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and

                (4) is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

                (N) MATERIAL CONTRACTS. Except as Previously Disclosed in
Schedule 4.1(N), none of Bancwest or its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any material contract or agreement or amendment thereto (excluding extensions of credit made in the ordinary course of business). Neither Bancwest nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Bancwest or its Subsidiaries, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in Schedule 4.1(N), neither Bancwest nor any of its Subsidiaries is subject to or bound by any contract containing covenants that limit the ability of Bancwest or any of its Subsidiaries to compete in any line of business or with any Person or that involve any restriction of geographical area in which, or method by which, Bancwest or any of its Subsidiaries may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

                (O) REPORTS. Since January 1, 1993, each of Bancwest and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the Department, (2) the FDIC, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to Bancwest and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                (P) NO BROKERS. Except as Previously Disclosed in Schedule 4.1(P), all negotiations relative to this Plan and the transactions contemplated by this Plan have been carried on by it directly with the other Parties and no action has been taken by it that would give rise to any valid claim against any Party for a brokerage commission, finder's fee or other like payment.

                (Q) EMPLOYEE BENEFIT PLANS.

                        (1) Schedule 4.1(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans,




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        contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by Bancwest or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans of Bancwest and its Subsidiaries, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been supplied to the other Parties.

                        (2) All "employee benefit plans" within the meaning of
        Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of Bancwest and its Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in Schedule 4.1(Q)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of
        Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither Bancwest nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject Bancwest or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                        (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Bancwest or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Bancwest under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither Bancwest nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

                        (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency"(whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Bancwest nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                        (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

                        (6) Neither Bancwest nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in Schedule 4.1(Q)(6). There are no




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        restrictions on the rights of Bancwest or any of its Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.

                        (7) Except as Previously Disclosed in Schedule 4.l(Q)(7), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated by this Plan will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Bancwest or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from Bancwest or any of its Subsidiaries,
        (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.

                (R) NO KNOWLEDGE. Bancwest and its Subsidiaries know of no reason why the regulatory approvals referred to in Section 6.1(B) should not be obtained.

                (S) LABOR AGREEMENTS. Neither Bancwest nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Bancwest or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                (T) ASSET CLASSIFICATION. Bancwest and its Subsidiaries have Previously Disclosed in Schedule 4.1(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of Bancwest and its Subsidiaries that have been classified by it as of September 30, 1998 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of September 30, 1998 by any regulatory examiner as "Other Loans Specially Mentioned," 'Substandard," "Doubtful" "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Bancwest or any Subsidiary prior to September 30, 1998.

                (U) ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 1997 Holding Company Financial Reports of Bancwest and the September 30, 1998, Bank Regulatory Reports was, and the allowance for possible loan losses to be shown on subsequent Holding Company Financial Reports of Bancwest was and will be, adequate under GAAP, in the reasonable opinion of Bancwest's Board of Directors, to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

                (V) INSURANCE. Each of Bancwest and its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to Bancwest, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Bancwest or its Subsidiaries. Set forth in Schedule 4.l(V) is a list of all insurance policies maintained by or for the benefit of Bancwest or its Subsidiaries or their respective directors, officers, employees or agents.



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                (W) AFFILIATES. Except as Previously Disclosed in Schedule
4.1(W), to the best of Bancwest's knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of Bancwest as that term is used in Rule 145 under the Securities Act.

                (X) STATE TAKEOVER LAWS, ARTICLES OF INCORPORATION. Bancwest and its Subsidiaries have taken all necessary action to exempt this Plan and the Stock Option Agreement and the transactions contemplated by this Plan and the Stock Option Agreement from, and this Plan and the Stock Option Agreement and such transactions are exempt from (1) any applicable state takeover laws, including, but not limited to, RCW Ch. 23B.19, as amended, and (2) any takeover-related provisions of Bancwest's and its Subsidiaries' articles of incorporation.

                (Y) NO FURTHER ACTION. Bancwest and its Subsidiaries have taken all action so that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated by this Plan and the Stock Option Agreement (including the Merger and the exercise of the Option), or any other action or combination of actions, or any other transactions, contemplated by this Plan and the Stock Option Agreement do not and will not (1) require a vote of shareholders (other than as set forth in Section 6.1), or (2) result in the grant of any rights to any Person under the articles of incorporation, charter or bylaws of Bancwest or any of its Subsidiaries or under any agreement to which Bancwest or any such Subsidiaries is a party, or (iii) restrict or impair in any way the ability of the other Parties to exercise the rights granted under this Plan or the Stock Option Agreement.

                (Z) ENVIRONMENTAL MATTERS.

                        (1) To Bancwest's knowledge, it and each of its Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except for instances of noncompliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Bancwest or its Subsidiaries.

                        (2) There is no proceeding pending or, to Bancwest's knowledge, threatened before any court, governmental agency or board or other forum in which Bancwest or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Bancwest or any of its Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Bancwest or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(2).

                        (3) There is no proceeding pending or, to Bancwest's knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or Bancwest or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Bancwest or have been Previously Disclosed in Schedule 4.1(Z)(3).



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


                        (4) To Bancwest's knowledge, there is no reasonable basis for any proceeding of a type described in subparagraph (2) or (3) of this paragraph (Z), except as has been Previously Disclosed in
        Schedule 4.1(Z)(4).

                        (5) To Bancwest's knowledge, during the period of (a) ownership or operation by Bancwest or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by Bancwest or any of its Subsidiaries, or
        (c) holding of a security or other interest in a Loan/Fiduciary Property by Bancwest or any of its Subsidiaries, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Bancwest or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(5).

                        (6) To Bancwest's knowledge, prior to the period of (a) ownership or operation by Bancwest or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by Bancwest or any of its Subsidiaries, or
        (c) holding of a security or other interest in a Loan/Fiduciary Property by Bancwest or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan) Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Bancwest or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(6).

                (AA) TAX REPORTS. Except as Previously Disclosed in Schedule 4.1(AA), (1) all reports and returns with respect to Taxes that are required to be filed by or with respect to Bancwest or its Subsidiaries, including consolidated federal income tax returns of Bancwest and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Bancwest or its Subsidiaries, and such Tax Returns were true, complete and accurate in all material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on Bancwest or its Subsidiaries, except as reserved against in the Holding Company Financial Reports of Bancwest, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of Bancwest or its Subsidiaries.

                (BB) ACCURACY OF INFORMATION. The statements with respect to Bancwest and its Subsidiaries contained in this Plan and the Stock Option Agreement, the Schedules and any other written documents executed and delivered by or on behalf of Bancwest or any other Party pursuant to the terms of or relating to this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                (CC) DERIVATIVES CONTRACTS. None of Bancwest or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule



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4.1(CC). Schedule 4.1(CC) includes a list of any assets of Bancwest or its
Subsidiaries that are pledged as security for each such Derivatives Contract.

                (DD) ACCOUNTING CONTROLS. Each of Bancwest and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management's general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of Bancwest and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

                (EE) COMMITMENTS AND CONTRACTS. Neither Bancwest nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

                        (1) except for the Employment Agreement and as Previously Disclosed in Schedule 4.1(EE)(1), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by Bancwest or any such Subsidiary without any obligation on the part of Bancwest or any such Subsidiary to make any payment in connection with such termination);

                        (2) except as Previously Disclosed in Schedule 4.1(EE)(2), any real or personal property lease with annual rental payments aggregating $10,000 or more; or

                        (3) except as Previously Disclosed in Schedule 4.1(EE)(3), any material contract with any affiliate.

                (FF) OPTION SHARES. The Option Shares, if and when issued upon exercise of the Option, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

        4.2 USBN REPRESENTATIONS AND WARRANTIES. USBN hereby represents and warrants to Bancwest and Bank of the West as follows:

                (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to USBN are true and correct.

                (B) ORGANIZATION, STANDING AND AUTHORITY. USBN is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of USBN and its Subsidiaries has in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on USBN.

                (C) SHARES. The outstanding shares of USBN's capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.2(C), there are no shares of capital stock or other equity securities of it or its Subsidiaries outstanding and no outstanding Rights with respect thereto.




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                (D) CORPORATE POWER. USBN has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

                (E) CORPORATE AUTHORITY. This Plan and the Stock Option Agreement have been authorized by all necessary corporate action of USBN and such agreement is a valid and binding agreement of USBN, enforceable against USBN in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                (F) NO DEFAULTS. Subject to receipt of the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.2(F), the execution, delivery and performance of this Plan, Stock Option Agreement, and the Employment Agreement and the consummation by USBN and each of its Subsidiaries that is a Party of the transactions contemplated by this Plan does not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of USBN or of any of its Subsidiaries or to which USBN or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on USBN, (2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of USBN or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on USBN.

                (G) FINANCIAL REPORTS. Except as Previously Disclosed in
Schedule 4.2(G), its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and all other documents filed or to be filed subsequent to December 31, 1997 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "USBN Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the USBN Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the USBN Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders, equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

                (H) NO EVENTS. Except as Previously Disclosed on Schedule 4.2(H), since December 31, 1997, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.

                (I) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in Schedule 4.2(I) no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on USBN or its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.2(I), neither USBN nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling



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persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither USBN nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

                (J) REPORTS. Since January 1, 1996, each of USBN and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the FDIC, (2) the Department, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to USBN and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                (K) ACCURACY OF INFORMATION. The statements with respect to USBN and its Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of USBN or any other Party pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                (L) DERIVATIVES CONTRACTS. None of USBN or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.2(L). Schedule 4.2(L) includes a list of any assets of USBN or its Subsidiaries that are pledged as security for each such Derivatives Contract.

                (M) ABSENCE OF UNDISCLOSED LIABILITIES. Neither USBN nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected the USBN Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1997. Since December 31, 1997, neither USBN nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

                                  V. COVENANTS

        Each of Bancwest and Bank of the West hereby covenants to USBN, and USBN hereby covenants to Bancwest and Bank of the West, that:

        5.1 BEST EFFORTS. Subject to the terms and conditions of this Plan and, in the case of Bancwest and Bank of the West, to the exercise by their respective Boards of Directors of such Boards' fiduciary duties, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger by January 31, 1999, and to otherwise enable consummation of the transactions contemplated by this Plan and the Stock Option Agreement, and shall cooperate fully with



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the other Parties to that end (it being understood that any amendments to the
Registration Statement or a resolicitation of proxies as a consequence of a USBN Transaction shall not violate this covenant).

        5.2 THE PROXY. In the case of Bancwest: it shall promptly assist USBN in the preparation of a joint proxy statement (the "Proxy Statement") to be mailed to the holders of Bancwest Common Stock and USBN Common Stock in connection with the transactions contemplated by this Plan and to be filed by USBN in a registration statement (the "Registration Statement") with the SEC as provided in Section 5.7, which shall conform to all applicable legal requirements. Bancwest shall call a meeting (the "Bancwest Meeting") of the holders of Bancwest Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated by this Plan and Bancwest shall use its best efforts to solicit and obtain votes of the holders of Bancwest Common Stock in favor of the transactions contemplated by this Plan and, subject to the exercise of its fiduciary duties, the Board of Directors of Bancwest shall recommend approval of such transactions by such holders. USBN shall call a meeting (the "USBN Meeting") of the holders of USBN Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated by this Plan and USBN shall use its best efforts to solicit and obtain votes of the holders of USBN Common Stock in favor of the transactions contemplated by this Plan and, subject to the exercise of its fiduciary duties, the Board of Directors of USBN shall recommend approval of such transactions by such holders.

        5.3 REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Bancwest Meeting and the USBN Meeting (collectively, the "Meetings"), such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of Bancwest relating to Bancwest or its Subsidiaries and by or on behalf of USBN relating to USBN or its Subsidiaries, (A) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any Party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another Party furnished by or on behalf of such other Party specifically for use in the Registration Statement.

        5.4 REGISTRATION STATEMENT EFFECTIVENESS. USBN will advise Bancwest, promptly after USBN receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the USBN Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        5.5 PRESS RELEASES. Bancwest and Bank of the West will not, without the prior approval of USBN, and USBN will not, without the prior approval of Bancwest, issue any press release or written statement for general circulation relating to the transactions contemplated by this Plan, except as otherwise required by law.

        5.6 ACCESS; INFORMATION.

                (A) Upon reasonable notice, Bancwest and Bank of the West shall afford USBN and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books, contracts, commitments and records of Bancwest and its Subsidiaries and, during such period, Bancwest and Bank of the West shall furnish promptly (and cause its accountants and other agents to furnish promptly) to USBN



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(1) a copy of each material report, schedule and other document filed by
Bancwest and its Subsidiaries with any Regulatory Authority, (2) such representations and certifications as are necessary for purposes of the pooling letter described in Section 6.1(H), and (3) all other information concerning the business, properties and personnel of Bancwest and its Subsidiaries as USBN may reasonably request, provided that no investigation pursuant to this Section 5.6 shall affect or be deemed to modify or waive any representation or warranty made by Bancwest or Bank of the West in this Plan or the conditions to the obligations of Bancwest and Bank of the West to consummate the transactions contemplated by this Plan; and

                (B) USBN will not use any information obtained pursuant to this
Section 5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.6) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by USBN or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Plan, USBN will, upon request by Bancwest, deliver to Bancwest all documents so obtained by USBN or destroy such documents and, in the case of destruction, will certify such fact to Bancwest.

        5.7 REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS PREPARATION. USBN shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC with respect to the shares of USBN Common Stock to be issued to the holders of Bancwest Common Stock pursuant to this Plan, and USBN shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof. USBN shall, as promptly as practicable following the date of this Plan, prepare and file all necessary notices or applications with Regulatory Authorities having jurisdiction with respect to the transactions contemplated by this Plan.

        5.8 BLUE-SKY FILINGS. USBN shall use its best efforts to obtain, prior to the effective date of the Registration Statement, any necessary state securities laws or "blue sky" permits and approvals, provided that USBN shall not be required by virtue thereof to submit to general jurisdiction in any state.

        5.9 AFFILIATE AGREEMENTS. Bancwest will use its best efforts to induce each person who may be deemed to be an "affiliate" of Bancwest for purposes of Rule 145 under the Securities Act, to execute and deliver to USBN on or before the mailing of the Proxy Statement for the Bancwest Meeting, an agreement in the form attached hereto as Exhibit E restricting the disposition of such affiliate's shares of Bancwest Common Stock, and, in the case of "affiliates" of Bancwest, the shares of USBN Common Stock to be received by such person in exchange for such person's shares of Bancwest Common Stock. USBN agrees to use its best efforts to maintain the availability of Rule 145 for use by such "affiliates".

        5.10 CERTAIN POLICIES OF BANCWEST AND BANK OF THE WEST. Bancwest and Bank of the West, each shall, at USBN's request, modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves), and generally conform its operating, lending and compliance policies and procedures, immediately prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of USBN and GAAP; provided, however, that prior to any such modification or change, USBN shall certify that the conditions to the obligation of USBN under Section 6.1 and 6.2 to consummate the transactions contemplated by this Plan have been satisfied or waived. Bancwest's and Bank of the West's representations, warranties, covenants and conditions contained in this Plan shall not be deemed to be untrue, breached or unsatisfied in any respect for any purpose as a consequence of any modifications or changes undertaken pursuant to this Section 5.10.



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        5.11 STATE TAKEOVER LAW. Bancwest shall not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable state takeover statute, and Bancwest shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan and the Stock Option Agreement from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law.

        5.12 NO RIGHTS TRIGGERED. Except for those consents of Third Parties Previously Disclosed on Schedule 4.1(G), Bancwest shall take all necessary steps to ensure that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated by this Plan and the Stock Option Agreement (including the Merger) and any other action or combination of actions, or any other transactions contemplated by this Plan, do not and will not (A) result in the grant of any rights to any Person under the articles of incorporation or bylaws of Bancwest or under any agreement to which Bancwest or any of its Subsidiaries is a party, or (B) restrict or impair in any way the ability of USBN to exercise the rights granted under this Plan or the Stock Option Agreement.

        5.13 SHARES LISTED. USBN shall use its best efforts to cause to be listed, prior to the Effective Date, on the NASDAQ National Market upon official notice of issuance the shares of USBN Common Stock to be issued to the holders of Bancwest Common Stock.

        5.14 REGULATORY APPLICATIONS. USBN shall (A) promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Merger, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Merger by USBN.

        5.15 REGULATORY DIVESTITURES. In the case of Bancwest: No later than the Effective Date, Bancwest shall cease engaging in such activities as USBN shall advise Bancwest in writing are not permitted to be engaged in by USBN under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a condition of approval of the transactions contemplated by this Plan, Bancwest shall divest any Subsidiary engaged in activities or holding assets that are impermissible for USBN, on terms and conditions agreed to by USBN; provided, however, that prior to taking such action, USBN shall certify that the conditions to the obligations of USBN under Sections 6.1 and
6.2 to consummate the transactions contemplated by this Plan, other than the condition set forth in Section 6.2(G) (which shall be adjusted to the extent that assets are divested at less than book value), have been satisfied or waived.

        5.16 CURRENT INFORMATION.

                (A) During the period from the date of this Plan to the Effective Date, each of Bancwest and USBN shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

                (B) Each of Bancwest and USBN shall promptly notify the other of
(1) any material change in the business or operations of it or its Subsidiaries,
(2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries, (3) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or (4) any event or condition that might reasonably be expected to cause any of its representations or warranties set forth in this Plan not to be true and correct in all material respects as of the Effective Date or prevent it or its Subsidiaries from fulfilling its or their obligations under this Plan.



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


        5.17 INDEMNIFICATION.

                (A) For a period of four years from and after the Effective Date, USBN will indemnify, defend and hold harmless the present and former directors and officers of Bancwest and the Bank (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and arising out of matters existing or occurring at or prior to the Effective Date (including the transactions contemplated by this Plan), whether asserted or claimed prior to, at or after the Effective Date, to the fullest extent that Bancwest and/or the Bank would have been permitted under Washington and federal law and their respective articles of incorporation or bylaws in effect on the date of this Plan to indemnify such person (and USBN will also advance expenses as incurred to the fullest extent permitted under applicable law so long as the person to whom expenses are advanced provides an undertaking to repay such advances within a reasonable period of time if it is ultimately determined that applicable law does not allow for such indemnification).

                (B) Any Indemnified Party wishing to claim indemnification under paragraph (A) of this Section 5.17, upon learning of such claim, action, suit, proceeding or investigation, will promptly notify USBN of the same, provided, however, that the failure so to notify will not affect the obligations of USBN under paragraph (A) of this Section 5.17 (unless such failure materially and adversely increases USBN's liability under such paragraph (A)). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (1) USBN will have the right to assume the defense and USBN will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements for payment are received; provided, however, that USBN will be obligated pursuant to this paragraph (B) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suit or proceeding, (2) the Indemnified Parties will cooperate in the defense of any such matter, and (3) USBN will not be liable for any settlement effected without its prior written consent.

                (C) If USBN or any of its successors or assigns will consolidate with or merge into any other entity and will not be the continuing or surviving entity of such consolidation or merger or will transfer all or substantially all of its assets to any entity, then and in each case, proper provision will be made so that the successors and assigns of USBN will assume the obligations set forth in this Section 5.17.

                (D) USBN will pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.17. The rights of each Indemnified Party under this Section 5.17 will be in addition to any other rights such Indemnified Party may have under the articles of association or bylaws of Bancwest or the Bank or under applicable Washington and federal law.

        5.18 BOARDS OF DIRECTORS OF USBN AND BANK OF THE WEST.

                (A) USBN shall, prior to the Effective Date, make such amendments to its Bylaws as may be necessary to facilitate the appointment of three members of the Board of Directors of Bancwest, selected by the Board of Bancwest and approved by the Board of USBN (the "Bancwest Directors"), to serve on USBN's Board of Directors following the Effective Date. Immediately after the Effective Date, USBN shall appoint the Bancwest Directors to the Board of Directors of USBN to serve in such capacity until such time as their successors are elected and qualified.

                (B) Immediately after the Effective Date, the Board of Directors of Bank of the West shall be comprised of the directors of Bank of the West immediately prior to the Effective Date plus two additional directors designated by USBN, all of whom shall serve as directors until such time as their successors are elected and qualified.

        5.19 ACQUISITION PROPOSALS. Bancwest agrees that neither it nor any of its Subsidiaries shall, and Bancwest shall direct and use its best efforts to cause its directors, officers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Bancwest) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, Bancwest or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised in writing by such board's counsel, engage in any negotiations concerning, or provide any confidential information or data to any Person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Bancwest will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Bancwest will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.19 of this Plan. Bancwest will notify USBN immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations are sought to be initiated or continued with Bancwest.

        5.20 POST-MERGER ACTIONS. Following the Merger, neither USBN nor any of its affiliates shall take any action that will adversely affect the federal income tax treatment of the Merger to the shareholders of Bancwest, including failing to continue at least one historic business line of Bancwest or to use at least a significant portion of Bancwest's historic assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d).

                  VI. CONDITIONS TO CONSUMMATION OF THE MERGER

        6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the transactions contemplated by this Plan are subject to the written waiver by such Party or the fulfillment on or prior to the Effective Date of each of the following conditions:

                (A) SHAREHOLDER VOTES. This Plan shall have been duly approved by the requisite vote of the shareholders of Bancwest and USBN under applicable law and the articles of incorporation and bylaws of Bancwest and USBN, respectively.

                (B) REGULATORY APPROVALS. The Parties shall have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; provided, however, that no such approval or consent shall have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of USBN, would deprive USBN of the material economic or business benefits of the transactions contemplated by this Plan.

                (C) NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Plan.

                (D) EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

                (E) BLUE-SKY PERMITS. USBN shall have received all state securities laws and "blue sky" permits necessary to consummate the Merger.

                (F) TAX OPINION. USBN and Bancwest shall have received an opinion from Graham & Dunn, P.C. to the effect that (1) the Merger constitutes a reorganization under Section 368 of the Code, and (2) no gain or loss will be recognized by shareholders of Bancwest who receive shares of USBN Common Stock in exchange for their shares of Bancwest Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, and, in rendering their opinion, Graham & Dunn, P.C. may require and rely upon representations contained in certificates of officers of USBN, Bancwest and others.

                (G) NASDAQ LISTING. The shares of USBN Common Stock to be issued pursuant to this Plan shall have been approved for listing on the NASDAQ National Market subject only to official notice of issuance.

                (H) POOLING LETTER. USBN shall have received a letter from Moss Adams, LLP, dated as of the date of this Plan and as of the Effective Date, in form and substance acceptable to USBN, to the effect that the Merger will qualify for pooling of interests accounting treatment.

        6.2 CONDITIONS TO OBLIGATIONS OF USBN. The obligations of USBN to consummate the transactions contemplated by this Plan also are subject to the written waiver by USBN or the fulfillment on or prior to the Effective Date of each of the following conditions:

                (A) LEGAL OPINION. USBN shall have received an opinion, dated the Effective Date, of Keller Rohrback, L.L.P., counsel for Bancwest and Bank of the West, in the form of Exhibit F.

                (B) OFFICERS' CERTIFICATE. (1) Each of the representations and warranties contained in this Plan of Bancwest and Bank of the West shall be true and correct in all material respects as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for (a) any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date and except as otherwise provided in Section 5.10 and (b) any such representations and warranties that are qualified by reference to "Material Adverse Effect", which representations and warranties shall be true in all respects, and (2) each and all of the agreements and covenants of Bancwest and Bank of the West to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and USBN shall have received a certificate signed by the chief executive officers, chief financial officer/chief lending officer of Bancwest and Bank of the West dated the Effective Date, to such effect.

                (C) RECEIPT OF AFFILIATE AGREEMENTS. USBN shall have received from each affiliate of Bancwest the agreement referred to in Section 5.9.

                (D) ADVERSE CHANGE. During the period from December 31, 1997 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of Bancwest or Bank of the West, nor shall Bancwest or Bank of the West have sustained any loss or damage to its properties, whether or not insured, nor shall there have been any other event, occurrence or circumstance which would have a Material Adverse Effect upon its ability to conduct its business; and USBN shall have received a certificate dated the Effective Date signed by the Chief Executive Officers of Bancwest and Bank of the West to such effect.

                (E) DISSENTERS' RIGHTS. The number of shares of Bancwest Common Stock for which cash is to be paid because dissenters' rights of appraisal under the Appraisal Laws shall have been effectively preserved as of the Effective Date or because of the payment of cash in lieu of fractional shares of USBN Common Stock shall not exceed in the aggregate 10% of the outstanding shares of Bancwest Common Stock.

                (F) CAPITAL. Bancwest's Capital shall not be less than $11.9 million (not including capital contributions upon exercise of outstanding Bancwest Options) on the Effective Date.

                (G) ALLOWANCE FOR LOAN AND LEASE LOSSES. Bank of the West's allowance for possible loan and lease losses shall not be less than 1.00% of Bank of the West's total outstanding loans and leases and will be adequate under GAAP (based on USBN's reasonable analysis).

                (H) EMPLOYMENT CONTRACT. The Employment Agreement attached as Exhibit D shall have been duly executed and delivered by all parties to such Employment Agreement.

                (I) AUDIT. Bancwest shall have delivered to USBN the audited consolidated balance sheet of Bancwest as at December 31, 1997, and the related audited consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the unqualified report on such financial statements of Moss Adams L.L.P., independent certified public accountants, and such financial statements shall fairly present the consolidated financial condition and the results of operations, changes in stockholders' equity, and cash flow of Bancwest as at the date of and for the period referred to in such financial statements, all in accordance with GAAP and reflecting the consistent application of such accounting principles throughout the period involved.

                (J) FAIRNESS OPINION. USBN shall have received, immediately prior to the mailing of the Proxy Statement to Bancwest's shareholders, an opinion of Pacific Crest Securities to the effect that the financial terms of the Merger are fair from a financial point of view to USBN's shareholders.

        6.3 CONDITIONS TO OBLIGATIONS OF BANCWEST AND BANK OF THE WEST. The obligations of Bancwest and Bank of the West to consummate the transactions contemplated by this Plan also are subject to the written waiver by Bancwest and Bank of the West or the fulfillment on or prior to the Effective Date of each of the following conditions:

                (A) LEGAL OPINION. Bancwest and Bank of the West shall have received an opinion, dated the Effective Date, of Graham & Dunn, P.C., counsel for USBN, in the form of Exhibit G.

                (B) OFFICER'S CERTIFICATE. (1) Each of the representations and warranties of USBN contained in this Plan shall be true and correct in all material respects as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for (a) any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date and (b) any such representations and warranties that are qualified by reference to "Material Adverse Effect", which representations and warranties shall be true in all respects, and (2) each and all of the agreements and covenants of USBN to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and Bancwest shall have received a certificate signed by an executive officer of USBN dated the Effective Date, to such effect.

                (C) ADVERSE CHANGE. During the period from December 31, 1997 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of USBN nor shall USBN have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and Bancwest shall have received a certificate dated the Effective Date signed by the Chief Executive Officer of USBN to such effect.

                (D) FAIRNESS OPINION. Bancwest shall have received, immediately prior to the mailing of the Proxy Statement to Bancwest's shareholders, an opinion of Columbia Financial Advisors, Inc., to the effect that the financial terms of the Merger are fair from a financial point of view to Bancwest's shareholders.

                                VII. TERMINATION

        7.1 EVENTS OF TERMINATION. This Plan may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals:

                (A) MUTUAL CONSENT. By the mutual consent of USBN and Bancwest, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

                (B) BREACH. By USBN or Bancwest, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (A) a material breach by the other Party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, or (B) a breach by the other party of any of the material covenants or agreements contained, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach.

                (C) DELAY. By USBN or Bancwest in the event the Merger is not consummated by June 30, 1999, unless the failure of the consummation of the transactions to occur shall be due to the failure of the Party seeking to terminate this Merger Agreement to perform its obligations hereunder in a timely manner; provided, however, that USBN may not terminate the Merger Agreement pursuant to this Section 7.1(C), if such delay results solely from (a) amendments to the Registration Statement or a resolicitation of proxies as a consequence of a USBN Transaction, or any other acquisition or sale transaction, or any offering of securities, in which USBN is involved, or (b) a change in the method of acquisition pursuant to Section 2.7; and provided, further, that a party may not terminate the Merger Agreement pursuant to this Section 7.1(C) if it is in material breach of any of the provisions of the Merger Agreement.

                (D) NO SHAREHOLDER APPROVAL. By USBN or Bancwest, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that the shareholder approvals contemplated by Section 6.1 are not obtained at the Meetings, including any adjournment or adjournments the Meetings.

                (E) AVERAGE CLOSING PRICE BELOW $12.50. By Bancwest, on or before the fifth day after the end of the trading period used to determine the Average Closing Price, if the Average Closing Price, subject to adjustment as provided in Section 2.5 hereof, is less than $12.50 and USBN, in its sole discretion, does not elect by written notice to Bancwest prior to such fifth day to increase the Exchange Ratio (as so increased, the "Adjusted Exchange Ratio") so that the Average Closing Price multiplied by the Adjusted Exchange Ratio equals the product of the Exchange Ratio multiplied by $12.50.

                (F) FIDUCIARY DUTIES. By Bancwest, if its Board of Directors, after receiving advice of counsel, determines in its good faith that it is required to do so in order to discharge its fiduciary duties, shall withdraw or modify or resolve to withdraw or modify its recommendation that the shareholders vote in favor of the Merger.

        7.2 CONSEQUENCES OF TERMINATION.

                (A) GENERAL CONSEQUENCES. Subject to Section 7.3 and Section 8.5, in the event of the termination or abandonment of this Plan pursuant to the provisions of Section 7.1, this Plan shall become void and have no force or effect, without any liability on the part of the Parties or any of their respective directors or officers or shareholders with respect to this Plan.

                (B) ENFORCEMENT PROCEEDINGS. In any action or proceeding in connection with the enforcement of this Plan, the prevailing party will be entitled to reasonable attorneys' fees and expenses.

        7.3 TERMINATION FEE. The parties hereby acknowledge that, in negotiating and executing this Plan and in taking the steps necessary or appropriate to effect the transaction contemplated hereby, USBN and Bancwest have each incurred and will incur direct and indirect monetary and other costs (including without limitation attorneys' fees and costs of their respective employee and management time) and will forego discussions with respect to other potential transactions.

                (A) To compensate USBN for such costs and to induce it to forego initiating discussions regarding other transactions and as liquidated damages, if (i) this Plan terminates because Bancwest does not use its best efforts to consummate the transactions contemplated by this Plan in accordance with the terms of this Plan (unless a condition set forth in Section 6.1 or Section 6.3 is not satisfied and such nonsatisfaction has not been the result of the failure of Bancwest to use its best efforts to consummate this Plan in accordance with the terms of this Plan), or (ii) Bancwest terminates this Plan for any reason other than the grounds for termination set out in Section 7.1(A), 7.1(B), or 7.1(C), then Bancwest shall be obligated to pay USBN on demand (and in no event more than three days after such demand) in immediately available funds $500,000. It is further understood and agreed that the fee payable under this Section shall be due and owing even though the event or condition which caused the fee to be payable was the result (in part or in whole) of the directors of Bancwest complying with their fiduciary duties.

                (B) To compensate Bancwest for such costs and to induce it to forego initiating discussions regarding other transactions and as liquidated damages, if (i) this Plan terminates because USBN does not use its best efforts to consummate the transactions contemplated by this Plan in accordance with the terms of this Plan (unless a condition set forth in Section 6.1 or 6.2 is not satisfied and such nonsatisfaction has not been the result of the failure of USBN to use its best efforts to consummate this Plan in accordance to the terms of this Plan), or (ii) USBN terminates this Plan for any reason other than the grounds for termination set out in Section 7.1(A), 7.1(B), or 7.1(C), then USBN shall be obligated to pay Bancwest on demand (and in no event more than three days after such demand) in immediately available funds $500,000.

                               VIII. OTHER MATTERS

        8.1 SURVIVAL. Only those agreements and covenants in this Plan that by their express terms apply in whole or in part after the Effective Date shall survive the Effective Date. All other representations, warranties, and covenants shall be deemed only to be conditions of the Merger and shall not survive the Effective Date. If the Merger is abandoned and this Plan is terminated, the provisions of Article VII shall apply and the agreements of the Parties in Sections 7.3, 8.5 and 8.6 shall survive such abandonment and termination.

        8.2 WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (A) waived in writing by the Party benefited by the provision, or (B) amended or modified at any time (including the structure of the transactions contemplated by this Plan) by an agreement in writing among the Parties approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of Bancwest and USBN, the consideration to be received by the shareholders of Bancwest for each share of Bancwest Common Stock shall not thereby be altered. Nothing contained in this Section 8.2 is intended to modify USBN's rights pursuant to Section 2.7.

        8.3 COUNTERPARTS. This Plan may be executed in one or more facsimile counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each Party.

        8.4 GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Washington, except as federal law may be applicable.

        8.5 EXPENSES. Each Party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated by this Plan, except printing expenses which shall be shared equally between Bancwest and USBN. In the event of termination of this Plan pursuant to Section 7.1(A) or 7.1(D) or if Bancwest does not consummate the Merger because one or more of the conditions set forth in Section 6.3(A), 6.3(B) or 6.3(C) has not been satisfied, Bancwest and USBN will share equally the expenses incurred by Bancwest in obtaining audited financial statements for the purposes of the Merger.

        8.6 CONFIDENTIALITY. Except as otherwise provided in Section 5.6(B), each of the Parties and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

        8.7 NOTICES. All notices, requests and other communications hereunder to a "Party" shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram, certified or registered mail, overnight courier, telecopy or telex (confirmed in writing) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties.

If to USBN, to:

                                  United Security Bancorporation
                                  N. 9506 Newport Hwy
                                  Spokane, WA 99218
                                  Attn: William D. Dashiell and Richard C. Emery

                      Copies to:

                                  Stephen M. Klein
                                  Graham & Dunn, P.C.
                                  1420 Fifth Avenue, 33rd Floor
                                  Seattle, WA 98101


If to Bancwest or Bank of the West, to:

                                  BANCWEST FINANCIAL CORPORATION
                                  P.O. Box 1597
                                  Walla Walla, WA 99362
                                  Attn:  Wes Colley

                      Copies to:

                                  Glen P. Garrison
                                  Keller Rohrback, L.L.P.
                                  Suite 3200
                                  1201 Third Avenue
                                  Seattle, WA 98101-3052

        8.8 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan and the Stock Option Agreement represents the entire understanding of the Parties with reference to transactions contemplated by this Plan and the Stock Option Agreement and supersede any and all other oral or written agreements previously made. Nothing in this Plan, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan or the Stock Option Agreement.

        8.9 BENEFIT PLANS. From and after the Effective Date, employees of Bancwest and its Subsidiaries shall be entitled to participate in the Employee Stock Ownership Plan, employee benefit and similar plans (including stock option, bonus or other incentive plans) of the Continuing Corporation and its Subsidiaries so that employees of Bancwest and its Subsidiaries shall, following the Merger, receive total compensation substantially comparable to that received immediately prior to the Merger. For the purpose of determining eligibility to participate in such plans and the vesting of benefits under any USBN plans (but not for the accrual of benefits), USBN shall give effect to years of service with Bancwest or Bancwest's Subsidiaries, as the case may be, as if such service were with USBN or its Subsidiaries. Employees of Bancwest and its Subsidiaries will be entitled to carry over unused vacation days and sick leave accrued as of the Effective Date. Upon consummation of the Merger, all employees of Bancwest and its Subsidiaries shall be deemed to be at-will employees of USBN and its Subsidiaries, except for Wes Colley, who is party to the Employment Agreement, and any other employees who enter into written employment agreements with USBN or its Subsidiaries.

8.10 HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.

        IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

UNITED SECURITY FINANCIAL CORPORATION



By: /s/ William C. Dashiell
   --------------------------------
      William C. Dashiell
      Its Chairman


By: /s/ Richard C. Emery
   --------------------------------
      Richard C. Emery
      Its President and Chief Executive Officer


BANCWEST BANCORPORATION



By: /s/ Wes Colley
   --------------------------------
      Wes Colley
      Its President and Chairman

BANK OF THE WEST



By: /s/ Wes Colley
   --------------------------------
      Wes Colley
      Its President and Chief Executive Officer

                                                                      APPENDIX B

November 10, 1998


The Board of Directors
United Security Bancorporation
North 9506 Newport Highway
Spokane, Washington 99218

Members of the Board:

You have asked us to advise you with respect to the fairness to shareholders of United Security Bancorporation (the "Company"), from a financial point of view, of the purchase of all of the outstanding shares of Bancwest Financial Corp. ("Bancwest") in exchange for shares of the Company ("Acquisition"), pursuant to the proposed Agreement and Plan of Reorganization ("Agreement"), dated as of November 10, 1998 between the Company and Bancwest.

Pacific Crest Securities is an investment banking firm that performs financial advisory services. We have acted as financial advisor to the Board of Directors in connection with the Acquisition and will receive a fee for our services, a portion of which is contingent upon delivery of the Opinion and inclusion in materials to shareholders of the Company. We have in the past provided investment banking services to the Company and have received customary fees for the rendering of such services. In addition, in the ordinary course of our business, we have actively traded the common stock of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or a short position in such securities.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and Bancwest. We have reviewed certain other information, including financial forecasts, provided to us by the Company and Bancwest, and have spoken with the Bancwest's management to discuss the business and prospects of Bancwest.

We have also considered certain financial data of the Company and Bancwest, and compared the data with similar data for publicly held banks or bank holding companies. Additionally, we have considered the financial terms of certain other business combinations in the commercial banking industry that have recently been effected. We have considered certain pro forma combined financial information of the Company and Bancwest. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and Bancwest's management as to the future financial performance of the Company and Bancwest. In addition, we have not made an independent evaluation or appraisal of any of the assets of the Company or Bancwest nor have we examined any individual loan files or been furnished with any such appraisals.

We were retained by the Board of Directors of the Company and our opinion as expressed herein is limited to the fairness, from a financial point of view to the common stockholders of the Company, of the Acquisition and does not address the Company's underlying business decision to proceed with the Acquisition. Our opinion is necessarily based on conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. This letter does not constitute a recommendation to the Board of Directors or to any common stockholder of the Company with respect to any approval of Acquisition.

We agree to the inclusion of this opinion letter in the Proxy
Statement/Prospectus relating to the Acquisition. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the consideration to be paid by the Company to the holders of Bancwest common stock is fair, from a financial point of view, to the holders of the Company's common stock.

Very truly yours,

PACIFIC CREST SECURITIES INC.



By: /s/ Albert V. Glowasky
   --------------------------------------
   Albert V. Glowasky
   Senior Vice President

                                                                      APPENDIX C






                                December , 1998



Board of Directors
Bancwest Financial Corporation
30 West Main Street
Walla Walla, WA  99362

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Bancwest Financial Corporation ("BFC") of the consideration to be received by such shareholders pursuant to the terms of the Merger Agreement and Plan of Merger, dated November 10, 1998, (the "Agreement") between BFC and United Security Bancorporation ("USBN").

        In connection with the proposed merger transaction (the "Merger") whereby BFC will merge into USBN, each issued and outstanding share and option of BFC common stock (along with its associated rights) at the effective time of the Merger (other than (i) shares of holders of which are exercising appraisal rights pursuant to applicable law and (ii) shares held directly by or indirectly by the Bank, its parent company or any subsidiary thereof other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be converted into the right to receive 4.7038 of USBN shares and an additional number of shares based on the net income earned by BFC between January 1, 1999 and the closing date, except for fractional shares which will receive a proportional amount of cash (the Merger "Consideration"). As of December , 1998, the estimated value of USBN common stock is $ per share of BFC common stock.

        Columbia Financial Advisors, Inc. ("CFAI"), as a part of its investment banking services, is periodically engaged in the valuation of banks and advises the directors, officers and shareholders of both public and private banks and thrift institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Consideration to be received by holders of the shares from USBN pursuant to the Merger, CFAI has advised Washington and Oregon community banks regarding fairness of capital transactions. BFC has agreed to pay CFAI a fee for this opinion letter.



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



Board of Directors
Bancwest Financial Corporation
December __, 1998



        In connection with rendering this opinion, we have, among other things:
(I) reviewed the Agreement; (ii) reviewed BFC's financial information for the twelve months ended December 31, 1997 and nine months ended September 30, 1998;
(iii) reviewed certain internal financial analyses and certain other forecasts for BFC prepared by and reviewed with the management of BFC; (iv) conducted interviews with senior management of BFC regarding the past and current business operations, results thereof, financial condition and future prospects of BFC;
(v) reviewed the current market environment generally and the banking environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking industry on a regional basis; (vii) reviewed USBN's audited financial information for the fiscal year ended December 31, 1997 and the quarter ended June 30, 1998 including the Form 10-KSB and Form 10-QSB filed with the U.S. Securities and Exchange Commission; (ix) reviewed the price ranges and dividend history for USBN common stock; (x) and reviewed such other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

        In conducting our review and arriving at our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of the BFC or USBN. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of BFC. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter.

        This opinion is based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. We are not expressing any opinion herein as to the prices at which shares of USBN Common Stock have traded or may trade at any future date.

        This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger.

        In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of BFC pursuant to the Agreement is fair, from a financial point of view, to the shareholders of BFC.



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


Board of Directors
Bancwest Financial Corporation
December __, 1998


        We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                                       Very truly yours,

                                       COLUMBIA FINANCIAL ADVISORS, INC.


                                       By:
                                          --------------------------------------
                                          Robert J. Rogowski
                                          Principal



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

                                                                      APPENDIX D

                             STOCK OPTION AGREEMENT

        This Stock Option Agreement ("Agreement"), dated as of November 10, 1998, is between UNITED SECURITY BANCORPORATION ("USBN") and BANCWEST FINANCIAL CORPORATION ("Bancwest").

                                    RECITALS

        Bancwest and USBN have executed an Agreement and Plan of Merger ("Plan"), of even date with this Agreement, under which Bancwest will merge with and into USBN, and Bank of the West, the wholly owned subsidiary of Bancwest, will become a wholly owned subsidiary of USBN upon completion of the merger ("Merger") contemplated in the Plan.

        By negotiating and executing the Plan and by taking actions necessary or appropriate to effect the transactions contemplated by the Plan, USBN has incurred and will incur substantial direct and indirect costs (including, without limitation, the costs of management and employee time) and will forgo the pursuit of certain alternative investments and transactions.

                                    AGREEMENT

        THEREFORE, in consideration of the promises set forth in this Agreement and in the Plan, the parties agree as follows:

 1. Grant of Option. Subject to the terms and conditions set forth in this Agreement, Bancwest irrevocably grants an option ("Option") to USBN to purchase an aggregate of 90,502 authorized but unissued shares of Bancwest's capital stock ("Common Stock") (which if issued, and assuming exercise of outstanding options to acquire the Common Stock, would represent approximately 19.9% of total stock issued and outstanding), at a per share price of $45.00 ("Option Price").

 2.     Exercise of Option. Subject to the provisions of this Section 2 and of
        Section 1313a of this Agreement, this Option may be exercised by USBN or any transferee as set forth in Section 5 of this Agreement, in whole or in part, at any time, or from time to time in any of the following circumstances:

        a. Bancwest or its board of directors executes a written agreement or recommends to Bancwest shareholders to approve or otherwise vote in favor of an agreement (other than the Plan) under which any entity, person or group (collectively "Person"), within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), would: (1) merge or consolidate with, acquire 51% or more of the assets or liabilities of, or enter into any similar transaction with Bancwest, or (2) purchase or otherwise acquire (including by merger, reorganization, consolidation, share exchange or any similar transaction) securities representing 10% or more of Bancwest's voting shares;

        b. any Person (other than USBN or any of its subsidiaries and other than any Person beneficially owning as of the date of this Agreement 10% or more of Bancwest's voting shares) acquires the beneficial ownership or the right to acquire beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents 10% or more of the voting shares of Bancwest (the term "beneficial ownership" for purposes of this Agreement has the meaning set forth in Section 13(d) of the Exchange Act, and the regulations promulgated under the Exchange Act); notwithstanding the foregoing, the Option will not be exercisable in the circumstances described above in this subsection 2 if a Person acquires the beneficial ownership of securities which, when aggregated with other such securities owned by such Person, represents 10% or more, but less than 25%, of Bancwest's voting shares and the transaction does not result in, and is not presumed to constitute, "control" as defined under Section 7(j) of the Federal Deposit Insurance Act or 12 CFR Part 303.4; or

        c. failure of the shareholders to approve the Merger by the required affirmative vote at a meeting of the shareholders, after any Person (other than USBN or a subsidiary of USBN) announces publicly or communicates, in writing, to Bancwest a proposal to (1) acquire Bancwest (by merger, reorganization, consolidation, the purchase of 51% or more of its assets or liabilities, or any other similar transaction), (2) purchase or otherwise acquire securities representing 25% or more of the voting shares of Bancwest or (3) change the composition of the board of directors of Bancwest.

        It is understood and agreed that the Option will become exercisable on the occurrence of any of the above-described circumstances even though the circumstance occurred as a result, in part or in whole, of the board of Bancwest complying with its fiduciary duties.

        Notwithstanding the foregoing, the Option may not be exercised if either
        (1) any applicable and required governmental approvals have not been obtained with respect to such exercise or if such exercise would violate any applicable regulatory restrictions, or (2) at the time of exercise, USBN is failing in any material respect to perform or observe its material covenants or conditions under the Plan, unless the reason for such failure is that Bancwest is failing to perform or observe its covenants or conditions under the Plan.

 3. Notice, Time and Place of Exercise. Each time that USBN or any transferee wishes to exercise any portion of the Option, USBN or such transferee will give written notice of its intention to exercise the Option specifying the number of shares as to which the Option is being exercised ("Option Shares") and the place and date for the closing of the exercise (which date may not be later than ten business days from the date such notice is mailed). If any law, regulation or other restriction will not permit such exercise to be consummated during this ten-day period, the date for the closing of such exercise will be within five days following the cessation of the restriction on consummation.




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


 4. Payment and Delivery of Certificate(s). At any closing for an exercise of the Option or any portion thereof, (a) USBN and Bancwest will each deliver to the other certificates as to the accuracy, as of the closing date, of their respective representations and warranties under this Agreement, (b) USBN or the transferees will pay the aggregate purchase price for the shares of Common Stock to be purchased by delivery of a certified or bank cashier's check in immediately available funds payable to the order of Bancwest, and (c) Bancwest will deliver to USBN or the transferees a certificate or certificates representing the shares so purchased.

 5. Transferability of the Option and Option Shares. Before the Option, or a portion of the Option, becomes exercisable in accordance with the provisions of Section 2 of this Agreement, neither the Option nor any portion of the Option will be transferable. If any of the events or circumstances set forth in Sections 2a through c above occur, USBN may freely transfer, subject to applicable federal and state securities laws, the Option or any portion of the Option, or any of the Option Shares.

        For purposes of this Agreement, a reorganization or consolidation of USBN (whether or not USBN is the surviving entity) or an acquisition of USBN will not be deemed a transfer.

 6. Representations, Warranties and Covenants of Bancwest. Bancwest represents and warrants to USBN as follows:

        a. Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of Bancwest, has been duly executed by a duly authorized officer of Bancwest and constitutes a valid and binding obligation of Bancwest. No shareholder approval by Bancwest shareholders is required by applicable law or otherwise before the exercise of the Option in whole or in part.

        b. Option Shares. Bancwest has taken all necessary corporate and other action to authorize and reserve and to permit it to issue and, at all times from the date of this Agreement to such time as the obligation to deliver shares under this Agreement terminates, will have reserved for issuance, at the closing(s) upon exercise of the Option, or any portion of the Option, the Option Shares (subject to adjustment, as provided in Section 8 below), all of which, upon issuance under this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive right of any of the shareholders of Bancwest.

        c. No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles of incorporation or bylaws of Bancwest or any agreement, instrument, judgment, decree, law, rule or order applicable to Bancwest or any subsidiary of Bancwest or to which Bancwest or any such subsidiary is a party.



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


        d. Notification of Record Date. At any time from and after the date of this Agreement until the Option is no longer exercisable, Bancwest will give USBN or any transferee 30 days prior written notice before setting the record date for determining the holders of record of the Common Stock entitled to vote on any matter, to receive any dividend or distribution or to participate in any rights offering or other matters, or to receive any other benefit or right, with respect to the Common Stock.

 7. Representations, Warranties and Covenants of USBN. USBN represents and warrants to Bancwest as follows:

        a. Due Authorization. This Agreement has been duly authorized by all necessary corporate action on the part of USBN, has been duly executed by a duly authorized officer of USBN and constitutes a valid and binding obligation of USBN.

        b. Transfers of Common Stock. No shares of Common Stock acquired upon exercise of the Option will be transferred except in a transaction registered or exempt from registration under any applicable securities laws.

        c. No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will violate or result in any violation of or be in conflict with or constitute a default under any term of the certificate of incorporation or bylaws of USBN or any agreement, instrument, judgment, decree, law, rule or order applicable to USBN or any subsidiary of USBN or to which USBN or any such subsidiary is a party.

 8. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, reorganizations, recapitalizations, combinations, exchanges of shares or the like, the number and kind of shares or securities subject to the Option and the purchase price per share of Common Stock will be appropriately adjusted. If, before the Option terminates or is exercised, Bancwest is acquired by another party, consolidates with or merges into another corporation or liquidates, USBN or any transferee will thereafter receive, upon exercise of the Option, the securities or properties to which a holder of the number of shares of Common Stock then deliverable upon the exercise thereof would have been entitled upon such acquisition, consolidation, merger, reorganization or liquidation, and Bancwest will take all steps in connection with such acquisition, consolidation, merger, reorganization or liquidation as may be necessary to assure that the provisions of this Agreement will thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Option.

 9. Nonassignability. This Agreement binds and inures to the benefit of the parties and their successors. This Agreement is not assignable by either party, but USBN may transfer the Option, the Option Shares or any portion of the Option or Option Shares in accordance with Section 5. A merger, reorganization or consolidation of USBN (whether or not




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


        USBN is the surviving entity) or an acquisition of USBN will not be deemed an assignment or transfer.

10. Regulatory Restrictions. Bancwest will use its best efforts to obtain or to cooperate with USBN or any transferee in obtaining all necessary regulatory consents, approvals, waivers or other action (whether regulatory, corporate or other) to permit the acquisition of any or all Option Shares by USBN or any transferee.

11. Remedies. Bancwest agrees that if for any reason USBN or any transferee will have exercised its rights under this Agreement and Bancwest will have failed to issue the Option Shares to be issued upon such exercise or to perform its other obligations under this Agreement, unless such action would violate any applicable law or regulation by which Bancwest is bound, then USBN or any transferee will be entitled to specific performance and injunctive and other equitable relief. USBN agrees that if it fails to perform any of its obligations under this Agreement, then Bancwest will be entitled to specific performance and injunctive and other equitable relief. This provision is without prejudice to any other rights that Bancwest or USBN or any transferee may have against the other party for any failure to perform its obligations under this Agreement.

12. No Rights as Shareholder. This Option, before it is exercised, will not entitle its holder to any rights as a shareholder of Bancwest at law or in equity. Specifically, this Option, before it is exercised, will not entitle the holder to vote on any matter presented to the shareholders of Bancwest or, except as provided in this Agreement, to any notice of any meetings of shareholders or any other proceedings of Bancwest.

13.     Miscellaneous.

        a. Termination. This Agreement and the Option, to the extent not previously exercised, will terminate upon the earliest of (1) December 31, 1999; (2) the mutual agreement of the parties to this Agreement; (3) 31 days after the date on which any application for regulatory approval for the Merger has been denied, but if before the expiration of the 31-day period, Bancwest or USBN is engaged in litigation or an appeal procedure relating to an attempt to obtain approval of the Merger, this Agreement will not terminate until the later of (i) December 31, 1999, or (ii) 31 days after the completion of the litigation and appeal procedure; (4) the 30th day following the termination of the Plan for any reason other than a material noncompliance or default by USBN with respect to its obligations under it; or (5) the date of termination of the Plan if the termination is due to a material noncompliance or default by USBN with respect to its obligations under it; but if the Option becomes exercisable pursuant to Section 2 of this Agreement before the termination of this Agreement, then the exercise will promptly close under
                Section 4 of this Agreement, even though that closing date is after the termination of this Agreement; and if the Option is transferred pursuant to Section 5 of this Agreement before the termination of this Agreement, the Option may be exercised by the transferee at any time within 31 days after the date of termination even though such exercise or the closing of such exercise occurs after the termination of this Agreement.

        b. Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties.

        c. Severability of Terms. Any provision of this Agreement that is invalid, illegal or unenforceable is ineffective only to the extent of the invalidity, illegality or unenforceability without affecting in any way the remaining provisions or rendering any other provisions of this Agreement invalid, illegal or unenforceable. Without limiting the generality of the foregoing, if the right of USBN or any transferee to exercise the Option in full for the total number of shares of Common Stock or other securities or property issuable upon the exercise of the Option is limited by applicable law, or otherwise, USBN or any transferee may, nevertheless, exercise the Option to the fullest extent permissible.

        d. Notices. All notices, requests, claims, demands and other communications under this Agreement must be in writing and must be given (and will be deemed to have been duly received if so given) by delivery, by cable, telecopies or telex, or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties at the addresses below, or to such other address as either party may furnish to the other in writing. Change of address notices will be effective upon receipt.

                        If to Bancwest to:

                             Bancwest Financial Corporation
                             P.O. Box 1597
                             Walla Walla, Washington 99362
                             Attn: Wes E. Colley

                        With a copy to:

                             Glen P. Garrison
                             Keller Rohrback L.L.P
                             1201 Third Avenue, Suite 3200
                             Seattle, Washington 98101-3052

                        If to USBN, to:

                             United Security Bancorporation
                             N. 9506 Newport Hwy
                             Spokane, Washington 99218
                             Attn: William C. Dashiell and Richard C. Emery

                        With a copy to:

                             Stephen M. Klein, Esq.
                             Graham & Dunn, P.C.
                             1420 Fifth Avenue, 33rd Floor
                             Seattle, WA  98101-2390

        a. Governing Law and Venue. The parties intend this Agreement and the Option, in all respects, including all matters of construction, validity and performance, to be governed by the laws of the State of Washington, without giving effect to conflicts of law principles. Any actions brought by either party against the other arising under this Agreement must be filed in Spokane County, Washington, and each party consents to personal jurisdiction in Spokane County.

        b. Counterparts. This Agreement may be executed in several counterparts, each of which is an original, and all of which together constitute one and the same agreement.

        c. Effects of Headings. The section headings in this Agreement are for convenience only and do not affect the meaning of its provisions.

        Dated November 10, 1998:

                                       UNITED SECURITY BANCORPORATION


                                       By: /s/ William C. Dashiell
                                          --------------------------------------
                                          William C. Dashiell
                                       Its: Chairman


                                       By: /s/ Richard C. Emery
                                          --------------------------------------
                                          Richard C. Emery
                                       Its: President and Chief Executive
                                            Officer


                                       BANCWEST FINANCIAL CORPORATION


                                       By: /s/ Wes E. Colley
                                          --------------------------------------
                                          Wes E. Colley
                                       Its: Chairman and President

                                                                      APPENDIX E

                 TITLE 23B. WASHINGTON BUSINESS CORPORATION ACT
                       CHAPTER 23B.13. DISSENTERS' RIGHTS

SECTION 23B.13.010    DEFINITIONS.  As used in this chapter:

        (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

        (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 23B.13.020    RIGHT TO DISSENT.

        (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

               (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

               (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

               (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;



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               (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

               (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

        (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

        (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

               (a)    The proposed corporate action is abandoned or rescinded;

               (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

               (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation. 1991 c 269 Section 37; 1989 c 165 Section 141.

SECTION 23B.13.030 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

        (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

        (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

               (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

               (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. 1989 c 165 Section 142.

SECTION 23B.13.200    NOTICE OF DISSENTERS' RIGHTS.

        (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.



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        (2) If corporate action creating dissenters' rights under RCW 23B.13.020 it taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220. 1989 c 165 Section 143.

SECTION 23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT.

        (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

        (2) A shareholder who does not satisfy the requirements of subsection
(1) of this section is not entitled to payment for the shareholder's shares under this chapter. 1989 c 165 Section 144.

SECTION 23B.13.220    DISSENTERS' NOTICE.

        (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

        (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

               (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

               (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

               (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

               (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

               (e) Be accompanied by a copy of this chapter.

SECTION 23B.13.230    DUTY TO DEMAND PAYMENT.

        (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

        (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

        (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.


SECTION 23B.13.240    SHARE RESTRICTIONS.

        (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

        (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

SECTION 23B.13.250    PAYMENT.

        (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholders' shares, plus accrued interest.

        (2) The payment must be accompanied by:

               (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

               (b) An explanation of how the corporation estimated the fair value of the shares;

               (c) An explanation of how the interest was calculated;

               (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

               (e) A copy of this chapter.

SECTION 23B.13.260    FAILURE TO TAKE ACTION.

        (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

        (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

SECTION 23B.13.270    AFTER-ACQUIRED SHARES.

        (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

SECTION 23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

        (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

               (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

               (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

               (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

        (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

SECTION 23B.13.300    COURT ACTION.

        (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

        (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

SECTION 23B.13.310 COURT COSTS AND COUNSEL FEES.

        (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

        (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

               (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

               (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

        (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sections 23B.08.500 through 23B.08.600 RCW contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

         Pursuant to USBN's Bylaws, USBN will indemnify the officers, directors and employees of USBN with respect to expenses, settlements, judgments, and fines in suits in which such person has been made a party by reason of the fact that he or she is or was an officer, director or employee of USBN. No such indemnification may be given if the acts or omissions of the person are adjudged to have been taken (or failed to have been taken) in negligence or bad faith.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) The exhibits are listed on the accompanying "Exhibit Index."

         (b) Financial Statement Schedules. None.

         (c) The opinions of the financial advisors to USBN and BFC are set forth as APPENDICES B AND C to this Prospectus/Joint Proxy Statement.

ITEM 22.  UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus required by Section
10(a)(3) of the 1933 Act;

                           (ii) Reflect in the prospectus any facts or events
which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) Include any additional or changed information
on the plan of distribution;

                  (2) For determining liability under the 1933 Act, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

                  (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the 1933 Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Spokane, Washington on December 11th, 1998.

                                       UNITED SECURITY BANCORPORATION


                                       By: /s/ WILLIAM C. DASHIELL
                                          --------------------------------------
                                               William C. Dashiell
                                               Chairman

                                       By: /s/ RICHARD C. EMERY
                                          --------------------------------------
                                               Richard C. Emery, President and
                                               Chief Executive Officer


                                POWER OF ATTORNEY

         Each person whose individual signature appears below hereby authorizes and appoints William C. Dashiell, Richard C. Emery and Chad Galloway, and either two of them together, acting with full power of substitution and full power to so act, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

         Pursuant to the requirements of the 1933 Act, this Power of Attorney has been signed by the following persons in the capacities indicated, on the 11th day of December, 1998.

         SIGNATURE                                  TITLE
         ---------                                  -----


/s/ RICHARD C. EMERY                                President, Chief Executive Officer and
--------------------------------------------        (Principal Executive Officer)
Richard C. Emery


/s CHAD GALLOWAY                                    Vice President & Chief Financial Officer
------------------------------------                (Principal Financial Officer)
Chad Galloway


/s/ WILLIAM C. DASHIELL                             Chairman
--------------------------------------------
William C. Dashiell


/s/ DAVID C. BLANKENSHIP                            Director
------------------------------------
David C. Blankenship

         SIGNATURE                                  TITLE
         ---------                                  -----

/s/ RAND ELLIOTT                                    Director
--------------------------------------------
Rand Elliott


/s/ ROBERT J. GARDNER                               Director
--------------------------------------------
Robert J. Gardner


/s/ ROBERT L. GOLOB                                 Director
--------------------------------------------
Robert L. Golob


/s/ KEITH P. SATTLER                                Director
--------------------------------------------
Keith P. Sattler


/s/ DANN SIMPSON                                    Director
--------------------------------------------
Dann Simpson


/s/ DON SWARTZ                                      Director
--------------------------------------------
Don Swartz


/s/ NORMAN J. TRAAEN                                Director
--------------------------------------------
Norman J. Traaen


/s/ RONALD WACHTER                                  Director
--------------------------------------------
Ronald Wachter

                                  EXHIBIT INDEX



Exhibit No.                   Description of Exhibit
-----------                   ----------------------
 2.1     Agreement and Plan of Merger between USBN and BFC dated as of November
         10, 1998, (included in this Registration Statement as Appendix A to the
         Prospectus/Joint Proxy Statement).

 2.2     Stock Option Agreement between USBN and BFC dated as of November 10,
         1998 (included in this Registration Statement as Appendix D to the
         Prospectus/Joint Proxy Statement).

 5.1     Opinion of Graham & Dunn P.C. as to the legality of securities.

 8.1 Form of Opinion of Graham & Dunn P.C. as to federal income tax consequences.

10.1     Employment Agreement of Wes Colley

10.2 Form of NonCompetition Agreement between USBN and Directors of BFC and/or the Bank dated as of November 10, 1998.

10.3     Form of Voting Agreement of BFC Directors.

21.1     Subsidiaries of USBN.

23.1     Consent of Graham & Dunn P.C., as to its legality of securities opinion
         (contained in its opinion filed as Exhibit 5.1).

23.2 Consent of Graham & Dunn P.C. as to its tax opinion (contained in its opinion filed as Exhibit 8.1).

23.3     Consent of Moss Adams, LLP, USBN's Independent Auditors.

23.4     Consent of McFarland & Alton P.S., USBN's former Independent Auditors.

23.5     Consent of Moss Adams, LLP, BFC's Independent Auditors.

23.6 Consent of Pacific Crest Securities (contained in its opinion described at Exhibit 99.1).

23.7 Consent of Columbia Financial Advisors, Inc. (contained in its opinion described at Exhibit 99.2).

24.1     Power of Attorney (included in the signature page of this Registration
         Statement) and certified resolutions of the USBN board.

99.1     Opinion of Pacific Crest Securities (included as Appendix B to the
         Prospectus/Joint Proxy Statement).

99.2 Opinion of Columbia Financial Advisors, Inc. (included as Appendix C to the Prospectus/Joint Proxy Statement).

Exhibit No.               Description of Exhibit
-----------               ----------------------
99.3     Form of proxy to be mailed to the stockholders of USBN.

99.4     Form of proxy to be mailed to the stockholders of BFC.

99.5     Rule 438 Consent of Wesley Colley.